   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 2001.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                         WELLPOINT HEALTH NETWORKS INC.
             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                             6324                            95-4635504
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                             ---------------------
                                1 WELLPOINT WAY
                        THOUSAND OAKS, CALIFORNIA 91362
                                 (818) 234-4000
   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                                THOMAS C. GEISER
                           EXECUTIVE VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                                1 WELLPOINT WAY
                        THOUSAND OAKS, CALIFORNIA 91362
                                 (818) 234-4000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------
                                   COPIES TO:

                 GARY I. HOROWITZ                                     JOHN J. RIFFLE
            SIMPSON THACHER & BARTLETT                         LEWIS, RICE & FINGERSH, L.C.
               425 LEXINGTON AVENUE                           500 NORTH BROADWAY, SUITE 2000
             NEW YORK, NEW YORK 10017                            ST. LOUIS, MISSOURI 63102

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following consummation of the merger described in this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.    [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.    [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF SECURITIES                AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
            TO BE REGISTERED                 REGISTERED(1)          PER SHARE        OFFERING PRICE(2)    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share.................................   8,712,622 shares            N/A             $939,000,314           $234,751
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to common stock of the Registrant to be issued in the proposed merger of RightCHOICE into RWP Acquisition Corp. through which RightCHOICE will become a wholly owned subsidiary of WellPoint.

(2) The Proposed Maximum Aggregate Offering Price was calculated pursuant to Rule 457(f) as 14,141,571 (the maximum number of shares of RightCHOICE common stock that are to be converted into shares of WellPoint common stock) multiplied by $66.40 (the average of the high and low prices of RightCHOICE common stock on the New York Stock Exchange Composite Transaction Tape on November 9, 2001).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 [LETTERHEAD OF RIGHTCHOICE MANAGED CARE, INC.]

                                                                John A. O'Rourke
                                                                    Chairman and
                                                         Chief Executive Officer

                                                                           , 200

Dear Stockholder:

     You are being asked to vote upon an historic event for your company. The boards of directors of RightCHOICE Managed Care, Inc. and WellPoint Health Networks Inc. have agreed that WellPoint will acquire RightCHOICE in a merger.

     In the merger, RightCHOICE will merge into a subsidiary of WellPoint. For each share of RightCHOICE common stock that you own you will receive $66 cash or
0.6161 of a share of WellPoint common stock. You will be able to elect to receive cash, WellPoint common stock, or a combination of cash and stock, for your shares of RightCHOICE common stock, subject to a prorationing mechanism which will maintain the overall mix of the total consideration to be paid in the merger for all outstanding shares of RightCHOICE at 30% cash and 70% WellPoint common stock.

     You are cordially invited to attend a special meeting of stockholders of RightCHOICE to be held at 1831 Chestnut Street, St. Louis, Missouri, at 10:00
a.m., local time, on           , 2002. At the special meeting, you will be asked
to vote upon approval of the merger and a related amendment to the RightCHOICE certificate of incorporation necessary in order to complete the merger.

     Your participation in the special meeting, in person or by proxy, is welcomed, although you should note that The Missouri Foundation For Health owns approximately 57% of our outstanding shares and has already agreed with WellPoint to vote or cause to be voted, subject to certain termination rights, the shares it has a right to vote for the merger and the related amendment to the RightCHOICE certificate of incorporation, which, together with our direction to the trustee under the voting trust and divestiture agreement among us, such trustee and the Foundation to vote the Foundation's shares held by the trustee for the amendment, is sufficient to approve these matters regardless of the vote of any other stockholder. Whether or not you plan to attend the special meeting in person, you may complete, sign, date and return the enclosed proxy card promptly in the accompanying postage paid envelope. If you do not vote, you will have effectively voted against the merger and the related amendment to the RightCHOICE certificate of incorporation necessary in order to complete the merger.

     If you want to receive cash for any or all of your shares of RightCHOICE common stock, you should so indicate on the Election Form that you will receive as part of a separate mailing and return the signed and completed Election Form and your stock certificates as described in this Proxy Statement/Prospectus.

     This document includes detailed information about the merger and the related amendment to the RightCHOICE certificate of incorporation. PLEASE READ THIS DOCUMENT CAREFULLY, INCLUDING THE SECTION DESCRIBING RISK FACTORS THAT BEGINS ON PAGE 28.

     YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND THE RELATED AMENDMENT TO THE RIGHTCHOICE CERTIFICATE OF INCORPORATION AND RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THEM.

     I look forward to your support.

                                         Sincerely,

                                         John A. O'Rourke
                                         Chairman of the Board and Chief
                                         Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE WELLPOINT SHARES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROXY STATEMENT/PROSPECTUS IS DATED           , 200  AND WAS FIRST
MAILED TO STOCKHOLDERS ON OR ABOUT           , 200  .

                         RIGHTCHOICE MANAGED CARE, INC.
                              1831 CHESTNUT STREET
                            ST. LOUIS, MO 63103-2275
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             ---------------------

TIME:                        10:00 a.m. local time on           ,           ,
                             2002

PLACE:                       RightCHOICE Managed Care, Inc.
                             1831 Chestnut Street
                             St. Louis, MO 63103

ITEMS OF BUSINESS:           (i)  To consider and vote upon a proposal to
                                  approve the acquisition of RightCHOICE by WellPoint Health Networks Inc. under the plan of merger included in the Agreement and Plan of Merger, dated as of October 17, 2001, among RightCHOICE, WellPoint and RWP Acquisition
                                  Corp. The merger and the merger agreement are described in this Proxy Statement/Prospectus and the merger agreement is attached to this Proxy Statement/Prospectus as Appendix A.

                             (ii) To consider and vote upon an amendment to the
                                  RightCHOICE certificate of incorporation to exclude WellPoint and RWP Acquisition Corp. from the ownership limitations in Article VII thereof. The amendment is necessary in order to accomplish the merger and will become effective only if the merger is completed. The amendment to the RightCHOICE certificate of incorporation is described in this Proxy Statement/Prospectus and the text is attached to this Proxy Statement/Prospectus as Appendix B.

RECORD DATE:                 You are entitled to vote if you were a record
                             stockholder at the close of business on           ,
                             200 .

VOTING BY PROXY:             All stockholders are cordially invited to attend
                             the special meeting. Whether or not you intend to be present at the special meeting, your board of directors requests you to promptly sign, date and return the enclosed proxy card. You may revoke your proxy at any time before it is exercised, and it will not be used if you attend the special meeting and prefer to vote in person. Your vote is important, and all stockholders are urged to be present at the special meeting in person or by proxy.

                                          By Order of the Board of Directors

                                          Angela F. Braly
                                          Corporate Secretary

          , 200

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY.....................................................     4
     The Companies..........................................     4
     The Special Meeting....................................     5
     Merger Consideration...................................     5
     Recommendation of RightCHOICE's Board of Directors.....     6
     Opinion of RightCHOICE's Financial Advisor.............     6
     Interests of Directors and Officers in the Merger that
      Differ from Your Interests............................     6
     Appraisal Rights.......................................     7
     Approvals of Regulatory Authorities and Blue Cross and
      Blue Shield Association...............................     7
     Conditions to the Merger...............................     8
     Termination of the Merger..............................     9
     Non-Solicitation.......................................    10
     Accounting Treatment...................................    10
     Market Price Information...............................    10
     Material Federal Income Tax Consequences of the
      Merger................................................    10
SELECTED FINANCIAL DATA.....................................    12
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................    18
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    27
RISK FACTORS................................................    28
     Risks Relating to the Merger...........................    28
     Risks Relating to the Business of WellPoint,
      RightCHOICE and the Combined Companies................    29
     Risks Relating Particularly to the Business of
      WellPoint.............................................    35
     Risks Relating Particularly to the Business of
      RightCHOICE...........................................    36
INFORMATION REGARDING THE SPECIAL MEETING...................    37
     Time, Date and Place...................................    37
     Record Date and Shares Entitled to Vote................    37
     Purpose of Special Meeting.............................    38
     The Number of Votes You Have...........................    38
     How You Can Vote.......................................    38
     Quorum Requirement; Vote Required......................    38
     How Proxies Will be Voted..............................    38
     Voting of Foundation Shares............................    38
     How You Can Revoke Your Proxy or Change Your Vote......    39
     Costs and Method of Solicitation.......................    39
     Appraisal Rights.......................................    39
THE MERGER..................................................    39
     Merger Consideration; Proration Procedures.............    39
     Background of the Merger...............................    40
     RightCHOICE Reasons for the Merger.....................    43
     Recommendation of the RightCHOICE Board of Directors...    46
     WellPoint's Reasons for the Merger.....................    46

                                                               PAGE
                                                               ----
     Opinion of RightCHOICE's Financial Advisor.............    47
     Closing; Effective Time of the Merger..................    56
     Cash Election..........................................    56
     Manner and Basis of Converting Shares; Procedure; No
      Fractional Shares; Effect on Certificates.............    57
     Effect on Employee Benefit Plans.......................    57
     Interests of Certain Persons in the Merger.............    58
     Restrictions on Sales of WellPoint Common Stock........    63
     Governmental and Regulatory Approvals..................    63
     Merger Expenses, Fees and Costs........................    64
     Accounting Treatment...................................    65
     Appraisal Rights.......................................    65
     Material United States Federal Income Tax Consequences
      of the Merger.........................................    65
     Delisting and Deregistration of RightCHOICE Common
      Stock.................................................    68
     Reasons for the Amendment to the RightCHOICE
      Certificate of Incorporation..........................    68
THE MERGER AGREEMENT........................................    69
     Merger Consideration; Proration Procedures.............    69
     Closing and Effective Time of the Merger...............    70
     Conversion of RightCHOICE Stock Options................    70
     Headquarters...........................................    71
     Conditions to the Merger...............................    71
     Representations and Warranties of WellPoint and
      RightCHOICE...........................................    72
     Conduct of the Business of WellPoint and RightCHOICE
      Prior to the Merger...................................    73
     No Solicitation of Transactions........................    75
     Conduct of the Business of the Combined Companies
      Following the Merger..................................    75
     Affiliate Agreements...................................    76
     Termination............................................    76
     Termination Fee........................................    77
     Indemnification and Insurance..........................    78
RELATED AGREEMENTS..........................................    78
     Voting and Lockup Agreement............................    78
     Registration Rights Agreement..........................    79
     Agreement between RightCHOICE and the Foundation.......    79
     Pharmacy Benefit Management Services...................    80
MARKET PRICE INFORMATION....................................    81
COMPARISON OF RIGHTS OF RIGHTCHOICE STOCKHOLDERS AND
  WELLPOINT STOCKHOLDERS....................................    82
     Board of Directors.....................................    82
     Committees of the Board................................    82
     Actions by Stockholders Without a Meeting; Special
      Meetings..............................................    83
     Amendments to Certificate or Articles of
      Incorporation.........................................    83
     Amendments to Bylaws...................................    85
     General Voting Requirements............................    86
     Vote Required for Certain Transactions.................    86
     Certain Restrictions on Ownership of Securities........    86

                                                               PAGE
                                                               ----
     Business Combinations with Interested Stockholders.....    88
     Conflicting Interest Transactions......................    88
     Appraisal Rights.......................................    89
     Par Value; Dividends and Repurchases of Shares.........    89
SELLING STOCKHOLDER.........................................    89
PLAN OF DISTRIBUTION........................................    90
STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING...............    90
EXPERTS.....................................................    90
LEGAL MATTERS...............................................    91
AVAILABLE INFORMATION.......................................    91
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........    92

APPENDICES:
Appendix A  --   Agreement and Plan of Merger dated as of October 17, 2001, by and among RightCHOICE, WellPoint and RWP Acquisition
                 Corp.
Appendix B  --   Form of Certificate of Amendment to RightCHOICE Certificate
                 of Incorporation
Appendix C  --   Opinion of UBS Warburg LLC
Appendix D  --   Section 262 of the Delaware General Corporation Law relating to Appraisal Rights of dissenting stockholders

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

WHAT DOES RIGHTCHOICE'S BOARD OF DIRECTORS RECOMMEND?

     RightCHOICE's board of directors has approved and adopted the merger agreement and has approved the amendment to the RightCHOICE certificate of incorporation. The board recommends that the RightCHOICE stockholders vote "FOR" the proposal to approve the merger agreement and "FOR" the amendment to the RightCHOICE certificate of incorporation.

WHAT WILL I RECEIVE FOR MY STOCK?

     It depends. For each share of RightCHOICE common stock that you own, you may request to receive either:

          (1) $66.00 in cash; or

          (2) 0.6161 of a share of WellPoint common stock.

     As a result, you will be able to elect to receive cash, WellPoint common stock, or a combination of cash and stock for your shares of RightCHOICE common stock, subject to the prorationing mechanism discussed below.

     Under the terms of the merger agreement, the aggregate amount of cash consideration will be fixed so that 30% of the shares of RightCHOICE common stock (when added to the number of shares for which the holder has elected to dissent from the merger in order to seek appraisal rights under Delaware law) will be converted into the right to receive cash consideration. Similarly, the aggregate number of shares of WellPoint common stock issued in the merger will be fixed so that 70% of the RightCHOICE common stock will be converted into the right to receive WellPoint common stock. If the holders of RightCHOICE common stock electing cash or deemed to have elected WellPoint common stock exceeds these levels, WellPoint will prorate the amounts of cash and shares of WellPoint common stock that the holders of RightCHOICE common stock will receive. See "The Merger -- Merger Consideration; Proration Procedures."

     You will not receive any fractional shares of WellPoint common stock. Instead, you will receive cash, without interest, for any fractional share of WellPoint common stock you might otherwise have been entitled to receive based on the market value of the WellPoint common stock on the date the merger occurs.

WHAT MUST I DO TO ELECT CASH?

     To elect to receive cash for any or all of your RightCHOICE common stock you must indicate in the place provided on the form of election that you received, or will receive, in a separate mailing the number of shares with respect to which you prefer to receive cash, complete the W-9 information on the form, sign the form, enclose your RightCHOICE stock certificates for such shares and return the form and your RightCHOICE stock certificates in the separate
envelope provided so that they are received prior to           , 2002, which we
refer to as the election deadline. You need not vote "FOR" the merger in order to elect to receive cash.

WHAT MUST I DO TO RECEIVE WELLPOINT COMMON STOCK?

     To receive WellPoint common stock for your shares of RightCHOICE common stock you need not return the form of election you received, or will receive, in a separate mailing. You also need not send in your RightCHOICE stock certificate for such shares. Shares of RightCHOICE common stock for which no election has been received prior to the election deadline will be exchanged in the merger for WellPoint common stock, subject to the proration mechanism described above.

AM I GUARANTEED TO RECEIVE THE AMOUNT OF CASH THAT I REQUEST ON MY ELECTION FORM? ALSO, AM I GUARANTEED TO RECEIVE ALL WELLPOINT COMMON STOCK FOR SHARES FOR WHICH NO CASH ELECTION IS MADE?

     No in both cases. The overall mix of the total consideration to be paid in the merger for all outstanding shares of RightCHOICE is fixed so that 30% of the RightCHOICE common stock will be converted into cash and 70% of the RightCHOICE common stock will be converted into WellPoint common stock. It is possible, therefore, that if you elected cash for all or a portion of your shares of RightCHOICE common stock, you could receive a different proportion of stock and cash than you elected, and alternatively, you could receive cash for a portion of your shares of RightCHOICE common stock even if you did not elect any cash. WellPoint will prorate the amounts of cash and shares of WellPoint common stock that the holders of RightCHOICE will receive so that 30% of the shares of RightCHOICE common stock are converted into cash and 70% of the shares of RightCHOICE common stock are converted into WellPoint common stock. See "The Merger -- Merger Consideration; Proration Procedures."

WHAT SHOULD I DO IF MY SHARES OF RIGHTCHOICE ARE HELD BY MY BROKER OR OTHERWISE IN "STREET NAME?"

     If you hold your shares of RightCHOICE common stock in "street name" (i.e., your bank or broker holds your shares for you) you should receive instructions regarding election procedures directly from your bank or broker. If you have any questions regarding these procedures, you should contact your bank or broker directly, or you may contact WellPoint or RightCHOICE at the addresses or telephone numbers listed on the next page.

CAN THE VALUE OF THE TRANSACTION CHANGE BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED?

     Yes. The value of the merger consideration composed of WellPoint common stock can change, although the cash portion of the consideration will not change. The 0.6161 exchange ratio is a fixed exchange ratio, which means that it will not change even if the trading price of the WellPoint common stock changes. Therefore, the market value of the total transaction, and of the WellPoint common stock in particular you may receive in the merger, will increase or decrease as the trading price of WellPoint common stock increases or decreases. However, if the 20-day average closing price of WellPoint common stock during the period immediately preceding the closing of the merger is below $91.05, RightCHOICE has the right to terminate the merger agreement and abandon the merger. See "The Merger Agreement -- Termination."

WHEN WILL WE COMPLETE THE MERGER?

     We intend to complete the merger as soon as possible after the RightCHOICE stockholder approval is received, all other regulatory approvals have been obtained and other conditions to the closing have been satisfied or waived.

     The regulatory approvals are described below at "The Merger -- Governmental and Regulatory Approvals."

WHAT SHOULD I DO NOW?

     Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. It is important that the proxy card be received as soon as possible and in any event before the special meeting. If you wish to elect cash, you must mark the form of election that you received, or will receive, in a separate mailing appropriately, complete the W-9 information, enclose your RightCHOICE stock certificate and return them in the envelope provided so they are received prior
to the election deadline of           , 2002.

CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

     Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

  - First, you can send a written notice stating that you would like to revoke your proxy.

  - Second, you can complete and submit a new proxy card.

  - Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

     If you choose either of the first or second methods, you must submit your notice of revocation or your new proxy card to RightCHOICE prior to the special meeting. Your submissions must be mailed to RightCHOICE at the address listed on the next page. See "Information Regarding the Meeting -- How You Can Revoke Your Proxy or Change Your Vote."

CAN I REVOKE OR CHANGE MY CASH ELECTION AFTER I MAIL MY FORM OF ELECTION?

     Yes. You may revoke or change your cash election at any time before the election deadline. You can do this by sending a written notice of such revocation or change in your election to the exchange agent at the address contained in a separate mailing that you will receive.

HOW WILL I RECEIVE MY SHARES OF WELLPOINT COMMON STOCK OR CASH?

     On the form of election that you received, or will receive, in a separate mailing, you are asked to elect if you wish to receive cash for any or all of your shares of RightCHOICE common stock. If you wish to receive cash for any or all of your shares of RightCHOICE common stock, you must return the completed form of election together with your RightCHOICE stock certificate, so they are
received prior to the election deadline of                , 2002. You should
indicate in the space provided on the form of election the number of shares of RightCHOICE common stock for which you would like to receive cash. All forms of election received after the election deadline will be treated as not having elected cash.

     If you wish to receive WellPoint common stock for all of your shares of RightCHOICE common stock, do not return the form of election or your RightCHOICE stock certificates. After the merger is completed, you will receive a letter of transmittal, which you should fill out at that time and return with your RightCHOICE stock certificates in accordance with the instructions contained in the letter of transmittal.

WILL I BE ABLE TO SELL THE WELLPOINT COMMON STOCK I RECEIVE IN THE MERGER?

     Yes, in most cases. The shares of WellPoint common stock to be issued in the merger will be registered under the Securities Act and listed on the NYSE. However, certain stockholders who are deemed to be "affiliates" of RightCHOICE under the Securities Act (generally, directors, executive officers and stockholders of RightCHOICE holding 10% or more of the outstanding shares of RightCHOICE common stock), must abide by certain transfer restrictions under the Securities Act. See "The Merger -- Restrictions on Sales of WellPoint Common Stock."

WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

     Your tax consequences will depend on what form of payment you receive in the merger as well as your basis in RightCHOICE common stock. For more detail, see page 65 of this Proxy Statement/Prospectus.

WHO SHOULD STOCKHOLDERS CALL WITH QUESTIONS?
     If you have more questions about the merger you should contact:

     Investor Relations
     RightCHOICE Managed Care, Inc.
     1831 Chestnut Street
     St. Louis, Missouri 63103
     Telephone: (314) 923-4831

     Investor Relations
     WellPoint Health Networks Inc.
     1 WellPoint Way
     Thousand Oaks, California 91362
     Telephone (818) 234-4000

                                    SUMMARY

     The following summary does not contain a complete description of all material features of the merger agreement or the transactions contemplated thereby and is subject to and qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this Proxy Statement/ Prospectus, including the Appendices hereto. Stockholders of RightCHOICE are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. Throughout this Proxy Statement/ Prospectus the terms "we" and "you" are used. On these occasions, "we" refers to WellPoint and RightCHOICE, and "you" refers to all RightCHOICE stockholders, as evidenced by the context in which such terms appear.

THE COMPANIES

WellPoint Health Networks
Inc. .........................
1 WellPoint Way
Thousand Oaks, California
91362
(818) 234-4000                   WellPoint Health Networks Inc. serves the
                                 health care needs of approximately 10 million medical and more than 44 million specialty members through Blue Cross of California, Blue
                                 Cross Blue Shield of Georgia and UNICARE.
                                 WellPoint offers a broad spectrum of quality network-based health products including open access preferred provider organizations (PPO), point of service (POS), health maintenance organizations (HMO) and specialty products.
                                 Specialty products include pharmacy benefit management, dental, utilization management, vision, mental health, life and disability insurance, long term care insurance, flexible spending accounts, COBRA administration, and
                                 Medicare supplements.

RightCHOICE Managed Care,
Inc. .........................
1831 Chestnut Street
St. Louis, Missouri 63103
(314) 923-4444                   RightCHOICE is the largest provider of managed
                                 health care benefits in Missouri based on number of members. As of September 30, 2001, RightCHOICE served approximately 2.8 million members in Missouri and in the states of Arkansas, Illinois, Indiana, Iowa, Kentucky and
                                 West Virginia. RightCHOICE has the exclusive license to use the "Blue Cross" and "Blue
                                 Shield" names and service marks for all of the managed health care products and services that it offers in its Missouri service area, which consists of 85 of the 115 counties in Missouri and includes four of the five largest cities in Missouri, but does not include Kansas City.

                                 RightCHOICE offers its managed health care products and services in two funding types: (1) underwritten products, for which it receives premium revenue in exchange for the assumption of medical, selling and administrative risks, and (2) self-funded products, for which it generally assumes no risk, or reinsures the risk, for medical costs and receives compensation for providing the requested services.

                                 Products in RightCHOICE's underwritten segment include PPO, POS, HMO, Medicare Supplement, specialty managed care, short-term medical and managed indemnity benefit plans. Products in RightCHOICE's self-funded segment include third-party administrator services, administrative services only (ASO) for self-insured organizations, network rental services for self-insured organizations, insurance companies and other organizations, including network rental for workers' compensation, and life insurance agency services.

RWP Acquisition Corp. ........
(Merger Sub)                     RWP Acquisition Corp. is a Delaware corporation
                                 and a wholly-owned direct subsidiary of
                                 WellPoint. Merger Sub was formed exclusively for the merger. RightCHOICE will merge with and into Merger Sub, and Merger Sub will change its name to RightCHOICE Managed Care, Inc.

THE SPECIAL MEETING
(see page 37)

Time, Date and Place..........   The special meeting will be held at
                                 RightCHOICE's principal executive offices,
                                 located at 1831 Chestnut Street, St. Louis,
                                 Missouri, on        ,           ,   , 2002,
                                 commencing at 10:00 a.m., local time.

Record Date and Shares
Entitled
to Vote.......................   Stockholders of record as of the close of
                                 business on             , 200 , will be
                                 entitled to notice of and to vote at the
                                 special meeting and on any adjustments or
                                 postponements of the special meeting. On the
                                 record date,           shares of RightCHOICE
                                 common stock were outstanding and entitled to vote at the special meeting.

Purpose of the Meeting........   The purpose of the special meeting is to
                                 consider and vote upon:

                                   (i) a proposal to approve the acquisition of RightCHOICE by WellPoint under the plan of merger included in the Agreement and Plan of Merger, dated as of October 17, 2001, among RightCHOICE, WellPoint and RWP Acquisition Corp.; and

                                   (ii) an amendment to the RightCHOICE
                                        certificate of incorporation to exclude
                                        WellPoint and Merger Sub from the
                                        ownership limitations in Article VII
                                        thereof. The amendment is necessary in
                                        order to complete the merger.

Vote Required.................   The affirmative vote of a majority of the
                                 shares of RightCHOICE common stock outstanding
                                 on the record date is required to approve and
                                 adopt the merger agreement and also to approve
                                 the amendment to the RightCHOICE certificate of
                                 incorporation. As of the record date, there
                                 were           shares of RightCHOICE common
                                 stock outstanding, of which approximately 57% were beneficially owned by The Missouri
                                 Foundation For Health, which has agreed with WellPoint to vote, or cause to be voted, all of the shares it owns and has the right to vote in favor of the merger, subject to certain termination rights, and in favor of the related amendment to the RightCHOICE certificate of incorporation. See "Related
                                 Agreements -- Voting and Lockup Agreement."
                                 Together with the direction of the RightCHOICE board of directors to the trustee under the voting trust and divestiture agreement among RightCHOICE, such trustee and the Foundation to vote the Foundation's shares held by the trustee for the related amendment, this is sufficient to approve these matters regardless of the vote of any other stockholder.

MERGER CONSIDERATION
(see page 39)                    The merger agreement provides that all shares
                                 of RightCHOICE common stock issued and
                                 outstanding immediately prior to the effective time of the merger (other than those owned by

                                 RightCHOICE, WellPoint, or by holders who seek to dissent from the transaction and seek appraisal under Delaware law) will be converted at the effective time into the right to receive either $66.00 in cash or 0.6161 of a share of WellPoint common stock. Stockholders may elect to receive cash for any or all of the shares of RightCHOICE common stock they own, subject to a proration provision to ensure that 30% of the outstanding shares of RightCHOICE common stock are converted into cash and the remaining 70% are converted into WellPoint common stock. For a more detailed discussion of the merger consideration and the proration mechanism, see "The Merger -- Merger Consideration; Proration Procedures."

RECOMMENDATION OF RIGHTCHOICE'S
BOARD OF DIRECTORS
(see page 46)                    The RightCHOICE board of directors believes
                                 that the merger is advisable, fair to, and in the best interests of RightCHOICE and its stockholders. RightCHOICE's board recommends that RightCHOICE stockholders vote "FOR" the merger agreement and "FOR" the amendment to the RightCHOICE certificate of incorporation.

OPINION OF RIGHTCHOICE'S FINANCIAL
ADVISOR

(see page 47)                    In connection with the merger, the RightCHOICE
                                 board of directors received a written opinion from UBS Warburg LLC as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of RightCHOICE common stock (other than WellPoint and its affiliates). The full text of UBS
                                 Warburg's written opinion dated October 17, 2001 is attached to this Proxy
                                 Statement/Prospectus as Appendix C. We
                                 encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS WARBURG'S OPINION IS ADDRESSED
                                 TO THE RIGHTCHOICE BOARD AND DOES NOT
                                 CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER
                                 WITH RESPECT TO THE FORM OF MERGER
                                 CONSIDERATION TO ELECT OR AS TO ANY OTHER
                                 MATTERS RELATING TO THE PROPOSED MERGER.

INTERESTS OF DIRECTORS AND OFFICERS IN
THE MERGER THAT DIFFER FROM YOUR
INTERESTS
(see page 58)                    Some of the directors and officers of
                                 RightCHOICE have interests in the merger that may differ from, or may be in addition to, the interests of other stockholders of RightCHOICE.
                                 These interests include, among other things:

                                   - Employment and severance agreements that
                                     various officers of RightCHOICE and its
                                     subsidiaries entered into with RightCHOICE and its subsidiaries that provide these officers with severance benefits if their employment is terminated following the merger.

                                   - Upon completion of the merger, John A.
                                     O'Rourke, RightCHOICE's chairman and chief executive officer, will be named president of WellPoint's central business region and Sandra Van Trease, RightCHOICE's president and chief operating officer, and David T. Ott, HealthLink's president, will be assigned responsibility for Blue Cross and Blue Shield of Missouri and HealthLink, respectively.

                                   - All options to purchase common stock of
                                     RightCHOICE outstanding under RightCHOICE's existing stock option plans will be assumed by WellPoint, each option that is unvested at the effective time of the merger will become vested and exercisable at the effective time of the merger, and all options will become exercisable for shares of WellPoint common stock rather than shares of RightCHOICE common stock, in a number and at an exercise price adjusted to reflect the exchange ratio in the merger.

                                   - WellPoint agreed in the merger agreement to
                                     indemnify and provide liability insurance for RightCHOICE's officers and directors.

                                 The directors of RightCHOICE and WellPoint knew about these additional interests and considered them when they approved the merger.

APPRAISAL RIGHTS
(see page 65)                    If the merger agreement is approved and
                                 consummated, appraisal rights will be available to holders of RightCHOICE common stock under Delaware law. However, as a condition to WellPoint's obligation to consummate the merger, the number of shares of RightCHOICE common stock whose holders have sought appraisal rights must constitute less than 30% of the outstanding shares of RightCHOICE common stock. See "The Merger -- Appraisal Rights."

APPROVALS OF REGULATORY
AUTHORITIES AND BLUE CROSS
AND BLUE SHIELD ASSOCIATION
(see page 63)                    The Hart-Scott-Rodino Antitrust Improvements
                                 Act of 1976, referred to as the HSR Act, prohibits WellPoint and RightCHOICE from completing the merger until (i) each of WellPoint and RightCHOICE have furnished certain information and materials to the United
                                 States Department of Justice and the Federal
                                 Trade Commission; and (ii) the required waiting period under the HSR Act has been satisfied. On
                                 November 9, 2001, each of WellPoint and
                                 RightCHOICE filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Justice Department and the FTC.

                                 In addition, the Director of Insurance of the States of Missouri and Illinois must approve WellPoint's acquisition of control of certain RightCHOICE subsidiaries, and approval by the Blue Cross and Blue Shield Association is required under the license agreement of
                                 RightCHOICE. On           , 2001, WellPoint
                                 filed a Form A "Statement Regarding the
                                 Acquisition of Control of or Merger with a Domestic Insurer" as required by Missouri insurance law, with the Missouri Department of Insurance. WellPoint has also sought approval from the Illinois Department of Insurance. These approvals are more fully described at "The Merger -- Governmental and Regulatory Approvals."

CONDITIONS TO THE MERGER
(see page 71)                    Conditions to Each Party's Obligations to
                                 Consummate the Merger.  The respective
                                 obligations of RightCHOICE and WellPoint to effect the merger are subject to fulfillment, at or prior to the effective time, of the following conditions, unless waived by the parties:

                                   - No injunctions or restraints prohibiting
                                     the merger shall exist.

                                   - The waiting period under the HSR Act shall
                                     have expired or been terminated.

                                   - The WellPoint common stock shall have been
                                     approved for listing on the NYSE.

                                   - The Registration Statement on Form S-4
                                     filed by WellPoint shall be effective.

                                   - Approval of RightCHOICE stockholders shall
                                     have been obtained.

                                   - Required governmental consents shall have
                                     been obtained.

                                   - Blue Cross and Blue Shield Association
                                     approval shall have been obtained.

                                 Additional Conditions to the Obligations of WellPoint. The obligation of WellPoint to effect the merger is further subject to fulfillment or waiver by WellPoint of the following additional conditions:

                                   - RightCHOICE shall have performed its
                                     obligations under the merger agreement and the representations and warranties of RightCHOICE shall be true and correct.

                                   - WellPoint shall have received an opinion of
                                     its tax counsel that the merger will
                                     qualify as a reorganization for United
                                     States federal income tax purposes.

                                   - No material adverse change to RightCHOICE's
                                     business, assets or financial condition
                                     shall have occurred.

                                   - Holders of fewer than 30% of outstanding
                                     shares of RightCHOICE common stock shall have demanded appraisal rights.

                                 Additional Conditions to the Obligations of RightCHOICE. The obligation of RightCHOICE to effect the merger is further subject to fulfillment or waiver by RightCHOICE of the following additional conditions:

                                   - WellPoint shall have performed its
                                     obligations under the merger agreement and the representations and warranties of WellPoint shall be true and correct.

                                   - RightCHOICE shall have received an opinion
                                     of its tax counsel that the merger will
                                     qualify as a reorganization for United
                                     States federal income tax purposes.

                                   - The average closing price of WellPoint
                                     common stock on the NYSE for the 20 full trading days ending on the business day immediately following the day on which all other conditions to the merger have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the closing date) shall be at least $91.05.

                                   - One of RightCHOICE's current directors (who
                                     is not currently an employee of
                                     RightCHOICE) shall have been appointed to the board of directors of WellPoint.

                                   - No material adverse change to WellPoint's
                                     business, assets or financial condition
                                     shall have occurred.

TERMINATION OF THE MERGER
(see page 76)                    WellPoint and RightCHOICE can agree to
                                 terminate the merger agreement without
                                 completing the merger, and either company can terminate the merger agreement if any of the following occurs:

                                   - the merger is not completed by June 30,
                                     2002;

                                   - the stockholders of RightCHOICE fail to
                                     approve the merger agreement or the
                                     amendment to the RightCHOICE certificate of incorporation;

                                   - a court permanently prohibits the merger;
                                     or

                                   - prior to the receipt of the approval of
                                     RightCHOICE's stockholders of the merger, the board of directors of RightCHOICE authorizes RightCHOICE to execute a binding written agreement with respect to a third party's acquisition proposal, which proposal the board of directors of RightCHOICE determines in good faith after consultation with its advisors would result in a superior transaction (although RightCHOICE must give WellPoint an opportunity to match such a proposal).

                                 RightCHOICE may terminate the merger if:

                                   - WellPoint breaches any covenant or
                                     agreement or there is an inaccuracy of any of WellPoint's representations or warranties which breach or inaccuracy would give rise to the failure of certain conditions to the merger; or

                                   - the average closing price of WellPoint
                                     common stock on the NYSE for the 20 full trading days ending on the business day immediately following the day on which all other conditions to the merger have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the closing date) is less than $91.05.

                                 WellPoint may terminate the merger if:

                                   - RightCHOICE breaches any covenant or
                                     agreement or there is an inaccuracy of any of RightCHOICE's representations or warranties which breach or inaccuracy would give rise to the failure of certain conditions to the merger.

                                 If the merger agreement is terminated under certain circumstances, including the board of directors of RightCHOICE authorizing RightCHOICE to execute a binding written agreement with respect to a third party's acquisition proposal, RightCHOICE will be required to pay WellPoint a termination fee equal to $40.24 million. See "The Merger Agreement -- Termination Fee" for a complete discussion of the circumstances in which RightCHOICE would be required to pay the termination fee.

NON-SOLICITATION
(see page 75)                    So long as the merger agreement is in effect,
                                 RightCHOICE will not solicit any proposal from a third party regarding a purchase of all or a material part of the assets of RightCHOICE, whether by sale of capital stock, merger, consolidation, sale, lease or other transaction. Under certain conditions,
                                 RightCHOICE may terminate the merger agreement to accept a proposal from a third party which is superior to that offered by WellPoint in the merger agreement that WellPoint has elected not to match; provided, however, if RightCHOICE terminates the merger agreement to accept a superior proposal, RightCHOICE must pay a termination fee of $40.24 million to WellPoint.
                                 For further details, see "The Merger
                                 Agreement -- No Solicitation of Transactions."

ACCOUNTING TREATMENT
(see page 65)                    The merger will be accounted for under the
                                 purchase method of accounting.

MARKET PRICE INFORMATION
(see page 81)                    On October 17, 2001, the last trading day
                                 immediately preceding the public announcement
                                 of the proposed merger, and on           ,
                                 2001, the most recent practicable date prior to
                                 the mailing of this Proxy Statement/Prospectus,
                                 the closing sale prices of WellPoint common
                                 stock as reported on the NYSE Composite
                                 Transactions tape were $107.12 and $     ,
                                 respectively. We urge you to obtain a current market quotation for shares of WellPoint common stock.

                                 On October 17, 2001, the last trading day
                                 immediately preceding the public announcement
                                 of the proposed merger, and on           ,
                                 2001, the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus, the closing sale prices of RightCHOICE common stock as reported on the NYSE Composite
                                 Transactions tape were $45.11 and $     ,
                                 respectively. We urge you to obtain a current market quotation for shares of RightCHOICE common stock.

MATERIAL FEDERAL INCOME TAX
CONSEQUENCES OF THE MERGER
(see page 65)                    We expect that, for United States federal
                                 income tax purposes, you will not recognize any gain or loss with respect to your shares of RightCHOICE common stock if you receive only shares of WellPoint common stock in the merger, except with respect to any cash received in lieu of a fractional share interest in WellPoint common stock.

                                 If you receive cash and shares of WellPoint common stock in exchange for your shares of RightCHOICE common stock, you will generally recognize gain, but not loss, with respect to the excess of the cash and value of WellPoint common stock you receive over your tax basis in the RightCHOICE common stock exchanged therefore, but in any case not in excess of the amount of cash received by you in the merger.

                                 If you receive solely cash in exchange for your shares of RightCHOICE common stock, you will recognize gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis in your shares of RightCHOICE common stock.

                                 You should read "Material United States Federal Income Tax Consequences of the Merger" starting on page 65 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

                            SELECTED FINANCIAL DATA

HOW WE PREPARED THE FINANCIAL DATA

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of WellPoint for each of the years ended December 31, 2000, December 31, 1999, December 31, 1998, December 31, 1997 and December 31, 1996, and the unaudited financial statements of WellPoint for the nine months ended September 30, 2001 and September 30, 2000 and from the audited financial statements of RightCHOICE for each of the years ended December 31, 2000, December 31, 1999, December 31, 1998, December 31, 1997 and December 31, 1996, and the unaudited financial statements of RightCHOICE for the nine months ended September 30, 2001 and September 30, 2000. The information is only a summary and you should read it together with our historical financial statements and related notes contained in our respective Annual Reports on Form 10-K for the year ended December 31, 2000 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001 and September 30, 2000 that we have filed with the SEC and incorporated by reference. See "Incorporation of Certain Information by Reference" on page 92.

SELECTED HISTORICAL FINANCIAL DATA OF WELLPOINT

     The following selected historical financial data for each of the years ended December 31, 2000, December 31, 1999, December 31, 1998, December 31, 1997 and December 31, 1996 has been derived from WellPoint's audited consolidated financial statements and the related notes. The following selected historical financial data for the nine months ended September 30, 2001 and September 30, 2000 has been derived from WellPoint's unaudited interim consolidated financial statements. In the opinion of WellPoint's management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the selected historical consolidated financial data. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with WellPoint's historical financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2000 and the Quarterly Report on Form 10-Q for the quarters ended September 30, 2001 and September 30, 2000 that we have filed with the SEC and incorporated by reference. See "Incorporation of Certain Information by Reference" on page 92.

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,                              YEAR ENDED DECEMBER 31,
                                  -----------------------------   --------------------------------------------------------------
                                      2001            2000           2000         1999         1998         1997         1996
                                  -------------   -------------   ----------   ----------   ----------   ----------   ----------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA, MEMBERSHIP DATA AND OPERATING STATISTICS)
CONSOLIDATED INCOME
  STATEMENTS(A)(B)
  Revenues:
    Premium revenue.............   $8,384,379      $6,307,746     $8,583,663   $6,896,857   $5,934,812   $5,068,947   $3,699,337
    Management services
      revenue...................      444,206         336,719        451,847      429,336      433,960      377,138      147,911
    Investment income...........      177,746         142,940        193,448      159,234      109,578      196,153      123,584
                                   ----------      ----------     ----------   ----------   ----------   ----------   ----------
                                    9,006,331       6,787,405      9,228,958    7,485,427    6,478,350    5,642,238    3,970,832
Operating Expenses:
  Health care services and other
    benefits....................    6,824,849       5,097,757      6,935,398    5,533,068    4,776,345    4,087,420    2,825,914
  Selling expense...............      363,777         290,825        394,217      328,619      280,078      249,389      202,318
  General and administrative
    expense.....................    1,217,690         932,052      1,265,155    1,075,449      975,099      836,581      543,541
  Nonrecurring costs............           --              --             --           --           --       14,535           --
                                   ----------      ----------     ----------   ----------   ----------   ----------   ----------
                                    8,406,316       6,320,634      8,594,770    6,937,136    6,031,522    5,187,925    3,571,773
                                   ----------      ----------     ----------   ----------   ----------   ----------   ----------
Operating Income................      600,015         466,771        634,188      548,291      446,828      454,313      399,059
  Interest expense..............       36,332          18,430         23,978       20,178       26,903       36,658       36,628
  Other expense, net............       51,331          33,805         45,897       40,792       27,939       31,301       25,195
                                   ----------      ----------     ----------   ----------   ----------   ----------   ----------
Income from Continuing
  Operations before provision
  for income taxes,
  extraordinary gain and
  cumulative effect of
  accounting change.............      512,352         414,536        564,313      487,321      391,986      386,354      337,236
Provision for Income Taxes......      207,474         161,721        222,026      190,110       72,438      156,917      138,718
                                   ----------      ----------     ----------   ----------   ----------   ----------   ----------
Income from Continuing
  Operations before
  extraordinary gain and
  cumulative effect of
  accounting change.............      304,878         252,815        342,287      297,211      319,548      229,437      198,518
  Income (Loss) from
    Discontinued Operations.....           --              --             --           --      (88,268)      (2,028)       3,484
  Extraordinary gain from early
    extinguishment of debt, net
    of tax......................           --              --             --        1,891           --           --           --
  Cumulative effect of
    accounting change, net of
    tax.........................           --              --             --      (20,558)          --           --           --
                                   ----------      ----------     ----------   ----------   ----------   ----------   ----------
Net Income......................   $  304,878      $  252,815     $  342,287   $  278,544   $  231,280   $  227,409   $  202,002
                                   ==========      ==========     ==========   ==========   ==========   ==========   ==========

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,                              YEAR ENDED DECEMBER 31,
                                  -----------------------------   --------------------------------------------------------------
                                      2001            2000           2000         1999         1998         1997         1996
                                  -------------   -------------   ----------   ----------   ----------   ----------   ----------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA, MEMBERSHIP DATA AND OPERATING STATISTICS)
Per Share Data(A)(C)(D):
  Income from Continuing
    Operations before
    extraordinary gain and
    cumulative effect of
    accounting change:
    Earnings Per Share..........   $     4.81      $     4.04     $     5.47   $     4.50   $     4.63   $     3.33   $     2.99
    Earnings Per Share Assuming
      Full Dilution.............   $     4.64      $     3.91     $     5.29   $     4.38   $     4.55   $     3.30   $     2.99
  Income (Loss) from
    Discontinued Operations:
    Earnings Per Share..........   $       --      $       --     $       --   $       --   $    (1.28)  $    (0.03)  $     0.05
    Earnings Per Share Assuming
      Full Dilution.............   $       --      $       --     $       --   $       --   $    (1.26)  $    (0.03)  $     0.05
  Extraordinary gain:
    Earnings Per Share..........   $       --      $       --     $       --   $     0.03   $       --   $       --   $       --
    Earnings Per Share Assuming
      Full Dilution.............   $       --      $       --     $       --   $     0.02   $       --   $       --   $       --
  Cumulative Effect Of
    Accounting Change:
    Earnings Per Share..........   $       --      $       --     $       --   $    (0.31)  $       --   $       --   $       --
    Earnings Per Share Assuming
      Full Dilution.............   $       --      $       --     $       --   $    (0.30)  $       --   $       --   $       --
  Net Income:
    Earnings Per Share..........   $     4.81      $     4.04     $     5.47   $     4.22   $     3.35   $     3.30   $     3.04
    Earnings Per Share Assuming
      Full Dilution.............   $     4.64      $     3.91     $     5.29   $     4.10   $     3.29   $     3.27   $     3.04
OPERATING STATISTICS(A)(E):
  Loss ratio....................         81.4%           80.8%          80.8%        80.2%        80.5%        80.6%        76.4%
  Selling expense ratio.........          4.1%            4.4%           4.4%         4.5%         4.4%         4.6%         5.3%
  General and administrative
    expense ratio...............         13.8%           14.0%          14.0%        14.7%        15.3%        15.4%        14.1%
  Net income ratio..............          3.5%            3.8%           3.8%         3.8%         3.6%         4.2%         5.3%

                                      AS OF
                                  SEPTEMBER 30,                                 AS OF DECEMBER 31,
                            --------------------------   ----------------------------------------------------------------
                                2001           2000         2000         1999          1998          1997         1996
                            -------------   ----------   ----------   ----------   ------------   ----------   ----------
BALANCE SHEET DATA(A):
  Cash and investments....   $4,584,142     $3,469,727   $3,780,050   $3,258,666    $2,764,302    $2,560,537   $1,849,814
  Total assets............   $7,222,938     $5,170,660   $5,504,706   $4,593,234    $4,225,834    $4,234,124   $3,149,378
  Long-term debt..........   $  887,151     $  400,108   $  400,855   $  347,884    $  300,000    $  388,000   $  625,000
  Total equity............   $2,023,430     $1,479,843   $1,644,417   $1,312,700    $1,315,223    $1,223,169   $  870,459
  Cash dividends declared
    per common share(F)...           --             --           --           --            --            --   $    10.00
MEDICAL MEMBERSHIP(G).....    9,992,764      7,742,973    7,869,119    7,300,003     6,892,000     6,638,000    4,485,000

---------------

(A) Financial information prior to 1998 has been restated to present workers' compensation business as a discontinued operation.

 (B) WellPoint's consolidated results of operations for the years presented above include the results of several acquisitions which are components of WellPoint's national expansion strategy.

 (C) Per share data for the year ended December 31, 1996 has been calculated using 66,366,500 shares, the number of shares outstanding immediately following completion of WellPoint's May 1996 recapitalization plus the weighted average number of shares issued during 1996 after such transaction.

(D) Per share data includes nonrecurring costs of $0.13 per share for 1997.

 (E) The loss ratio represents health care services and other benefits as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services revenue.

 (F) WellPoint paid a $995.0 million special dividend in conjunction with the recapitalization which occurred on May 20, 1996. Management currently expects that all of WellPoint's future income will be used to expand and develop its business.

(G) Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by each contract.

SELECTED HISTORICAL FINANCIAL DATA OF RIGHTCHOICE

     The following selected historical financial data for each of the years ended December 31, 2000, December 31, 1999, December 31, 1998, December 31, 1997 and December 31, 1996 has been derived from RightCHOICE's audited consolidated financial statements and the related notes. The following selected historical financial data for the nine months ended September 30, 2001 and September 30, 2000 has been derived from RightCHOICE's unaudited interim consolidated financial statements. In the opinion of RightCHOICE's management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the selected historical consolidated financial data. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with RightCHOICE's historical financial statements and related notes contained in RightCHOICE's Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the quarters ended September 30, 2001 and September 30, 2000 that RightCHOICE has filed with the SEC and incorporated by reference. See "Incorporation of Certain Information by Reference" on page 91.

                                                   FOR THE
                                                 NINE MONTHS
                                                    ENDED
                                                SEPTEMBER 30,                    FOR THE YEARS ENDED DECEMBER 31,
                                           ------------------------   ------------------------------------------------------
                                               2001          2000        2000        1999       1998       1997       1996
                                           -------------   --------   ----------   --------   --------   --------   --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Premium................................    $765,945      $692,274   $  939,284   $817,544   $775,159   $735,589   $662,374
  Fees and other income..................     104,191        89,596      121,526    105,075     88,608     77,848     68,734
                                             --------      --------   ----------   --------   --------   --------   --------
    Total revenues.......................     870,136       781,870    1,060,810    922,619    863,767    813,437    731,108
                                             --------      --------   ----------   --------   --------   --------   --------
Operating expenses:
  Health care services...................     616,562       568,004      768,456    674,602    650,834    629,903    550,321
  Commissions............................      32,443        27,037       36,525     32,505     31,436     29,344     26,887
  General and administrative.............     159,389       149,723      202,188    187,447    182,276    186,413    171,014
  Charge for contract loss reserves......                                                                  29,510
  Non-recurring charges..................                                                          900      3,301      4,534
                                             --------      --------   ----------   --------   --------   --------   --------
    Total operating expenses.............     808,394       744,764    1,007,169    894,554    865,446    878,471    752,756
                                             --------      --------   ----------   --------   --------   --------   --------
Operating income (loss)..................      61,742        37,106       53,641     28,065     (1,679)   (65,034)   (21,648)
                                             --------      --------   ----------   --------   --------   --------   --------
Investment income:
  Interest and dividends.................      12,620        12,971       17,202     15,262     15,329     16,702     15,454
  Realized gains (losses), net...........       1,005           938          247       (516)       619     17,213      3,900
                                             --------      --------   ----------   --------   --------   --------   --------
    Net investment income................      13,625        13,909       17,449     14,746     15,948     33,915     19,354
                                             --------      --------   ----------   --------   --------   --------   --------
Other:
  Interest expense.......................      (1,446)       (2,901)      (3,798)    (4,344)    (4,541)    (4,723)    (5,532)
  Other income, net......................        (119)        1,435        1,941        259       (266)    (1,060)      (803)
                                             --------      --------   ----------   --------   --------   --------   --------
    Total other, net.....................      (1,565)       (1,466)      (1,857)    (4,085)    (4,807)    (5,783)    (6,335)
                                             --------      --------   ----------   --------   --------   --------   --------
Income (loss) before minority interest,
  (provision) benefit for income taxes
  and cumulative effect of accounting
  change.................................      73,802        49,549       69,233     38,726      9,462    (36,902)    (8,629)
Minority interest in consolidated
  subsidiary.............................                    (5,021)      (6,422)    (3,387)    (1,113)     4,725        397
(Provision) benefit for income taxes.....     (24,515)      (19,641)     (27,285)   (15,442)    (3,181)    10,693      1,242
                                             --------      --------   ----------   --------   --------   --------   --------
Income (loss) before cumulative effect of
  accounting change......................    $ 49,287      $ 24,887   $   35,526   $ 19,897   $  5,168   $(21,484)  $ (6,990)
                                             --------      --------   ----------   --------   --------   --------   --------
Cumulative effect of accounting change
  for startup costs......................                                            (1,076)
                                             --------      --------   ----------   --------   --------   --------   --------
Net income (loss)........................    $ 49,287      $ 24,887   $   35,526   $ 18,821   $  5,168   $(21,484)  $ (6,990)
                                             ========      ========   ==========   ========   ========   ========   ========
Basic earnings (loss) per share..........    $   2.57      $   1.66   $     2.33   $   1.26   $   0.35   $  (1.44)  $  (0.47)
Diluted earnings (loss) per share........    $   2.51      $   1.63   $     2.27   $   1.25   $   0.34   $  (1.44)  $  (0.47)

                               FOR AND AS OF THE NINE
                                 MONTH PERIOD ENDED
                                    SEPTEMBER 30,             FOR AND AS OF THE YEARS ENDED DECEMBER 31,
                               -----------------------   ----------------------------------------------------
                                  2001         2000        2000       1999       1998       1997       1996
                               ----------   ----------   --------   --------   --------   --------   --------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA AND OPERATING STATISTICS)
OPERATING STATISTICS:
Medical cost ratio(2)........       80.5%        82.0%       81.8%      82.5%      84.0%      85.6%      83.1%
General and administrative
  expense ratio(3)...........       18.3%        19.1%       19.1%      20.3%      21.1%      22.9%      23.4%
Adjusted general and
  administrative expense
  ratio(4)...................       16.4%        17.2%       17.1%      18.1%      18.5%      19.8%      21.0%
BALANCE SHEET DATA:
Cash and investments.........   $374,407     $316,039    $318,065   $291,530   $263,266   $260,455   $307,407
Available cash and
  investments(5).............     71,962       59,249      64,445     53,439     27,325     17,689     60,069
Total assets.................    760,467      659,632     693,414    624,678    596,453    596,800    622,307
Medical claims payable.......    151,232      145,649     145,980    141,037    122,224    127,349    123,817
Long-term debt (including the
  current portion)...........                  28,063      26,063     34,063     43,063     47,000     62,000
Minority interest in
  consolidated subsidiary....                  36,365                 30,996     28,699     27,706     34,056
Stockholders' equity.........    384,086      239,985     302,769    213,724    199,360    194,723    222,333
Book value per share.........   $  19.63     $  16.04    $  16.21   $  14.28   $  13.32   $  13.01   $  14.86
Tangible book value per
  share(6)...................   $  15.09     $  11.55    $  11.29   $   9.47   $   8.31   $   7.78   $   9.24

---------------

(1) The financial data for all periods presented reflect RightCHOICE's reorganization. Prior to RightCHOICE's reorganization, Blue Cross and Blue Shield of Missouri owned 14,962,500 shares, or approximately 80%, of old RightCHOICE's 18.7 million shares of common stock outstanding, and the public minority stockholders owned the remainder. As of December 31, 2000, The Missouri Foundation For Health owned approximately 80% of RightCHOICE's outstanding common stock. In conjunction with the reorganization, the public minority stockholders exchanged their 3.7 million shares of old RightCHOICE common stock for an equal number of shares of RightCHOICE's common stock. As a result of the reorganization, the results of operations up to and including November 30, 2000 reflect a charge against earnings for the public minority stockholders' interest in old RightCHOICE. For the purpose of computing basic earnings per share prior to the reorganization, the public minority stockholders' 3.7 million shares of old RightCHOICE common stock reduced the weighted average common shares. After the reorganization, the weighted average share calculations include the 3.7 million shares of RightCHOICE's common stock issued to old RightCHOICE's public minority stockholders.

(2) The medical cost ratio is calculated as health care services expense as a percentage of premium revenue.

(3) The general and administrative expense ratio is calculated as general and administrative expense as a percentage of total revenue.

(4) The adjusted general and administrative expense ratio is calculated as general and administrative expense excluding depreciation and amortization as a percentage of total revenue.

(5) Amounts represent cash and investments available for general corporate uses without regulatory approval.

(6) Amounts represent the total of RightCHOICE's book value excluding goodwill and intangible assets, net at period end divided by the number of common shares outstanding at period end.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following sets forth the unaudited pro forma combined condensed balance sheet for WellPoint as of September 30, 2001 and the unaudited pro forma combined condensed income statements for the nine months ended September 30, 2001 and the year ended December 31, 2000. The unaudited pro forma combined condensed financial statements include historical amounts of WellPoint and RightCHOICE, adjusted to reflect WellPoint's acquisition of RightCHOICE. For the purpose of presenting the unaudited pro forma combined condensed balance sheet, we consider the merger to have occurred as of September 30, 2001. The unaudited pro forma combined condensed income statements are presented on the basis that the merger occurred as of January 1, 2000. The unaudited pro forma combined condensed financial statements also assume that WellPoint has issued previously unissued shares and shares held in treasury with an aggregate value of $880.7 million based on the fair market value of WellPoint common stock on October 17, 2001. WellPoint is assuming that it finances the remainder of the merger consideration with $300.0 million of indebtedness and $77.4 million of cash on hand, which together represent the estimated cash payments to RightCHOICE stockholders under the terms of the merger agreement.

     As further discussed in the notes to the unaudited pro forma combined condensed financial statements, WellPoint is accounting for the merger using the purchase method of accounting. Under this method, WellPoint records the respective assets and liabilities of RightCHOICE at their estimated fair value.

     The unaudited pro forma combined condensed balance sheet is not necessarily indicative of the financial condition of WellPoint had WellPoint and RightCHOICE completed the merger as of September 30, 2001. The unaudited pro forma combined condensed income statements are not necessarily indicative of the results of operations of WellPoint had WellPoint and RightCHOICE completed the merger on the date shown. In addition, the unaudited pro forma combined condensed financial statements are not necessarily indicative of WellPoint's financial condition or results of operations. You should read the pro forma financial information in conjunction with the selected historical consolidated financial data of WellPoint and RightCHOICE included in this Proxy Statement/Prospectus and the historical financial statements of WellPoint and RightCHOICE which are incorporated by reference in this Proxy Statement/ Prospectus.

                        WELLPOINT HEALTH NETWORKS, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001
                                  (UNAUDITED)

                                        WELLPOINT    RIGHTCHOICE   ADJUSTMENTS          TOTAL
                                        ----------   -----------   -----------        ----------
                                                   (IN THOUSANDS, EXCEPT SHARE DATA)
                                             ASSETS
Cash and current investments..........  $4,464,049    $374,407     $ (160,754)(1)     $4,677,702
Other current assets..................   1,149,466     168,237          4,055(2)       1,321,758
                                        ----------    --------     ----------         ----------
          Total Current Assets........   5,613,515     542,644       (156,699)         5,999,460
Intangible assets and goodwill, net...   1,155,279      88,951      1,132,856(3)       2,377,086
Other non-current assets..............     454,144     128,872                           583,016
                                        ----------    --------     ----------         ----------
          Total non-current assets....   1,609,423     217,823      1,132,856          2,960,102
                                        ----------    --------     ----------         ----------
          Total assets................  $7,222,938    $760,467     $  976,157         $8,959,562
                                        ==========    ========     ==========         ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Medical claims payable and reserves
  for future policy benefits..........  $1,879,010    $151,232                        $2,030,242
Unearned premiums.....................     273,034      76,993                           350,027
Experience rated and other refunds....     244,531                                       244,531
Other current liabilities.............   1,494,392     110,874          4,400(4)       1,609,666
                                        ----------    --------     ----------         ----------
          Total current liabilities...   3,890,967     339,099          4,400          4,234,466
Long-term reserves for future policy
  benefits............................     227,151                                       227,151
Long-term debt........................     887,151                    300,000(5)       1,187,151
Other non-current liabilities.........     194,239      37,282        119,600(4)         351,121
                                        ----------    --------     ----------         ----------
          Total liabilities...........   5,199,508     376,381        424,000          5,999,889
Common stock -- $0.01 par value,
  300,000,000 shares authorized,
  71,390,971 and 71,859,060 issued
  historically and pro forma,
  respectively........................         714         196           (191)(6)            719
Treasury stock, at cost, 7,754,468
  shares historically.................    (483,807)                   483,807(7)
Additional paid-in capital............     996,365     328,896         68,304(8)       1,393,565
Accumulated other comprehensive
  income..............................      68,871       1,731         (7,519)(9)         63,083
Retained earnings.....................   1,441,287      53,263          7,756(10)      1,502,306
                                        ----------    --------     ----------         ----------
Total stockholders' equity............   2,023,430     384,086        552,157          2,959,673
                                        ----------    --------     ----------         ----------
          Total liabilities and
            stockholders' equity......  $7,222,938    $760,467     $  976,157         $8,959,562
                                        ==========    ========     ==========         ==========

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                         WELLPOINT HEALTH NETWORKS INC.

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                  (UNAUDITED)

                                        WELLPOINT    RIGHTCHOICE   ADJUSTMENTS           TOTAL
                                        ----------   -----------   -----------         ----------
                                                (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Revenues..............................  $9,006,331    $884,361      $ (1,087)(11)      $9,889,605
Expenses..............................   8,457,647     809,113         7,163(11)(12)    9,273,923
                                        ----------    --------      --------           ----------
Operating and other income............     548,684      75,248        (8,250)             615,682
Interest expense......................      36,332       1,446        14,288(13)           52,066
                                        ----------    --------      --------           ----------
Income before provision for income
  taxes...............................     512,352      73,802       (22,538)             563,616
Provision for income taxes............     207,474      24,515        (4,542)(14)         227,447
                                        ----------    --------      --------           ----------
Net income (loss).....................  $  304,878    $ 49,287      $(17,996)          $  336,169
                                        ==========    ========      ========           ==========
Earnings per share....................  $     4.81                                     $     4.70
                                        ==========                                     ==========
Earnings per share assuming full
  dilution............................  $     4.64                                     $     4.55
                                        ==========                                     ==========
Weighted average number of shares
  outstanding.........................      63,319                     8,221(15)           71,540
                                        ==========                  ========           ==========
Weighted average number of shares
  outstanding including potential
  common stock........................      65,996                     8,221(15)           74,217
                                        ==========                  ========           ==========

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                         WELLPOINT HEALTH NETWORKS INC.

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000
                                  (UNAUDITED)

                                     WELLPOINT    RIGHTCHOICE   ADJUSTMENTS            TOTAL
                                     ----------   -----------   ------------        -----------
                                             (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Revenues...........................  $9,228,958   $1,080,200          (1,099)(11)   $10,308,059
Expenses...........................   8,640,667    1,007,169           9,901(11)(12)   9,657,737
                                     ----------   ----------    ------------        -----------
Operating and other income.........     588,291       73,031         (11,000)           650,322
Interest expense...................      23,978        3,798          19,050(13)         46,826
                                     ----------   ----------    ------------        -----------
Income before provision for income
  taxes and minority interests.....     564,313       69,233         (30,050)           603,496
Provision for income taxes.........     222,026       27,285         (12,020)(14)       237,291
Minority interest in consolidated
  subsidiary.......................                    6,422              --              6,422
                                     ----------   ----------    ------------        -----------
Net income (loss)..................  $  342,287   $   35,526    $    (18,030)       $   359,783
                                     ==========   ==========    ============        ===========
Earnings per share.................  $     5.47                                     $      5.09
                                     ==========                                     ===========
Earnings per share assuming full
  dilution.........................  $     5.29                                     $      4.93
                                     ==========                                     ===========
Weighted average number of shares
  outstanding......................      62,531                        8,221(15)         70,752
                                     ==========                 ============        ===========
Weighted average number of shares
  outstanding including potential
  common stock.....................      65,109                        8,221(15)         73,330
                                     ==========                 ============        ===========

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                         WELLPOINT HEALTH NETWORKS INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     On October 17, 2001, WellPoint and RightCHOICE signed the merger agreement. WellPoint and RightCHOICE expect to complete the merger during the quarter ending March 31, 2002.

 (1) Pursuant to the merger agreement, stockholders of RightCHOICE common stock will receive $66 cash or 0.6161 of a share of WellPoint common stock for each RightCHOICE share issued and outstanding at the consummation of the merger (other than shares owned by WellPoint or shares with respect to which the holders perfect appraisal rights). The total consideration to be paid in the merger for all outstanding shares of RightCHOICE is subject to a prorationing mechanism which will maintain the overall mix of the purchase price so that 30% of the outstanding RightCHOICE common stock will be converted into the right to receive cash and 70% of the outstanding RightCHOICE common stock will be converted into the right to receive WellPoint common stock. The net decrease in cash and current investments is composed of the following transactions (amounts in thousands):

       Total estimated cash consideration to RightCHOICE's
(i)    stockholders................................................   $ 377,424
(ii)   Transaction costs related to the merger.....................      58,000
       WellPoint's investment in RightCHOICE's common stock, at
(iii)  market value................................................      25,330
                                                                      ---------
       Total decrease in cash and current investments..............     460,754
(iv)   Proceeds from borrowings to finance the merger..............    (300,000)
                                                                      ---------
       Net decrease in cash and current investments................   $ 160,754
                                                                      =========

     Detailed descriptions of the above transactions are as follows: i) The total estimated cash consideration of approximately $377.4 million is calculated based on the assumption that an aggregate of 19,061,840 shares of RightCHOICE common stock (excluding shares owned by WellPoint) will be outstanding at the time of the merger and that 30% of the shares will be converted into the right to receive cash; ii) We have assumed that transaction costs related to the merger total $58.0 million, which include estimated change in control payments to RightCHOICE management of $26.0 million, and approximately $32.0 million related to closing costs, severance, and other employee payments; iii) WellPoint currently owns 506,100 shares of RightCHOICE's common stock with a total market value as of September 30, 2001 of approximately $25.3 million which include approximately $9.8 million in unrealized gains before income taxes; and iv) The cash consideration discussed under (i) above is to be financed by borrowings of $300.0 million.

 (2) Adjustment reflects the reversal of the deferred tax liability associated with the unrealized gains on WellPoint's investment in RightCHOICE as discussed under note (1)iii above.

 (3) Adjustment in intangible assets and goodwill of $1,132.9 million is a result of the excess of cost over the fair market value of the net assets of RightCHOICE (at an assumed purchase price of

                         WELLPOINT HEALTH NETWORKS INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                           STATEMENTS -- (CONTINUED)

$1,258.1 million after adjustment for shares owned by WellPoint) and certain estimated purchase price adjustments related to the merger as follows (amounts
     in thousands):

       Total estimated cash consideration to RightCHOICE's
       stockholders................................................   $  377,424
       Issuance of previously unissued shares......................       50,142
       Reissuance of treasury shares...............................      830,515
                                                                      ----------
       Assumed purchase price......................................    1,258,081
       Other adjustments:
(i)    Fair value of RightCHOICE options assumed by WellPoint......       61,374
(ii)   Deferred tax assets.........................................      124,000
(iii)  Investments in RightCHOICE owned by WellPoint, at cost......       15,487
(iv)   Transaction costs related to the merger.....................       58,000
(v)    Elimination of RightCHOICE's equity.........................     (384,086)
                                                                      ----------
       Total increase in intangible assets and goodwill............   $1,132,856
                                                                      ==========

     Detailed descriptions of the above other adjustments are as follows: i) RightCHOICE had, as of the date of the merger agreement, employee options to acquire 980,405 shares of RightCHOICE common stock outstanding and may issue options to acquire an additional 160,000 shares of stock prior to the closing date of the merger, which become fully vested at the consummation of the merger. These stock options will be assumed by WellPoint and the total fair value of these stock options is assumed to be approximately $61.4 million using the Black-Scholes option value model; ii) The purchase increases other liabilities of $124.0 million as a result of the recognition of a deferred tax liability related to the estimated identifiable intangible assets of $310.0 million as described below; iii) Investments in RightCHOICE as of September 30, 2001 at cost as described in note (1)iii previously; iv) Transaction costs as discussed in note (1)ii previously; and v) Reflects the elimination of RightCHOICE's equity as of September 30, 2001.

     WellPoint intends to complete a study on the allocation of the identified intangible assets of RightCHOICE, such as the Blue Cross Blue Shield name and service mark, goodwill, employer groups, company-developed software and provider contracts, upon completion of the merger. Although WellPoint has not yet completed this allocation, WellPoint is presenting the following preliminary allocation of the intangible assets for informational purposes. WellPoint has assigned preliminary values and lives to these assets consistent with the methodology used in WellPoint's previous acquisitions.

                                                     ASSIGNED VALUE        LIFE
                                                     --------------   ---------------
                                                     (IN MILLIONS)      (IN YEARS)
Blue Cross Blue Shield Name & Mark.................     $  153.0        Indefinite
Employer Relationships.............................        147.0            14
Provider Contracts.................................         10.0            20
                                                        --------
     Total Identifiable Intangibles................        310.0
Enterprise Goodwill................................        822.9      Non-Amortizable
                                                        --------
     Total Intangible Assets.......................     $1,132.9
                                                        ========

 (4) Reflects an increase in other liabilities of $124.0 million, of which $4.4 million is the current portion and $119.6 million is the non-current portion, as a result of the recognition of a deferred tax liability

                         WELLPOINT HEALTH NETWORKS INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     related to the estimated identifiable intangible assets of $310.0 million as described in note (3)ii previously.

 (5) Adjustment reflects proceeds from borrowings to finance the merger.

 (6) Adjustment reflects the elimination of RightCHOICE's common stock of $196,000 and the issuance of new WellPoint common stock of $5,000.

 (7) Adjustment reflects the reissuance of WellPoint common stock held in treasury to the RightCHOICE stockholders. The effect of the reissuance of treasury shares results in elimination of treasury stock, and increases in additional paid in capital of $285.7 million (see note 8) and retained earnings of $61.0 million (see note 10).

 (8) Adjustment for additional paid in capital includes the following items (amounts in thousands):

Reissuance of treasury shares (see note 7)..................   $ 285,689
Issuance of previously unissued WellPoint shares............      50,137
Fair value of RightCHOICE stock options assumed by WellPoint
  (see note 3)..............................................      61,374
Elimination of RightCHOICE's additional paid in capital.....    (328,896)
                                                               ---------
     Total increase in additional paid in capital...........   $  68,304
                                                               =========

 (9) Adjustment reflects the elimination of RightCHOICE's accumulated other comprehensive income of $1.7 million and the elimination of the unrealized gains net of income taxes of WellPoint's investments in RightCHOICE as discussed in note (1)iii previously.

(10) Adjustment reflects the elimination of RightCHOICE's retained earnings of $53.3 million and an increase in retained earnings of $61.0 million resulting from the reissuance of treasury shares as described in note 7.

(11) Represents the elimination of $1.1 million of revenue and expense for the nine months ended September 30, 2001 and the year ended December 31, 2000. These adjustments include transactions between a subsidiary of WellPoint and RightCHOICE for network access provided by a subsidiary of RightCHOICE, and access and administrative fees between WellPoint and RightCHOICE in connection with a Blue Cross Blue Shield Association program.

(12) Reflects the adjustment required to amortize, for the nine months ended September 30, 2001 and the year ended December 31, 2000, the identifiable intangible assets of $310.0 million estimated to be created as a result of the merger on a straight-line basis over the life of each of the identified intangible assets. The life of the intangible asset related to the Blue Cross Blue Shield name and mark of $153.0 million is indefinite; therefore, it will not be amortized. Total amortization expense for the nine months ended September 30, 2001 and for the year ended December 31, 2000 is $8.3 million and $11.0 million, respectively.

(13) The increase in interest expense of $14.3 million for the nine months ended September 30, 2001 and $19.1 million for the year ended December 31, 2000 reflects the cost of $300.0 million indebtedness incurred to finance the merger (see note (1)(iv)) at an assumed fixed rate of 6.35% per year. This interest rate represents an estimate at which WellPoint believes it could raise capital in the public debt market. A 0.125% increase in the effective interest rate results in no impact to basic or diluted earnings per share for the nine months ended September 30, 2001 and for the year ended December 31, 2000.

(14) Represents the tax effect of the pro forma merger adjustments to bring the pro forma tax expense in line with the projected effective tax rate; which results in a decrease in tax expense of $9.0 million

                         WELLPOINT HEALTH NETWORKS INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     for the nine months ended September 30, 2001 and a decrease of $12.0 million for the year ended December 31, 2000. The tax expense adjustment for the nine months ended September 30, 2001 includes the elimination of the $4.5 million non-recurring tax benefit related to the cash contribution made by RightCHOICE to The Missouri Foundation For Health as part of the RightCHOICE reorganization in late 2000.

(15) The increase in the weighted average shares outstanding for the nine months ended September 30, 2001 and the year ended December 31, 2000 results from the impact of WellPoint's reissuance of common stock held in treasury and the issuance of new common stock, as a result of the merger, of 8.2 million shares.

                       COMPARATIVE PER SHARE INFORMATION

     We are providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with the historical consolidated financial statements of WellPoint and RightCHOICE contained in reports that have been previously filed with the SEC and that are incorporated by reference in this Proxy Statement/Prospectus. You also should review the unaudited pro forma consolidated condensed financial information contained elsewhere in this Proxy Statement/Prospectus. The pro forma earnings per share amounts presented below reflect the pending acquisition of RightCHOICE as though it had occurred as of January 1, 2000. The pro forma book value per share amounts presented below reflect the pending acquisition of RightCHOICE as though it had occurred as of September 30, 2001. The RightCHOICE pro forma equivalent per share data were calculated by multiplying the WellPoint pro forma per share data by 0.6161, the exchange ratio, so that the WellPoint pro forma per share amounts are equated to the respective values for one share of RightCHOICE. The pro forma per share data are not necessarily indicative of the results that would have occurred, your financial interests in such results, or the future results that will occur after the merger.

     RightCHOICE has never declared or paid cash dividends on its common stock. Dividend information is not presented below because WellPoint has not declared or paid cash dividends on its common stock at any time during the past five years and currently intends to retain any future earnings for use in developing and operating its business.

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2000           2001
                                                              ------------   -------------
BASIC EARNINGS PER COMMON SHARE:
  WellPoint historical......................................     $5.47           $4.81
  RightCHOICE historical....................................      2.33            2.57
  WellPoint pro forma.......................................      5.09            4.70
  RightCHOICE pro forma equivalent..........................      3.14            2.90
DILUTED EARNINGS PER COMMON SHARE:
  WellPoint historical......................................     $5.29           $4.64
  RightCHOICE historical....................................      2.27            2.51
  WellPoint pro forma.......................................      4.93            4.55
  RightCHOICE pro forma equivalent..........................      3.04            2.80

                                                                                 AS OF
                                                                             SEPTEMBER 30,
                                                                                 2001
                                                                             -------------
BOOK VALUE PER COMMON SHARE:
  WellPoint historical....................................................      $31.80
  RightCHOICE historical..................................................       19.63
  WellPoint pro forma.....................................................       41.19
  RightCHOICE pro forma equivalent........................................       25.38

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     WellPoint and RightCHOICE have each made "forward-looking statements" (as that term is defined in Section 27A of the Securities Act and in Section 20A of the Exchange Act) in this document (and in certain documents that are incorporated by reference by WellPoint and RightCHOICE in this document) that are subject to risks and uncertainties. These statements are based on the current beliefs and assumptions of each company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of WellPoint and RightCHOICE set forth under "Summary," "The Merger -- Background of the Merger," "The Merger -- Recommendation of the RightCHOICE Board of Directors," "The Merger -- RightCHOICE's Reasons for the Merger," "The
Merger -- WellPoint's Reasons for the Merger," "The Merger -- Opinion of RightCHOICE's Financial Advisor," "Unaudited Pro Forma Consolidated Condensed Financial Statements" and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and stockholder values of WellPoint and RightCHOICE may differ materially from those expressed in these forward-looking statements due to, among other things, the matters set forth under "Risk Factors" and the factors detailed under each company's filings with the SEC, including the factors detailed under the caption "Factors That May Affect Future Results of Operations" in each company's Annual Report on Form 10-K for the year ended December 31, 2000, and otherwise described in their respective quarterly reports on Form 10-Q, to which you are referred. Many of the factors that will determine these results and values are beyond WellPoint's and RightCHOICE's ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this Proxy Statement/Prospectus, and WellPoint and RightCHOICE do not have any intention or obligation to update forward-looking statements after they distribute this Proxy Statement/Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, WellPoint and RightCHOICE claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                  RISK FACTORS

     In addition to the other information included or incorporated by reference in this Proxy Statement/ Prospectus, you should carefully consider the matters described below in evaluating an investment in the WellPoint common stock offered by this Proxy Statement/Prospectus.

RISKS RELATING TO THE MERGER

  WELLPOINT MAY EXPERIENCE DIFFICULTIES IN INTEGRATING RIGHTCHOICE'S BUSINESS WITH THE EXISTING BUSINESS OF WELLPOINT, WHICH COULD CAUSE WELLPOINT TO LOSE MANY OF THE ANTICIPATED POTENTIAL BENEFITS OF THE MERGER.

     RightCHOICE and WellPoint have entered into the merger agreement because they believe that the merger will be beneficial to the combined companies. Achieving the anticipated benefits of the merger will depend in part upon whether the two companies integrate their businesses in an efficient and effective manner. In particular, the successful combination of RightCHOICE and WellPoint will depend on the integration of their respective operating and information systems. We may not accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management's attention from the day-to-day business of the combined companies. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined companies. WellPoint is currently in the process of integrating other recently acquired businesses, which may cause further management distraction. If management is unable to successfully integrate the operations of the two companies, then this could have a material adverse effect on the business, results of operations and financial condition of WellPoint.

     Other companies in the health care industry have encountered unforeseen difficulties in integrating acquisitions. Unforeseen difficulties or expenses may arise in connection with WellPoint's integration of RightCHOICE's operations following the merger. Such difficulties or expenses could have a material adverse effect on WellPoint's revenues and results of operations.

  WE MUST OBTAIN SEVERAL GOVERNMENTAL AND OTHER CONSENTS TO COMPLETE THE MERGER, WHICH, IF DELAYED OR NOT GRANTED, MAY JEOPARDIZE OR POSTPONE COMPLETION OF THE MERGER, RESULTING IN ADDITIONAL EXPENDITURES OF MONEY AND RESOURCES, WHICH MAY JEOPARDIZE OR DELAY COMPLETION OF THE MERGER OR REDUCE THE ANTICIPATED BENEFITS OF THE MERGER.

     WellPoint and RightCHOICE must obtain certain approvals, including consents, expiration of waiting periods and similar processes, from federal and state agencies and the Blue Cross and Blue Shield Association prior to completion of the merger. If we do not receive these approvals, then neither party is obligated to complete the merger. The agencies from which WellPoint and RightCHOICE will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the merger, agencies may impose requirements or limitations or costs on the way the combined companies conduct business. These requirements or limitations or costs could jeopardize or delay completion of the merger. If WellPoint or RightCHOICE agree to any material requirements or limitations or costs in order to obtain any approvals required to complete the merger, these requirements or limitations or additional costs could adversely affect WellPoint's ability to integrate the operations of RightCHOICE with those of WellPoint or reduce the anticipated benefits of the merger. This could result in a material adverse effect on WellPoint's revenues and results of operations following the merger.

  WELLPOINT MAY INCUR ADDITIONAL INDEBTEDNESS TO PAY THE MERGER CONSIDERATION TO THE RIGHTCHOICE STOCKHOLDERS, WHICH COULD AFFECT OUR ABILITY TO FINANCE OPERATIONS OR PURSUE DESIRABLE BUSINESS OPPORTUNITIES.

     WellPoint currently intends to borrow under its existing revolving credit facility or issue commercial paper to finance some or all of the cash payments to be made to RightCHOICE stockholders. In addition, WellPoint has made significant purchases of treasury stock over the last three years and may in the future use excess cash as well as additional borrowings to repurchase WellPoint common stock to offset shares issued in connection with the merger. In March 2001, WellPoint incurred significant indebtedness to fund its acquisition of Blue Cross Blue Shield of Georgia. Upon completion of the merger with RightCHOICE, WellPoint could incur significant additional indebtedness to fund not only the cash portion of the transaction, but to fund any further repurchases of WellPoint common stock. If WellPoint incurs this additional indebtedness, then WellPoint may need to apply a significant amount of its cash flow to the payment of interest. WellPoint's operations may not generate sufficient cash flow to cover required interest and principal payments.

     Any additional indebtedness may adversely affect WellPoint's ability to finance operations and could limit its ability to pursue desirable business opportunities. In addition, any additional indebtedness may affect WellPoint's ability to maintain an investment grade rating for its indebtedness, which could have a material adverse effect on WellPoint's operations.

RISKS RELATING TO THE BUSINESS OF WELLPOINT, RIGHTCHOICE AND THE COMBINED COMPANIES

     The following are risks that we believe currently affect the business, financial condition or results of operations of WellPoint and RightCHOICE individually, and will affect the combined companies following the completion of the merger.

  OUR BUSINESSES ARE SUBJECT TO EXTENSIVE REGULATION, INCLUDING RISK-BASED CAPITAL REQUIREMENTS, WHICH COULD RESTRICT OUR ABILITY TO GENERATE PROFITS.

     WellPoint's and RightCHOICE's operations are subject to substantial regulation by federal, state and local agencies. Regulation may either relate to business operations or to the financial condition of regulated subsidiaries. With regard to business operations, regulation typically relates to:

     - prescribed benefits;

     - relationships with physicians and hospitals;

     - marketing and advertising;

     - quality assurance; and

     - member grievance resolution.

     With regard to the financial condition of regulated subsidiaries, regulation typically governs the amount of capital required to be retained in regulated subsidiaries and the ability of these subsidiaries to pay dividends. Future regulatory action by any agencies may have a material adverse effect on the profitability or marketability of WellPoint's, RightCHOICE's or the combined companies' health plans, on its ability to access capital from the operations of regulated subsidiaries or on its financial condition or results of operations.

     The California Department of Managed Health Care regulates WellPoint's principal California operating subsidiary, Blue Cross of California. The Illinois Department of Insurance also regulates two WellPoint subsidiaries, UNICARE Health Plans of the Midwest, Inc. and UNICARE Health Insurance Company of the Midwest. Among other requirements, the California Department of Managed Health Care requires Blue Cross of California to satisfy certain minimum capital standards. The Missouri Department of Insurance regulates various RightCHOICE subsidiaries, including Healthy Alliance Life Insurance Company, HMO Missouri, Inc. and HealthLink HMO, Inc. The Illinois Department of Insurance regulates various subsidiaries of RightCHOICE, including RightCHOICE Insurance Company. Among other requirements, the Missouri Department of Insurance requires RightCHOICE's regulated insurance subsidiaries to satisfy certain minimum capital standards. In addition to these capital requirements, the

Blue Cross and Blue Shield Association requires WellPoint and certain of its subsidiaries and RightCHOICE and certain of its subsidiaries to maintain certain levels of capital to satisfy Blue Cross and Blue Shield Association requirements. Any new minimum capital requirements adopted in the future by any of these entities may increase the capital requirements of WellPoint, RightCHOICE or the combined companies.

  NEWLY ADOPTED LEGISLATION MAY INCREASE OUR COSTS OF DOING BUSINESS OR FORCE US TO RAISE THE PRICE OF OUR SERVICES.

     The health care benefits industry has received significant legislative and media scrutiny in recent years. In 1996, President Clinton signed the Health Insurance Portability and Accountability Act into law as well as maternity length of stay and mental health parity measures. Various states have passed similar legislation, some providing for more extensive benefits than those required by HIPAA. The United States Congress and state legislatures are considering a number of proposals relating to health care reform, and we expect that some of these proposals will be enacted. In 1999, California and Georgia, two states in which WellPoint has significant operations, adopted a number of health care reform measures. In both states, these measures included provisions allowing members to sue health plans directly for certain decisions and creating new agencies with oversight or regulatory responsibilities. In 1999, Illinois passed legislation known as the Managed Care Reform and Patient Rights Act, which imposes a number of contracting requirements, quality of care standards, grievance procedures, and access and continuity of care requirements on insurance companies, HMOs, utilization review organizations and PPOs. Many of these requirements are similar to the requirements of Missouri House Bill 335, which already applies to our business. Illinois also enacted new small group reform legislation for employer groups of two to 50 employees.

     WellPoint and RightCHOICE expect that recently enacted or future legislation will increase their costs of operations and may increase their medical loss ratios or decrease the affordability of their products. As a result, compliance with legislation may have a material adverse effect on claims expense, financial condition or results of operations at WellPoint, RightCHOICE or the combined companies. WellPoint and RightCHOICE participate in government health care programs, which could expose the combined companies to greater liability. WellPoint provides health coverage for Medi-Cal, the California Medicaid program, for eligible individuals under contracts with the California Department of Health Services or a delegated local agency in various California counties. WellPoint also provides administrative services for the federal Health Care Financing Administration in various capacities, including serving as a fiscal intermediary for the Medicare Part A program and providing its Blue Cross Senior Secure plan. RightCHOICE provides HMO and PPO benefits to federal employees and retirees under the Federal Employee Program. Serving as a government contractor in these circumstances may increase the risk of heightened scrutiny of the combined companies by government agencies, particularly in light of governmental concern with increasing health care costs. From time to time, WellPoint and its subsidiaries receive requests for information or are notified that government agencies are conducting reviews, investigations or other proceedings with respect to their activities. This heightened scrutiny may have a material adverse effect on WellPoint, RightCHOICE or the combined companies either through negative publicity about WellPoint, RightCHOICE or the combined companies or through an adverse impact on WellPoint's, RightCHOICE's or the combined companies' results of operations.

  WE ARE SUBJECT TO CLASS-ACTION AND OTHER LAWSUITS UNDER EVOLVING THEORIES OF RECOVERY, WHICH COULD CAUSE US TO PAY OUT LARGE AMOUNTS OF MONEY IN DEFENSE COSTS, DAMAGES, OR SETTLEMENTS.

     In June 2000, the California Medical Association filed a lawsuit in U.S. district court in San Francisco against Blue Cross of California. This lawsuit alleges that Blue Cross of California violated the federal Racketeering Influenced and Corrupt Organizations Act, also known as RICO, through various misrepresentations to and inappropriate actions against health care providers. In late 1999, a number of health plan members brought class-action lawsuits against WellPoint's competitors, alleging violations of RICO through misrepresentations regarding their health plans and breaches of fiduciary obligations to members. In August 2000, WellPoint was added as a party to Shane v. Humana, et al., a class-action lawsuit brought on behalf of health care providers nationwide. In addition to the RICO claims brought in the California Medical Association lawsuit, this lawsuit also alleges violations of the Employee Retirement Income Security Act, also known as ERISA, federal and state "prompt pay" regulations and certain common law claims. In October 2000, the federal Judicial Panel on Multidistrict Litigation issued an order consolidating the California Medical Association lawsuit, the Shane lawsuit and various other pending managed care class-action lawsuits against other companies before District Court Judge Federico Moreno in the Southern District of Florida for purposes of the pretrial proceedings. In March 2001, Judge Moreno dismissed the plaintiffs' claims based on violation of the RICO Act, although the judge's order would allow the plaintiffs to subsequently refile their claims. Judge Moreno also dismissed, with prejudice, the plaintiffs' federal prompt pay law claims. On March 26, 2001, the California Medical Association filed an amended complaint in its lawsuit, alleging, among other things, revised RICO claims and violations of California law. Judge Moreno held a hearing on the plaintiffs' motion to certify a class in early May 2001. On May 9, 2001, Judge Moreno issued an order requiring that all discovery in the litigation be completed by December 2001, with the exception of discovery related to expert witnesses, which must be completed by March 15, 2002. In June 2001, the federal Eleventh Circuit Court of Appeals issued a stay of Judge Moreno's discovery order, pending a hearing before the Court of Appeals on WellPoint's appeal of its motion to compel arbitration (which had earlier been granted in part and denied in part by Judge Moreno).

     In addition, WellPoint and RightCHOICE exclude certain health care services from coverage under their health maintenance organization, preferred provider organization and other plans. In the ordinary course of business, WellPoint and RightCHOICE are subject to the claims of their members from decisions to restrict reimbursement for certain treatments. The loss of even one such claim, if it were to result in a significant punitive damage award, could have a material adverse effect on WellPoint's, RightCHOICE's or the combined companies' financial condition or results of operations. The risk of potential liability under punitive damage theories may significantly increase the difficulty of obtaining reasonable settlements of coverage claims. New laws adopted in 1999 in California and Georgia permit plan enrollees to sue plans, under certain circumstances, for denial of treatment. In addition, plaintiffs in legal actions are constantly bringing other new types of purported legal claims. We do not know what the financial and operational impact that these evolving theories of recovery may have on the managed care industry generally, or WellPoint, RightCHOICE or the combined companies in particular.

  RISING HEALTH CARE COSTS OR PRESSURE TO MAINTAIN PREMIUMS AT CURRENT LEVELS COULD ADVERSELY AFFECT WELLPOINT'S AND RIGHTCHOICE'S FUTURE RESULTS.

     WellPoint's and RightCHOICE's future results will depend in large part on accurately predicting health care costs and on their ability to control future health benefit costs through underwriting criteria, utilization management, product design and negotiation of favorable provider and hospital contracts. A number of factors affect health care costs, including:

     - changes in utilization rates;

     - demographic characteristics;

     - health care practices;

     - inflation;

     - new technologies and pharmaceuticals;

     - clusters of high-cost cases;

     - continued consolidation of physician, hospital and other provider groups; and

     - the regulatory environment.

     These factors may adversely affect WellPoint's and RightCHOICE's ability to predict and control health care costs as well as their financial condition or results of operations. Periodic renegotiations of hospital contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs or limit WellPoint's and RightCHOICE's ability to negotiate favorable rates. Recently, large physician practice management companies have experienced extreme financial difficulties, including bankruptcy, which may subject WellPoint or RightCHOICE to increased credit risk related to provider groups. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of increasing health care costs.

     In addition to the challenge of controlling health benefit costs, WellPoint and RightCHOICE face competitive pressure to contain premium prices. While health plans compete on the basis of many factors, including service and the quality and depth of provider networks, WellPoint and RightCHOICE expect that price will continue to be a significant basis of competition. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government-sponsored programs. Financial condition or results of operations would be adversely affected by significant premium decreases by any major competitors or by any limitation on either WellPoint's or RightCHOICE's ability to increase or maintain premium levels.

     Historically, competitive price pressures in the group health insurance industry have resulted in pricing and profitability cycles, the length and severity of which have varied. The primary causes of this cyclical pattern are:

     - price competition among health plans;

     - the entry and exit of health care insurance companies from the marketplace;

     - the rate of change in provider pricing and consumer utilization of health care services;

     - "cost shifting" by facilities and physicians to private payors in response to certain government program constraints; and

     - actual or anticipated legislative changes.

     From time to time, WellPoint and RightCHOICE have increased premiums for certain of their products in response to rising costs. WellPoint and RightCHOICE continuously evaluate the need for premium increases, plan design changes and other appropriate actions. However, any actions that WellPoint or RightCHOICE take may not be successful in addressing any concerns that may arise with respect to the performance of certain businesses.

     In addition, medical claims payable in our financial statements include our estimated reserves for incurred but not reported and unpaid claims, which we call IBNR. The estimates for submitted claims and IBNR are made on an accrual basis. We believe that our reserves for IBNR are adequate to satisfy our medical claims liabilities, but we cannot assure you of this. Inaccurate IBNR estimates could adversely affect our results of operations in future periods.

  WE FACE SIGNIFICANT COMPETITION IN THE PROVISION OF HEALTH INSURANCE, WHICH COULD REDUCE OUR MARKET SHARE AND LOWER OUR PROFITS.

     Historically, traditional indemnity insurance has been the most common form of health insurance in the United States. In recent years, the developing trend has been away from traditional indemnity products and toward managed care products such as preferred provider organization, health maintenance organization and point-of-service products. WellPoint and RightCHOICE believe that this trend will continue. A continuation of this trend would result in reduced sales and profitability of indemnity products.

     WellPoint and RightCHOICE operate in a highly competitive environment that is subject to significant changes from a variety of factors, including:

     - business consolidations;

     - new strategic alliances;

     - legislative reform; and

     - aggressive marketing practices by other managed health care organizations.

     A significant portion of WellPoint's operations are in California, where the managed health care industry is especially competitive. In addition, the managed health care industry in California has undergone significant changes in recent years, including substantial consolidation. Outside of California, WellPoint faces competition from other regional and national companies, many of which have significantly greater financial and other resources and market share than WellPoint. If competition increased in any of its significant markets, then WellPoint's financial condition or results of operations could be materially adversely affected.

     A substantial portion of WellPoint's California business is in the individual and small employer group market, where the medical loss ratio is significantly lower than in the larger employer group market. The individual and small employer group business accounted for approximately 35.3% of WellPoint's total premium revenue during 2000. WellPoint has experienced increasing competition in the individual and small employer group market over the past several years, which could adversely affect WellPoint's medical loss ratio and future financial condition or results of operations.

     RightCHOICE faces competition in Missouri from other regional and national companies, many of which have significantly greater financial and other resources than RightCHOICE. If competition increased in any of its significant markets, then RightCHOICE's financial condition or results of operation could be materially adversely affected.

  OUR BUSINESSES ARE DEPENDENT ON THE SERVICES OF NON-EXCLUSIVE INDEPENDENT AGENTS AND BROKERS WHO MAY REFER THEIR BUSINESS TO OUR COMPETITORS.

     Both WellPoint and RightCHOICE depend on the services of independent agents and brokers in the marketing of health care plans, particularly to individual and small employer group members. Independent agents and brokers are typically not exclusively dedicated to one company and may frequently market health care plans of competitors. In addition, WellPoint and RightCHOICE face intense competition for the services and allegiance of independent agents and brokers.

  OUR BUSINESSES WILL BE ADVERSELY AFFECTED IF WE CANNOT ATTRACT AND RETAIN SKILLED PERSONNEL.

     WellPoint and RightCHOICE depend on retaining existing employees and attracting and retaining additional qualified employees to meet their future needs. Both companies face intense competition for qualified employees. We cannot guarantee that we will be able to attract and retain these employees or that competition among potential employers will not result in increasing salaries. If we are unable to retain existing employees or attract additional employees, we may experience a material adverse effect on our results of operations. Due to the importance of information systems to their operations, both companies are especially dependent on attracting and retaining qualified information technology personnel and other skilled professionals.

  OUR BUSINESSES ARE DEPENDENT ON THE USE OF THE BLUE CROSS AND BLUE SHIELD TRADEMARKS AND NAMES, AND OUR LICENSES TO USE THOSE TRADEMARKS AND NAMES ARE SUBJECT TO TERMINATION BY THE BLUE CROSS AND BLUE SHIELD ASSOCIATION.

     Under licenses from the Blue Cross and Blue Shield Association, WellPoint and certain of its subsidiaries have the exclusive right to use the Blue Cross name and mark for the sale of WellPoint's health products in California and the Blue Cross and Blue Shield names and marks in Georgia.
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

RightCHOICE and certain of its subsidiaries have the exclusive right to use the Blue Cross and Blue Shield names and marks for the sale of RightCHOICE's health products in certain portions of Missouri. Unless the Blue Cross and Blue Shield Association agrees to a waiver, these licenses automatically terminate upon the occurrence of certain events, subject to the right of RightCHOICE or WellPoint to prevent termination within an applicable cure period.

  RIGHTCHOICE AND WELLPOINT MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES RESULTING FROM THEIR RESPECTIVE RECAPITALIZATIONS.

     On May 20, 1996, WellPoint completed a recapitalization with its majority stockholder, Blue Cross of California. As part of the recapitalization, the California HealthCare Foundation became the holder of approximately 80% of WellPoint common stock. In connection with the recapitalization, Blue Cross of California received a ruling from the Internal Revenue Service that, among other things, the conversion of Blue Cross of California from a non-profit corporation to a for-profit corporation qualified as a tax-free transaction and that Blue Cross of California recognized no gain or loss for federal income tax purposes. If the Internal Revenue Service subsequently revoked, modified or decided not to honor the ruling due to a change in law or for any other reason, WellPoint, as the successor to Blue Cross of California, could be subject to federal income tax on the difference between the value of Blue Cross of California at the time of the recapitalization and Blue Cross of California's tax basis in its assets at the time of the recapitalization. WellPoint currently estimates that the potential tax liability to WellPoint if Blue Cross of California's conversion is treated as a taxable transaction is approximately $696 million, plus interest and possibly penalties. Blue Cross of California and the California HealthCare Foundation entered into an indemnification agreement that provides, with certain exceptions, that the California HealthCare Foundation will indemnify WellPoint against the net tax liability as a result of the Internal Revenue Service's revocation or modification, in whole or in part, of its ruling, or an Internal Revenue Service determination that Blue Cross of California's conversion is a taxable transaction for federal income tax purposes. If a tax liability should arise against which the California HealthCare Foundation has agreed to indemnify WellPoint, the California HealthCare Foundation may not have sufficient assets to pay the liability. WellPoint would then bear all or a portion of the liability, which could have a material adverse effect on WellPoint's financial condition.

     On November 30, 2000 RightCHOICE completed a reorganization with its majority stockholder, RightCHOICE Managed Care, Inc., a Missouri corporation, which we refer to as old RightCHOICE. The reorganization included a recapitalization similar to the one completed by WellPoint, described above. As part of the recapitalization, The Missouri Foundation For Health became the holder of approximately 80% of RightCHOICE common stock. In connection with the recapitalization, the predecessor of old RightCHOICE, Blue Cross and Blue Shield of Missouri, received a ruling from the Internal Revenue Service that, among other things, the conversion of Blue Cross and Blue Shield of Missouri from a non-profit corporation to a for-profit corporation qualified as a reorganization under the Internal Revenue Code and that Blue Cross and Blue Shield of Missouri recognized no gain or loss for federal income tax purposes. If the Internal Revenue Service subsequently revoked, modified or decided not to honor the ruling due to a change in law or for any other reason, RightCHOICE, as the successor to old RightCHOICE, could be subject to federal income tax on the difference between the value of each of Blue Cross and Blue Shield of Missouri's assets at the time of the recapitalization and its tax basis in its assets at the time of the recapitalization. RightCHOICE and the Foundation entered into an indemnification agreement that provides, with certain exceptions, that the Foundation will indemnify RightCHOICE against the tax liability as a result of the Internal Revenue Service's revocation or modification, in whole or in part, of its ruling, or an Internal Revenue Service determination that RightCHOICE's conversion is a taxable transaction for federal income tax purposes. If a tax liability should arise against which the Foundation has agreed to indemnify RightCHOICE, the Foundation may not have sufficient assets to pay the liability. RightCHOICE would then bear all or a portion of the liability, which could have a material adverse effect on RightCHOICE's financial condition.

RISKS RELATING PARTICULARLY TO THE BUSINESS OF WELLPOINT

  WELLPOINT MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE PREVIOUSLY ACQUIRED BUSINESSES OR BUSINESSES ACQUIRED IN THE FUTURE, WHICH COULD DIVERT MONEY AND RESOURCES FROM OUR CORE BUSINESS.

     One component of WellPoint's business strategy has been to diversify into new geographic markets, particularly through strategic acquisitions. WellPoint completed significant acquisitions in March 1996, March 1997, March 2000 and March 2001. During the past five years, WellPoint has worked extensively on the integration of these acquired businesses, including consolidating existing operations sites and converting certain accounts to WellPoint's information systems. WellPoint is continuing the consolidation of these acquired operations into its operations, which will require considerable expenditures and a significant amount of management time. The merger integration process, particularly integrating the information systems designed to serve these businesses, is complex. As a result, WellPoint may temporarily experience increases in claims inventory, difficulties in determining member eligibility and other service-related issues that may negatively affect WellPoint's relationship with its customers and contribute to increased attrition of customers. The success of these acquisitions will, among other things, also require the integration of a significant number of employees into WellPoint's existing operations and the completion of the integration of separate information systems. WellPoint cannot guarantee the ultimate success of the integration of these acquisitions into WellPoint's business.

  WELLPOINT MAY NOT BE ABLE TO IDENTIFY FUTURE ACQUISITION OPPORTUNITIES, WHICH HAS BEEN A KEY COMPONENT OF ITS BUSINESS EXPANSION STRATEGY.

     WellPoint actively considers acquisition opportunities on a regular basis. Except with respect to RightCHOICE, WellPoint currently has no existing agreements or commitments with respect to any material acquisition. Accordingly, we cannot assure you that WellPoint will be able to identify any future acquisition candidates or enter into agreements to acquire any additional businesses. Any future acquisitions may require significant additional capital resources, and WellPoint may not have access to adequate capital resources to effect any future acquisition.

  WELLPOINT MAY FACE RISKS FROM ASSUMED REINSURANCE BUSINESS RELATED TO ITS ACQUISITION OF THE GROUP HEALTH INSURANCE OPERATIONS OF JOHN HANCOCK, WHICH COULD LEAD TO MATERIAL LOSSES.

     In 1997, WellPoint acquired the group benefit operations of John Hancock Mutual Life Insurance Company, which provide group health insurance. Before WellPoint acquired the group benefits operations, John Hancock entered into a number of reinsurance arrangements with respect to personal accident insurance and the occupational accident component of workers' compensation insurance, a portion of which was originated through a pool managed by Unicover Managers, Inc. Under these arrangements, John Hancock assumed risks as a reinsurer and transferred some of these risks to other companies. These arrangements have recently become the subject of disputes, including a number of legal proceedings to which John Hancock is a party. WellPoint believes that it has a number of defenses to avoid any ultimate liability with respect to these matters. WellPoint also believes that it did not assume these liabilities from John Hancock. However, if WellPoint were to bear any of these liabilities, WellPoint could suffer losses that might have a material adverse effect on its financial condition, results of operations or cash flows.

  WELLPOINT OPERATES A MAIL ORDER PHARMACY, WHICH IS SUBJECT TO EXTENSIVE REGULATION AND POTENTIAL LIABILITY.

     In December 2000, WellPoint completed its acquisition of a mail order pharmacy. The pharmacy business is subject to extensive federal, state and local regulation, which are in many instances different from those under which WellPoint's traditional health plan businesses operate. If WellPoint fails to adhere to applicable regulations, it could be subject to civil and criminal penalties, which could adversely affect WellPoint's results of operations or financial condition. In addition, pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceutical and other health care products. Although WellPoint maintains professional liability and errors and omissions insurance in amounts that it considers adequate, we cannot assure that these coverage amounts will be sufficient or that WellPoint will be able to maintain insurance on acceptable terms in the future.

  WELLPOINT'S STOCK PRICE IS HIGHLY VOLATILE, WHICH COULD LEAD TO SUDDEN, SEVERE DECREASES IN THE VALUE OF YOUR INVESTMENT.

     The trading price of WellPoint common stock fluctuates significantly. For example, during 2000, WellPoint common stock ranged from a low sale price of $56.94 per share to a high sale price of $121.50 per share. From time to time, stock prices of companies in the health care industry experience periods of increased volatility due to company-specific issues and general developments in the industry and in the regulatory environment. In addition, companies in the health care industry have recently experienced periods of increased volatility in the price of their capital stock resulting from difficulties experienced in integrating two companies' businesses following a consolidation, merger or other acquisition and from the filing of highly publicized class-action lawsuits.

RISKS RELATING PARTICULARLY TO THE BUSINESS OF RIGHTCHOICE

     After the merger, RightCHOICE's operating results will have a significant impact on the operating results of WellPoint. RightCHOICE's contribution to the combined results will depend upon the extent to which RightCHOICE achieves its own strategic plan. The following risk factors are ones that RightCHOICE believes may inhibit its ability to achieve its plan. In addition, these risks may have a material adverse effect on the business, financial condition or results of operations of RightCHOICE if we do not complete the merger.

  REGULATORY OR OTHER HEALTH CARE DEVELOPMENTS IN MISSOURI OR AN ECONOMIC DOWNTURN IN THE MISSOURI ECONOMY MAY HARM RIGHTCHOICE RESULTS.

     RightCHOICE conducts business primarily within the state of Missouri, and a large proportion of its membership is in the St. Louis metropolitan area. Therefore, RightCHOICE's business may be more sensitive to local or state conditions, such as pricing dynamics, regulatory developments or general economic conditions, than organizations servicing larger, more diverse markets. For example, national competitors can subsidize losses in the Missouri market with profits from other markets in which they operate. RightCHOICE may be competitively disadvantaged, or otherwise harmed, by its regional focus.

  RIGHTCHOICE IS NOW A DEFENDANT IN A CLASS ACTION LAWSUIT RELATING TO MEDICARE SUPPLEMENT PREMIUMS.

     Prior to the reorganization of RightCHOICE in November 2000, two of its predecessor companies, RightCHOICE Managed Care, Inc., which we refer to as old RightCHOICE, and Blue Cross and Blue Shield of Missouri, were parties to a purported class action lawsuit over allegedly unauthorized premiums that Blue Cross and Blue Shield of Missouri collected on Medicare supplement policies issued by Blue Cross and Blue Shield of Missouri from July 1, 1992 through August 10, 1994. The plaintiffs sought recovery of $29 million in allegedly unauthorized premiums plus pre-judgment interest and punitive damages. The claims that represented $27 million of the $29 million in allegedly unauthorized premiums have been dismissed without prejudice. On July 2, 2001, the circuit court certified the class for the remaining claims, and denied a motion to dismiss filed by Blue Cross and Blue Shield of Missouri. The court ordered that notice of the action be sent to all subscribers of standardized Blue Cross and Blue Shield of Missouri Medicare supplement plans whose rates increased between July 1, 1992 and August 10, 1994. As the successor to these two companies, an adverse decision in this lawsuit could subject RightCHOICE to substantial damages.

  IF THE COURT FINDS IN A PENDING APPEAL THAT BLUE CROSS AND BLUE SHIELD OF MISSOURI WAS A MUTUAL BENEFIT CORPORATION, A COURT COULD COMPEL RIGHTCHOICE TO PAY SUBSTANTIAL DAMAGES TO THE BLUE CROSS AND BLUE SHIELD OF MISSOURI AND OLD RIGHTCHOICE SUBSCRIBERS OR UNDO THE NOVEMBER 2000 REORGANIZATION OF RIGHTCHOICE.

     A Missouri circuit court has entered an order and judgment in the certified subscriber class action over Blue Cross and Blue Shield of Missouri's status as a mutual benefit corporation or public benefit corporation. The circuit court ruled that Blue Cross and Blue Shield of Missouri was a public benefit corporation, holding its assets for the benefit of the general public, rather than a mutual benefit corporation, holding its assets for the benefit of its subscribers. This ruling was consistent with the ultimate positions taken by all the parties to the settlement agreement with the state of Missouri and the related reorganization completed in 2000. The class representative, on behalf of the subscriber class, appealed this ruling. That appeal is now pending in the Missouri Court of Appeals. If the judgment of the circuit court is reversed, RightCHOICE, as successor to Blue Cross and Blue Shield of Missouri, could be obligated to pay substantial damages. It is also possible that if a court enters a judgment that Blue Cross and Blue Shield of Missouri was a mutual benefit corporation, a court could order that the reorganization be undone, although RightCHOICE believes that this type of order would be unlikely.

     The Missouri Foundation For Health, which currently owns approximately 57% of the outstanding RightCHOICE common stock, is required by contract to maintain a minimum net worth of approximately $85 million and to indemnify RightCHOICE against claims asserted in this litigation that arise out of the reorganization and relate to the corporate status of Blue Cross and Blue Shield of Missouri. However, this indemnification may not be sufficient to reimburse RightCHOICE for all of the damages it could suffer.

  RIGHTCHOICE IS SUBJECT TO PENDING AND THREATENED LAWSUITS SEEKING CLASS ACTION CERTIFICATION ALLEGING BREACH OF PROVIDER CONTRACTS.

     In July 2001, two individual physicians seeking to represent a class of physicians, hospitals and other providers brought suit in the Circuit Court of Madison County, Illinois, against RightCHOICE's subsidiary, HealthLink, Inc. The physicians allege that HealthLink breached the contracts with these physicians by engaging in practices of "bundling" and "down-coding" in its processing and payment of provider claims. The relief sought includes an injunction against these practices and damages in an unspecified amount. HealthLink intends to vigorously defend the action but cannot predict the outcome.

     A similar action was brought by physicians (including one of the physicians in the case described above) in the same court in Madison County, Illinois, on behalf of a nationwide class of providers who contract with Blue Cross and Blue Shield plans against the Blue Cross and Blue Shield Association and another Blue Cross Blue Shield plan. The complaint recites that it is brought against those entities and their "unnamed subsidiaries, licensees and affiliates," listing a large number of Blue Cross and Blue Shield Plans, including "Alliance Blue Cross Blue Shield of Missouri." The plaintiffs also allege that the plans have systematically engaged in practices known as "short paying," "bundling," and "down-coding" in their processing and payment of subscriber claims. RightCHOICE has not been formally named or served as a defendant in this suit.

                   INFORMATION REGARDING THE SPECIAL MEETING

TIME, DATE AND PLACE

     The special meeting will be held at RightCHOICE's principal executive
offices, located at 1831 Chestnut Street, St. Louis, Missouri, on           ,
2002, commencing at 10:00 a.m., local time.

RECORD DATE AND SHARES ENTITLED TO VOTE

     Stockholders of record as of the close of business on           , 200 ,
will be entitled to notice of and to vote at the special meeting and on any adjustments or postponements of the special meeting. On the
record date,      shares of RightCHOICE common stock were outstanding and
entitled to vote at the special meeting.

PURPOSE OF SPECIAL MEETING

     The purpose of the special meeting is to consider and vote upon:

     - a proposal to approve the acquisition of RightCHOICE by WellPoint under the plan of merger included in the Agreement and Plan of Merger, dated as of October 17, 2001, among RightCHOICE, WellPoint and RWP Acquisition Corp., and

     - an amendment to the RightCHOICE certificate of incorporation to exclude WellPoint and Merger Sub from the ownership limitations in Article VII thereof, which is necessary in order to complete the merger.

THE NUMBER OF VOTES YOU HAVE

     Each RightCHOICE stockholder has one vote for each share of RightCHOICE
common stock owned on           , 200 .

HOW YOU CAN VOTE

     There are two ways you can vote:

     - by proxy: indicate your vote on the enclosed proxy card, sign and date the proxy card and return it in the envelope provided; or

     - in person: attend the special meeting and vote in person (if a broker holds your shares, you should bring instructions from your broker to vote in person).

QUORUM REQUIREMENT; VOTE REQUIRED

     In order for there to be a quorum to transact business at the special meeting, a majority of the outstanding shares of the RightCHOICE common stock entitled to vote at the special meeting must be present in person or by proxy. The approval of the merger and the amendment to the RightCHOICE certificate of incorporation each requires the affirmative vote of a majority of the outstanding shares of RightCHOICE common stock entitled to vote at the special meeting.

HOW PROXIES WILL BE VOTED

     If you properly execute and return your proxy card in time, the proxy holders will vote your shares of RightCHOICE common stock in accordance with your instructions. If you do not give instructions on your proxy card, the proxy holders will vote your shares of RightCHOICE common stock in favor of the approval of the merger agreement and in favor of the amendment to the RightCHOICE certificate of incorporation.

     RightCHOICE will count shares represented by a proxy that is marked "abstain" to determine the presence of a quorum at the special meeting, but those shares will have the effect of a vote against approval of the merger agreement and against the amendment to the RightCHOICE certificate of incorporation. RightCHOICE will not count shares represented by a proxy as to which there is a "broker non-vote" (for example, where a broker does not have discretionary authority to vote the shares) to determine the presence of a quorum at the special meeting, and those shares will have no effect on the vote.

VOTING OF FOUNDATION SHARES

     The Missouri Foundation For Health owns 11,112,500 shares of RightCHOICE common stock, representing approximately 57% of the outstanding shares of RightCHOICE common stock as of the record date. A portion of The Missouri Foundation For Health's shares of RightCHOICE common stock, equal to 10,179,536 shares or approximately 52% of the outstanding shares of RightCHOICE common stock as of the record date, are held in a voting trust in accordance with a voting trust and divestiture agreement, among RightCHOICE, the Foundation and the trustee named therein.

     Under the terms of a voting and lockup agreement entered into between the Foundation and WellPoint, the Foundation has agreed to vote or cause to be voted all of its shares of RightCHOICE common stock in favor of the merger and to vote all of the Foundation shares outside of the voting trust in favor of the amendment to the certificate of incorporation, unless the merger agreement is terminated or is amended in any manner materially adverse to the Foundation without its consent or unless, at the time of the special meeting, any event, change or circumstance has occurred or exists that has had or would reasonably be expected to have a material adverse effect on WellPoint. Pursuant to its rights under the voting trust and divestiture agreement, the RightCHOICE board of directors will direct the trustee of the voting trust to vote the Foundation's shares held by the trustee for the amendment to the certificate of incorporation.

HOW YOU CAN REVOKE YOUR PROXY OR CHANGE YOUR VOTE

     You may revoke a properly executed proxy at any time before it is exercised by:

     - filing a written revocation with the RightCHOICE corporate secretary prior to the special meeting,

     - filing a duly executed proxy bearing a later date with the RightCHOICE corporate secretary prior to the special meeting; or

     - voting in person at the special meeting (if a broker holds your shares, you should bring instructions from your broker to vote in person).

COSTS AND METHOD OF SOLICITATION

     RightCHOICE directors, officers, employees and agents will solicit proxies primarily by mail, telephone, telegram, fax or personally. They will not receive any additional compensation for their solicitation. RightCHOICE will pay all expenses of the proxy solicitation, although WellPoint and RightCHOICE have agreed to share in the costs of preparing and mailing this Proxy Statement/ Prospectus. RightCHOICE will request brokers, nominees, fiduciaries and other custodians to forward soliciting material to the beneficial owners of its common stock and will reimburse them for their reasonable out-of-pocket expenses.

APPRAISAL RIGHTS

     Stockholders of RightCHOICE are entitled to appraisal rights in connection with the merger. This means that if you file a written demand with RightCHOICE before the special meeting, you do not vote in favor of the merger at the special meeting, and you otherwise comply with the applicable procedures under Delaware law, you will be entitled to receive in cash the appraised value of your shares in accordance with Delaware law in lieu of the merger consideration that would otherwise be received by you under the merger agreement.

                                   THE MERGER

MERGER CONSIDERATION; PRORATION PROCEDURES

     Merger Consideration. The merger agreement provides that each share of RightCHOICE common stock outstanding immediately prior to the effective time of the merger (other than treasury stock of RightCHOICE, any shares for which the holders have exercised their appraisal rights under Delaware law and shares of RightCHOICE common stock owned by WellPoint) shall be converted at the effective time of the merger into the right to receive (subject to the proration described below):

          (i) for each share of RightCHOICE common stock for which a cash election has been effectively made, the right to receive $66 in cash; or

          (ii) for each share of RightCHOICE common stock for which no cash election has been effectively made, the right to receive 0.6161 of a fully paid and nonassessable share of WellPoint common stock.

     The number of shares of RightCHOICE common stock to be converted into the right to receive cash in the merger (when added to the number of shares of RightCHOICE common stock for which the holders have exercised their appraisal rights under Delaware law) shall be equal to 30% of the number of shares of RightCHOICE common stock outstanding immediately prior to the effective time of the merger. The remaining 70% of the number of shares of RightCHOICE common stock outstanding immediately prior to the effective time of the merger shall be converted into the right to receive WellPoint common stock in the merger. WellPoint expects to issue 8.2 million shares of WellPoint common stock and expects to pay $377.4 million in cash in the aggregate to the holders of RightCHOICE common stock (assuming 19.1 million shares of RightCHOICE common stock outstanding (other than those held by WellPoint) at the effective time of the merger and assuming no RightCHOICE options are exercised prior to the closing).

     Proration Procedures. If the aggregate number of shares of RightCHOICE common stock in respect of which cash elections have been made (when added to the number of shares of RightCHOICE common stock for which the holders have exercised their appraisal rights under Delaware law) exceeds 30% of the number of shares of RightCHOICE common stock outstanding immediately prior to the effective time of the merger, then the number of shares of RightCHOICE common stock for which each holder has made an election to receive cash and otherwise would have been entitled to receive cash will be reduced proportionately for each such holder (based on the number of shares as to which an election was made by such holder as compared to the number of shares as to which an election was made by all holders) to the extent necessary so that the aggregate number of shares entitled to receive cash (when added to the number of those shares of RightCHOICE common stock for which the holders have exercised their appraisal rights under Delaware law) shall equal 30% of the number of shares of RightCHOICE common stock outstanding immediately prior to the effective time of the merger. Each share of RightCHOICE common stock that is not converted into cash will be converted into the right to receive 0.6161 of a share of WellPoint common stock.

     If the aggregate number of shares of RightCHOICE common stock in respect of which cash elections have not been made (nor appraisal rights exercised under Delaware law) exceeds 70% of the number of shares of RightCHOICE common stock outstanding immediately prior to the effective time of the merger, then the number of shares of RightCHOICE common stock for which each holder has not made an election to receive cash (nor exercised appraisal rights under Delaware law) and otherwise would have been entitled to receive shares of WellPoint common stock will be reduced proportionately for each such holder (based on the number of shares as to which a cash election was not made nor appraisal rights exercised by such holder as compared to the number of shares as to which a cash election was not made nor appraisal rights exercised by all holders) to the extent necessary so that the aggregate number of shares entitled to receive WellPoint common stock shall equal 70% of the number of shares of RightCHOICE common stock outstanding immediately prior to the effective time of the merger. Each share of RightCHOICE common stock that is not converted into WellPoint common stock will be converted into the right to receive $66 in cash.

BACKGROUND OF THE MERGER

     RightCHOICE's board of directors regularly reviews the organization's business and strategic plans and objectives to determine ways to enhance stockholder value. At a regularly scheduled meeting of the RightCHOICE board of directors on June 25, 2001, senior management and RightCHOICE's financial advisor, UBS Warburg, reviewed with the board various factors influencing the managed health care industry in general, and RightCHOICE specifically, and various strategic alternatives available to RightCHOICE, particularly in light of the recent completion of the reorganization and the first registration and sale of a portion of the RightCHOICE common stock held by the Foundation pursuant to its divestiture obligations. They discussed the advantages and disadvantages of continuing with RightCHOICE's current business plan, growing through strategic acquisitions of other companies, and a merger with, or acquisition by, a larger company in the health care industry. At this meeting, senior management also updated the board on the risks in executing RightCHOICE's current business plan, including legislative and legal developments, possible changes in the rules and regulations of the Blue Cross and Blue Shield Association, and the decreasing opportunities for growth through acquisitions and increased competition in new markets due to consolidation in the managed health care industry. Senior management and UBS Warburg also discussed with the board companies that would likely be interested in a business combination with RightCHOICE, the strengths and weaknesses of each company, and their potential ability to acquire RightCHOICE.

     RightCHOICE's chairman and chief executive officer, John A. O'Rourke, from time to time had informal conversations with, and received casual expressions of interest from, third parties interested in exploring the possibility of a business combination with RightCHOICE. Except for the discussions described below with WellPoint, Mr. O'Rourke had neither solicited nor received any formal offers from any third parties regarding a possible business combination with RightCHOICE or had any specific discussions regarding price or structure of a transaction with a third party.

     WellPoint has an ongoing acquisition program as part of its regional expansion strategy and regularly considers strategic acquisition opportunities. On August 22, 2001, Leonard D. Schaeffer, chairman and chief executive officer of WellPoint, called Mr. O'Rourke. Mr. Schaeffer expressed WellPoint's interest in exploring a business combination with RightCHOICE.

     On August 24, 2001, Mr. O'Rourke called a special meeting of the RightCHOICE board of directors to advise the board on Mr. Schaeffer's expression of interest in a possible business combination with RightCHOICE. RightCHOICE's legal advisor briefed the RightCHOICE board of directors on its fiduciary duties under the circumstances, and its legal and financial advisors reviewed possible actions to take in response to Mr. Schaeffer's unsolicited expression of interest. At the conclusion of the meeting, the RightCHOICE board of directors authorized management to explore further the possibility of a business combination transaction with WellPoint and, to that end, to share information and have preliminary discussions with WellPoint following execution of an appropriate confidentiality agreement.

     RightCHOICE's representatives and WellPoint's representatives then negotiated a confidentiality and standstill agreement which was executed on August 30, 2001 after which the parties exchanged due diligence information concerning their respective companies. On September 5, 2001, members of WellPoint's senior management attended a meeting with senior management of RightCHOICE in St. Louis, during which RightCHOICE management presented an overview of RightCHOICE and its business strategies and both management teams discussed the similarities of the businesses of their respective companies and the opportunities presented by a combination of the two companies.

     On September 10, 2001, Mr. Schaeffer and two other WellPoint representatives attended the regular meeting of the RightCHOICE board of directors and presented an overview of the potential benefits of a merger of the two companies. Mr. Schaeffer indicated that WellPoint would require the Foundation to sign a voting agreement when the merger agreement was signed in which the Foundation would commit to vote its shares of RightCHOICE in favor of the merger. At the end of the meeting, the RightCHOICE board of directors authorized RightCHOICE to have further discussions with WellPoint concerning the terms of a possible business combination.

     On September 11, 2001, Mr. Schaeffer and Mr. O'Rourke met briefly in Washington, D.C. to further discuss the business combination. Mr. Schaeffer advised that, given the uncertainty of the effects of the tragic events of September 11 and the closing of the financial markets, WellPoint might have to reconsider the merits of the possible business combination. On September 19, 2001, Mr. Schaeffer contacted

Mr. O'Rourke and advised Mr. O'Rourke that WellPoint still desired to pursue a business combination with RightCHOICE.

     On September 20, 2001, Mr. O'Rourke and other RightCHOICE representatives met with certain members of the investment committee of the Foundation and summarized for them the terms of WellPoint's verbal proposal. At the September 20, 2001 meeting, the representatives of the Foundation were also advised that the Foundation would be required to sign a voting agreement with WellPoint.

     Also on September 20, 2001, RightCHOICE received a non-binding written term sheet from WellPoint outlining the terms of WellPoint's proposal. On September 21, 2001, Mr. O'Rourke called a special meeting of the board of directors of RightCHOICE. At the meeting, the board reviewed the term sheet with members of RightCHOICE's senior management and legal and financial advisors. After discussing the term sheet, including a number of changes suggested by RightCHOICE's legal and financial advisors, the RightCHOICE board of directors authorized RightCHOICE's senior management to continue negotiations with WellPoint towards a possible business combination on substantially the terms set forth in the term sheet with such changes described by the board or as management deemed appropriate.

     On September 24, 2001, members of RightCHOICE's senior management and its financial advisors met with various representatives of WellPoint at WellPoint's offices in Thousand Oaks, California. At this meeting and afterwards, WellPoint made available to RightCHOICE various due diligence materials requested by RightCHOICE.

     On September 26, 27 and 28, 2001 members of WellPoint's senior management and its financial advisors met with various representatives of RightCHOICE in St. Louis, Missouri. At these meetings and afterwards, RightCHOICE made available various due diligence materials requested by WellPoint.

     On various dates between September 20, 2001 and October 17, 2001, members of RightCHOICE management and its legal and financial advisors met or had telephone conversations with members of WellPoint management and its legal and financial advisors to negotiate initially a non-binding term sheet and subsequently a definitive merger agreement. Other ancillary agreements, including the voting agreement and a registration rights agreement, were negotiated through legal advisors for the Foundation.

     At special meetings of the RightCHOICE board of directors held on October 5, 2001, October 9, 2001 and October 11, 2001, RightCHOICE senior management and its legal and financial advisors provided the RightCHOICE board with updates regarding discussions and negotiations with WellPoint. At a special meeting of the RightCHOICE board of directors on October 15, 2001, the RightCHOICE board received detailed information regarding the proposed transaction, including a comprehensive overview of the terms of the merger agreement and other ancillary agreements, including the voting agreement with the Foundation. Also at the October 15, 2001 meeting, RightCHOICE's financial advisor reviewed with the RightCHOICE board financial aspects of the merger. No action was taken by the RightCHOICE board of directors at this meeting.

     At various times between August 22, 2001 and October 17, 2001, WellPoint's senior management and its advisors provided the WellPoint board of directors with updates regarding discussions and negotiations with RightCHOICE. On October 13, 2001, the WellPoint board of directors met by telephone and received detailed information regarding the proposed transaction from WellPoint's senior management and its advisors.

     On October 17, 2001, the Foundation board of directors considered the proposed merger. A representative from the Office of the Attorney General of the State of Missouri was present at the meeting. Mr. O'Rourke and several other RightCHOICE directors presented an overview and the potential benefits of the proposed merger. RightCHOICE's legal counsel briefed the Foundation board on certain material terms of the merger agreement, and RightCHOICE's financial advisor reviewed with the Foundation board information concerning the merger consideration to be received by the RightCHOICE stockholders. The Foundation board of directors also received information concerning the proposed transaction from the Foundation's own legal and financial advisors. At this meeting, the Foundation board of directors authorized the Foundation to sign the voting agreement, a registration rights agreement and other documents affecting the Foundation relating to the merger. Subsequent to the vote by the Foundation's board of directors on October 17, 2001, the Attorney General of the State of Missouri delivered letters to the Foundation stating his approval of the actions taken by the Foundation in connection with the proposed merger.

     On the evening of October 17, 2001, after the meeting of the Foundation board of directors, the RightCHOICE board of directors met by telephone to again consider the WellPoint proposal. The RightCHOICE board received from RightCHOICE senior management and its legal counsel an update on the ultimate resolution of final outstanding issues relating to the merger agreement and other ancillary agreements. At this meeting, UBS Warburg provided the RightCHOICE board of directors with an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of RightCHOICE common stock (other than WellPoint and its affiliates). At the conclusion of this meeting, the RightCHOICE board of directors voted unanimously (with one director absent) to authorize the signing of the merger agreement and ancillary documents.

     The WellPoint board of directors met again on October 17, 2001 by telephone and received from WellPoint's senior management a further update regarding the negotiations and an analysis of the final documents. At this meeting, the WellPoint board of directors authorized the signing of the merger agreement and the proposed ancillary documents. Following such meeting, on October 17, 2001, WellPoint and RightCHOICE signed the merger agreement and WellPoint and the Foundation signed the voting and lockup agreement and the registration rights agreement.

RIGHTCHOICE'S REASONS FOR THE MERGER

     In deciding to approve the merger agreement and to recommend approval of the merger by RightCHOICE stockholders, the RightCHOICE board of directors considered a number of factors, including particularly the factors listed below. In view of the number and wide variety of factors considered in connection with its evaluation of the merger, the RightCHOICE board of directors did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination, and individual directors may have given different weight to different information and factors. The RightCHOICE board of directors viewed its approval and recommendation as being based on the totality of the information and factors presented to and considered by it.

     Financial Terms of the Merger. The RightCHOICE board of directors believes that the merger consideration to be delivered to stockholders of RightCHOICE is fair to the stockholders based upon RightCHOICE's current financial condition and future prospects, as well as the current financial condition and future prospects of WellPoint and the board's perception of the future prospects of the combined organization. In arriving at this conclusion, the board of directors, together with RightCHOICE senior management and legal and financial advisors, evaluated the strategic alternatives available to RightCHOICE, including the option of remaining independent and pursuing its existing business plan, and the benefits presented to RightCHOICE and its stockholders by the merger with WellPoint. The RightCHOICE board of directors also took into account the expectation that the merger should result in economies of scale and cost savings and efficiencies for the combined organization. The board also noted that the value of the merger consideration reflected a 46% premium for the holders of RightCHOICE common stock based on the closing prices of RightCHOICE and WellPoint common stock, respectively, on October 17, 2001, the last trading day prior to the public announcement of the merger.

     Comparison of RightCHOICE's Value as a Continuing Independent Entity With its Value in Combination with WellPoint. The board believes that the value to be received by RightCHOICE stockholders in the merger is greater than that available in RightCHOICE as a continuing independent entity currently and for the foreseeable future, after taking into consideration risks and uncertainties in executing RightCHOICE's current business plan without the benefit of significant increases in scale considering consolidation trends, including legislative and legal developments and possible changes in the rules and regulations of the Blue Cross and Blue Shield Association. The RightCHOICE board of directors also took into consideration the uncertainties associated with predicting future business results and access to capital as an independent company. The RightCHOICE board of directors noted that the merger should provide the RightCHOICE stockholders with greater liquidity in the form of WellPoint stock and cash based upon, among other things, the historical trading ranges and trading volume for the WellPoint and the RightCHOICE common stock. The RightCHOICE board of directors also noted that this transaction would fulfill the Foundation's obligation to sell its RightCHOICE common stock over a prescribed period of time, and alleviate the risk the Foundation's sales of RightCHOICE stock (and the expectation of these sales) coupled with the limited historical trading volume of RightCHOICE common stock could cause the trading price of the RightCHOICE common stock to fall.

     WellPoint's Financial Condition, Prospects and Industry Reputation. The RightCHOICE board of directors considered the financial condition and prospects of WellPoint, the results of RightCHOICE's due diligence review of WellPoint, WellPoint's access to capital, WellPoint's interest in increasing the quality and number of products offered to subscribers, and WellPoint's interest in taking advantage of similar organizational structures, thereby possibly minimizing staffing dislocations and reductions. The RightCHOICE board of directors also took into consideration WellPoint's reputation in the health care industry. It noted that Fortune magazine ranked WellPoint as one of the most admired health care companies on its annual list of America's most admired companies over the last three years and praised its customer-focused products and services as one of the nation's largest publicly traded health care companies.

     Opinion of RightCHOICE's Financial Advisor. The RightCHOICE board of directors considered the opinion, dated October 17, 2001, to the RightCHOICE board of directors of RightCHOICE's financial advisor, UBS Warburg to the effect that, as of the date of the opinion and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken described in its written opinion, the merger consideration was fair, from a financial point of view, to the holders of RightCHOICE common stock (other than WellPoint and its affiliates), as described below beginning on page 47.

     Establishment of the WellPoint Central Business Region. The RightCHOICE board of directors took into account WellPoint's publicly stated intentions to increase its presence in the Midwest and its commitment to establish a separate central business region to be headquartered in Missouri and to include WellPoint's operations in the states of Arkansas, Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Missouri, Ohio, West Virginia and Wisconsin. The RightCHOICE board of directors also considered the continuing roles of RightCHOICE senior management in the post-merger operations of the central business region and the fact that the merger agreement provides that John A. O'Rourke, RightCHOICE's chairman and chief executive officer, will be named president of WellPoint's central business region, and that Sandra Van Trease, RightCHOICE's president and chief operating officer, and David T. Ott, president of RightCHOICE's HealthLink subsidiary, will be assigned responsibility for Blue Cross and Blue Shield of Missouri and HealthLink, respectively, following the merger. The RightCHOICE board was also mindful of the fact that its members would be invited to serve on an advisory council to be established to offer advice on the development and operation of the WellPoint central business region and that one of its non-employee members would be appointed to the WellPoint board of directors.

     Impact on Constituencies including The Missouri Foundation For Health. The RightCHOICE board of directors considered the general impact that the merger would have on the various constituencies served by RightCHOICE, including its stockholders, its customers, its employees, the communities it serves and others. The RightCHOICE board of directors noted that, based upon the current value of the merger, the value of the assets received by The Missouri Foundation For Health as part of the reorganization of RightCHOICE in 2000 would increase significantly to nearly $900 million and these assets, in turn, will be used by the Foundation to serve the needs of underinsured and uninsured Missourians in Blue Cross and Blue Shield of Missouri's service area.

     Common Vision of Senior Management. The RightCHOICE board of directors believes that the senior management of both RightCHOICE and WellPoint share a common vision about the importance of delivering financial performance and stockholder value. The board also recognized that the business combination is a good strategic fit and that both companies have significant experience in managing risk and non-risk business and share track records in creating successful organizations. It noted that WellPoint's reputation for its ability to successfully develop and deliver member-friendly products based upon emerging market trends is consistent with RightCHOICE's member focus and should position the combined organization to further expand RightCHOICE's strong market position in Missouri and increase the WellPoint presence in the Midwest.

     Continuation of Blue Cross Blue Shield Affiliation. The RightCHOICE board of directors considered that RightCHOICE's long tradition as a Blue Cross and Blue Shield licensee would continue following the merger with WellPoint because WellPoint would continue to operate Blue Cross and Blue Shield of Missouri as part of its newly created central business region.

     Availability of Additional Resources. The RightCHOICE board of directors considered the need in the future for additional capital resources in order to achieve RightCHOICE's own business plan and the fact that these resources were more readily available to RightCHOICE in combination with WellPoint than as a continuing independent entity. The RightCHOICE board considered the fact that the registration rights that The Missouri Foundation For Health currently has with respect to the RightCHOICE common stock it owns, and its obligation to sell its RightCHOICE stock over a prescribed period of time, could limit RightCHOICE's future ability as an independent company to raise additional funds through equity offerings and could thereby restrict its future growth, inhibit its ability to make required investments and adversely affect its ability to compete. The RightCHOICE board noted that these restrictions would be eliminated in the event RightCHOICE merges with WellPoint. The RightCHOICE board of directors also took into consideration the fact that, as a part of WellPoint, RightCHOICE should be able to offer a broader array of health plans and programs for members to choose from in the future, be more competitive in its markets, accelerate its technology investments and offer more opportunities to its employees.

     Changes and Consolidations in the Health Care Industry. The RightCHOICE board of directors considered the current environment of the health care industry, including the regulatory uncertainty related to managed care generally, and the trends toward consolidation in the industry in order to obtain the advantage of scale in developing and delivering products in a cost-effective manner. The RightCHOICE board of directors noted that health care is increasingly competitive and to be successful over the long term the organization needed to be strategically positioned to provide its members with access to a wide range of health care products and services that are competitively priced and locally delivered. Although the viability of RightCHOICE as an independent company was not questioned, the RightCHOICE board of directors determined that entering into a business combination transaction with WellPoint was in the best interest of RightCHOICE and its stockholders because, among other things, it would afford RightCHOICE and its customers and stockholders a stronger vehicle with which to address changes in the industry and would allow RightCHOICE access to a broader capital base in order to meet competitive pressures and to develop and deliver new products and value to its customers in, and the opportunity to grow, its current markets.

     Tax-Free Nature of the Merger. The RightCHOICE board of directors considered the fact that, for federal income tax purposes, the merger will qualify as a reorganization and, as a result, generally no federal income tax will be incurred by RightCHOICE stockholders to the extent they receive solely WellPoint stock in the merger.

     Closing and Integration Risks. The RightCHOICE board of directors noted that the combination of WellPoint and RightCHOICE should present a manageable execution risk in view of the similar business lines and business cultures of the two companies and WellPoint's prior experience in successfully completing acquisitions and integrating the acquired companies. It also took into account the likelihood that the merger will be approved by the appropriate regulatory authorities and the fact that The Missouri Foundation For Health agreed to vote in favor of the merger in accordance with the terms of the voting and lockup agreement it entered into with WellPoint.

     Terms of the Merger Agreement. The RightCHOICE board of directors considered the terms of the merger agreement, including the nature and scope of the closing conditions and the potential for incurring a termination fee in the event of a termination of the merger agreement under certain circumstances described in this Proxy Statement/Prospectus and the fact that the termination fee and other provisions of the merger agreement might discourage third parties from seeking to acquire RightCHOICE and otherwise increase the cost of such an acquisition. The board took into account that the terms of the termination fee were the subject of negotiations between the parties and that the fee would generally be payable only in the event that the merger agreement is terminated in conjunction with the receipt by RightCHOICE of a superior acquisition proposal from a third party. See "The Merger Agreement -- Termination Fee."

RECOMMENDATION OF THE RIGHTCHOICE BOARD OF DIRECTORS

     The board of directors of RightCHOICE has adopted and approved the merger agreement and the consummation of the transactions contemplated thereby and believes the merger is advisable, fair to and in the best interests of RightCHOICE and its stockholders. Accordingly, the Board of Directors of RightCHOICE recommends that stockholders of RightCHOICE vote "FOR" approval of the merger agreement and the consummation of the transactions contemplated thereby, and "FOR" approval of the amendment to the RightCHOICE certificate of incorporation. See "The Merger -- RightCHOICE's Reasons for the Merger."

WELLPOINT'S REASONS FOR THE MERGER

     In approving the merger, the WellPoint board of directors considered a number of factors, including the factors discussed in the following paragraphs. In view of the number and wide variety of factors considered in connection with its evaluation of the merger, the WellPoint board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The WellPoint board of directors viewed its position and recommendations as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weight to different information and factors.

     In reaching its decision, the WellPoint board of directors consulted with WellPoint management with respect to strategic and operational matters. The WellPoint board of directors also consulted with legal counsel with respect to the merger agreement, and with respect to the registration rights agreement and the voting and lockup agreement with the Foundation and related issues. The board of directors also consulted a financial advisor with respect to the financial aspects of the transaction.

     Strategic Combination. The WellPoint board of directors considered the strategic importance of the merger in that:

     - it is consistent with WellPoint's previously announced strategy of combining with other for-profit licensees of the Blue Cross and Blue Shield Association; and

     - it provides the combined company with an immediate material competitive position in Missouri. WellPoint has previously targeted the Midwest as a key priority for its national expansion efforts and RightCHOICE's operations in Missouri and Illinois will significantly further this strategy.

     The Financial Terms of the Merger. The WellPoint board of directors considered information concerning the business, earnings, operations, financial condition and prospects of WellPoint and RightCHOICE, both individually and on a combined basis, including, but not limited to, information with respect to recent and historic stock and earnings performance.

     Diversification of WellPoint's Business. The WellPoint Board of Directors considered that the combination of the two companies would serve to diversify the combined company's business in that:

     - the combination would significantly enhance WellPoint's competitive position in the Midwest, a region of the country in which WellPoint has historically had a small concentration of business; and

     - RightCHOICE's HealthLink business provides product and service offerings different than WellPoint's traditional insured and self-insured health plans.

     Management Expertise. Upon completion of the merger, RightCHOICE's chairman and chief executive officer John O'Rourke will become the president of WellPoint's central U.S. business region. In addition, other senior managers of RightCHOICE will be offered significant responsibilities for the combined company's central U.S. business region.

OPINION OF RIGHTCHOICE'S FINANCIAL ADVISOR

     On October 17, 2001, at a meeting of the RightCHOICE board held to approve the proposed merger, UBS Warburg delivered to the RightCHOICE board an oral opinion, which opinion was confirmed by delivery of a written opinion dated October 17, 2001, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of RightCHOICE common stock (other than WellPoint and its affiliates).

     The full text of UBS Warburg's opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg. This opinion is attached as Appendix C and is incorporated into this Proxy Statement/Prospectus by reference. UBS WARBURG'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION. THE OPINION DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF RIGHTCHOICE TO EFFECT THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO THE FORM OF THE MERGER CONSIDERATION TO ELECT OR HOW TO VOTE WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER. HOLDERS OF RIGHTCHOICE COMMON STOCK ARE ENCOURAGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. The summary of UBS Warburg's opinion described below is qualified in its entirety by reference to the full text of its opinion.

     In arriving at its opinion, UBS Warburg:

     - reviewed current and historical market prices and trading volumes of RightCHOICE common stock and WellPoint common stock;

     - reviewed publicly available business and financial information relating to RightCHOICE and WellPoint, including publicly available forecasts relating to WellPoint that were reviewed and discussed with UBS Warburg by the management of WellPoint;

     - reviewed internal financial information and other data relating to the businesses and financial prospects of RightCHOICE and WellPoint, including estimates and financial forecasts prepared by the managements of RightCHOICE and WellPoint, that were provided to or discussed with UBS Warburg by the managements of RightCHOICE and WellPoint and were not publicly available;

     - conducted discussions with members of the senior managements of RightCHOICE and WellPoint;

     - reviewed publicly available financial and stock market data with respect to companies in lines of businesses which UBS Warburg believed to be generally comparable to those of RightCHOICE and WellPoint;

     - compared the financial terms of the merger with the publicly available financial terms of other transactions which UBS Warburg believed to be generally relevant;

     - considered the pro forma effects of the merger on the financial statements of WellPoint;

     - reviewed the merger agreement; and

     - considered other financial studies, analyses and investigations, and considered other information, as UBS Warburg deemed necessary or appropriate.

     In connection with its review, with RightCHOICE's consent, UBS Warburg did not assume any responsibility for independent verification of any of the information that UBS Warburg was provided or reviewed for the purpose of its opinion and, with RightCHOICE's consent, UBS Warburg relied on that information being complete and accurate in all material respects. In addition, at RightCHOICE's direction, UBS Warburg did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of RightCHOICE or WellPoint, and was not furnished with any evaluation or appraisal.

     With respect to the internal financial forecasts and estimates that it reviewed relating to RightCHOICE and WellPoint, UBS Warburg assumed, at RightCHOICE's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of RightCHOICE and WellPoint. With respect to the publicly available financial forecasts and estimates that it reviewed and discussed with the management of WellPoint relating to WellPoint, UBS Warburg assumed, with RightCHOICE's consent, without independent verification or investigation, that they represented reasonable estimates and judgments as to the future financial performance of WellPoint. In rendering its opinion, UBS Warburg assumed, with RightCHOICE's consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes. UBS Warburg also assumed, with RightCHOICE's consent, that each of RightCHOICE, WellPoint and Merger Sub would comply with all material covenants and agreements contained in, and other material terms of, the merger agreement and that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement.

     In connection with its engagement, UBS Warburg was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of RightCHOICE. UBS Warburg's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS Warburg as of, the date of its opinion. At RightCHOICE's direction, UBS Warburg was not asked to, and did not, offer any opinion as to the terms or obligations of the merger agreement, or the form of the merger. UBS Warburg expressed no opinion as to the value of WellPoint common stock when issued in the merger or the prices at which WellPoint common stock will trade or otherwise be transferable at any time. Except as described above, RightCHOICE imposed no other instructions or limitations on UBS Warburg with respect to the investigations made or the procedures followed by UBS Warburg in rendering its opinion.

     In connection with rendering its opinion to the RightCHOICE board of directors, UBS Warburg performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS Warburg in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded companies and the analysis of the selected precedent transaction summarized below, no company or transaction used as a comparison is either identical or directly comparable to RightCHOICE, WellPoint or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

     UBS Warburg believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS Warburg's analyses and opinion. None of the analyses performed by UBS Warburg was assigned greater significance by UBS Warburg than any other. UBS Warburg arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

     The estimates of the future performance of RightCHOICE and WellPoint provided by the managements of RightCHOICE and WellPoint or derived from public sources in or underlying UBS Warburg's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of RightCHOICE and WellPoint. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

     The merger consideration was determined through negotiation between RightCHOICE and WellPoint and the decision to enter into the merger was solely that of the RightCHOICE board of directors. UBS Warburg's opinion and financial analyses were only one of many factors considered by the RightCHOICE board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the RightCHOICE board of directors or management with respect to the merger or the merger consideration.

     The following is a brief summary of the material financial analyses performed by UBS Warburg and reviewed with the RightCHOICE board of directors in connection with its opinion relating to the proposed merger. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND UBS WARBURG'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF UBS WARBURG'S FINANCIAL ANALYSES.

  ANALYSIS OF SELECTED PUBLIC COMPANIES

     RightCHOICE. UBS Warburg compared selected financial information and operating statistics for RightCHOICE with corresponding financial information and operating statistics of 14 selected publicly held companies in the health insurance industry. These companies included the following companies largely serving the California area, referred to as the California companies, companies serving multiple markets, referred to as the multi-market companies, and companies serving various regional areas or having a market capitalization of less than $750 million, referred to as the small cap/regional companies:

    CALIFORNIA COMPANIES           MULTI-MARKET COMPANIES       SMALL CAP/REGIONAL COMPANIES
    --------------------           ----------------------       ----------------------------
- Health Net Inc.               - Aetna Inc.                    - Cobalt Corp.
- PacifiCare Health Systems     - CIGNA Corp.                   - Mid Atlantic Medical
  Inc.                          - Coventry Health Care Inc.     Services Inc.
- WellPoint                     - First Health Group Corp.      - Oxford Health Plans Inc.
                                - Humana Inc.                   - Sierra Health Services Inc.
                                - UnitedHealth Group Inc.       - Trigon Healthcare Inc.

UBS Warburg reviewed enterprise values, calculated as equity value plus unearned premium revenues, reserves, medical claims payable and debt, less cash and cash equivalents and short and long term investments, as multiples of latest 12 months revenue and latest 12 months and estimated calendar year 2001 earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and earnings before interest and taxes, referred to as EBIT. Revenue, EBITDA and EBIT metrics include investment income. UBS Warburg also reviewed stock prices as a multiple of latest 12 months and estimated calendar years 2001 and 2002 earnings per share, referred to as EPS, and equity values as a multiple of latest quarterly book value. UBS Warburg then compared the multiples derived from the selected companies with corresponding multiples for RightCHOICE based on the closing price of RightCHOICE common stock on October 17, 2001 as well as the merger consideration. Multiples for the selected companies also were based on closing stock prices on October 17, 2001. Financial data for the selected companies and RightCHOICE were based on public filings, company reports, publicly available research analysts' estimates and First Call estimates. This analysis indicated the following implied high, low, mean and median enterprise and equity value multiples for the selected companies, as compared to the multiples implied for RightCHOICE.

                                                                     IMPLIED MULTIPLES
                                    IMPLIED MULTIPLES OF SELECTED     OF RIGHTCHOICE     IMPLIED MULTIPLES
CALIFORNIA COMPANIES                  HEALTH INSURANCE COMPANIES     BASED ON CLOSING     OF RIGHTCHOICE
--------------------                ------------------------------    STOCK PRICE ON      BASED ON MERGER
ENTERPRISE VALUES AS MULTIPLES OF:  HIGH     LOW    MEAN    MEDIAN       10/17/01          CONSIDERATION
----------------------------------  -----   -----   -----   ------   -----------------   -----------------
Revenue
  Latest 12 months..............    0.59x   0.08x   0.33x   0.32x    0.76x               1.14x
EBITDA
  Latest 12 months..............    7.8     2.8     5.8     6.8      8.5                 12.7
  Estimated calendar year 2001...   7.2     2.7     5.5     6.4      7.5                 11.2
EBIT
  Latest 12 months..............    8.9     5.0     7.6     8.8      10.8                16.1
  Estimated calendar year 2001...   8.2     4.5     6.9     7.9      9.3                     13.9

STOCK PRICES AS MULTIPLE OF:     HIGH     LOW    MEAN    MEDIAN
----------------------------     -----   -----   -----   ------
CALIFORNIA COMPANIES                  HEALTH INSURANCE COMPANIES     BASED ON CLOSING     OF RIGHTCHOICE
--------------------                ------------------------------    STOCK PRICE ON      BASED ON MERGER
ENTERPRISE VALUES AS MULTIPLES OF:  HIGH     LOW    MEAN    MEDIAN       10/17/01          CONSIDERATION
----------------------------------  -----   -----   -----   ------   -----------------   -----------------
EPS
  Latest 12 months.............  17.6x   10.5x   14.5x   15.3x    17.9x               26.2x
  Estimated calendar year
     2001......................  17.4    9.8     13.4    13.1     15.9                23.2
  Estimated calendar year
     2002......................  15.1    8.0     11.5    11.3     13.7                20.1

EQUITY VALUES AS MULTIPLE OF:    HIGH     LOW    MEAN    MEDIAN
-----------------------------    -----   -----   -----   ------
Latest quarterly book value....  3.7x    0.2x    2.1x    2.4x     2.5x                3.7x

                                                                      IMPLIED MULTIPLES
                                     IMPLIED MULTIPLES OF SELECTED     OF RIGHTCHOICE     IMPLIED MULTIPLES
MULTI-MARKET COMPANIES                HEALTH INSURANCE COMPANIES      BASED ON CLOSING     OF RIGHTCHOICE
----------------------              -------------------------------    STOCK PRICE ON      BASED ON MERGER
ENTERPRISE VALUES AS MULTIPLES OF:  HIGH     LOW    MEAN    MEDIAN        10/17/01          CONSIDERATION
----------------------------------  -----   -----   -----   -------   -----------------   -----------------
Revenue
  Latest 12 months................  1.11x   0.19x   0.61x    0.37x          0.76x               1.14x
EBITDA
  Latest 12 months................  15.0     5.9    10.5     10.7            8.5                12.7
  Estimated calendar year 2001....  13.7     5.3     9.7     11.0            7.5                11.2
EBIT
  Latest 12 months................  33.5     9.5    17.0     14.9           10.8                16.1
  Estimated calendar year 2001....  16.0     8.3    12.1     12.4            9.3                13.9

STOCK PRICES AS MULTIPLE OF:        HIGH   LOW    MEAN   MEDIAN
----------------------------        ----   ----   ----   ------
EPS
  Latest 12 months................  28.6x  13.4x  21.6x  20.1x         17.9x               26.2x
  Estimated calendar year 2001....  26.1   12.1   19.5    17.5          15.9                23.2
  Estimated calendar year 2002....  21.6   10.6   16.3    14.8          13.7                20.1

EQUITY VALUES AS MULTIPLE OF:       HIGH   LOW    MEAN   MEDIAN
-----------------------------       ----   ----   ----   ------
Latest quarterly book value.......  9.8x   0.4x   3.8x    2.3x          2.5x                3.7x

                                                                      IMPLIED MULTIPLES
                                     IMPLIED MULTIPLES OF SELECTED     OF RIGHTCHOICE     IMPLIED MULTIPLES
SMALL CAP/COMPANIES                   HEALTH INSURANCE COMPANIES      BASED ON CLOSING     OF RIGHTCHOICE
-------------------                 -------------------------------    STOCK PRICE ON      BASED ON MERGER
ENTERPRISE VALUES AS MULTIPLES OF:  HIGH     LOW    MEAN    MEDIAN        10/17/01          CONSIDERATION
----------------------------------  -----   -----   -----   -------   -----------------   -----------------
Revenue
  Latest 12 months................  0.61x   0.29x   0.47x    0.52x          0.76x               1.14x
EBITDA
  Latest 12 months................  12.8     3.6     8.2      8.2            8.5                12.7
  Estimated calendar year 2001....  10.5     4.1     7.2      7.2            7.5                11.2
EBIT
  Latest 12 months................  21.7     3.7    10.9      9.0           10.8                16.1
  Estimated calendar year 2001....  17.8     4.2     9.4      7.8            9.3                13.9

STOCK PRICES AS MULTIPLE OF:        HIGH   LOW    MEAN   MEDIAN
----------------------------        ----   ----   ----   ------
EPS
  Latest 12 months................  29.3x   8.8x  18.4x   17.8x         17.9x               26.2x
  Estimated calendar year 2001....  15.6    9.1   13.4    14.5          15.9                23.2
  Estimated calendar year 2002....  21.0    8.0   13.5    13.1          13.7                20.1

EQUITY VALUES AS MULTIPLE OF:       HIGH   LOW    MEAN   MEDIAN
-----------------------------       ----   ----   ----   ------
Latest quarterly book value.......   4.3x   0.8x  2.6x     2.5x          2.5x                3.7x

     WellPoint. UBS Warburg also compared selected financial information and operating statistics for WellPoint with corresponding financial information and operating statistics of 14 selected publicly held companies in the health insurance industry. These companies included the following California companies, multi-market companies and small cap/regional companies:

    CALIFORNIA COMPANIES           MULTI-MARKET COMPANIES       SMALL CAP/REGIONAL COMPANIES
    --------------------           ----------------------       ----------------------------
- Health Net Inc.               - Aetna Inc.                    - Cobalt Corp.
- PacifiCare Health Systems     - CIGNA Corp.                   - RightCHOICE
  Inc.                          - Coventry Health Care Inc.     - Mid Atlantic Medical
                                - First Health Group Corp.      Services Inc.
                                - Humana Inc.                   - Oxford Health Plans Inc.
                                - UnitedHealth Group Inc.       - Sierra Health Services Inc.
                                                                - Trigon Healthcare Inc.

UBS Warburg reviewed enterprise values as multiples of latest 12 months revenue and latest 12 months and estimated calendar year 2001 EBITDA and EBIT. Revenue, EBITDA and EBIT metrics include investment income. UBS Warburg also reviewed stock prices as a multiple of latest 12 months and estimated calendar years 2001 and 2002 EPS and equity values as a multiple of latest quarterly book value. UBS Warburg then compared the multiples derived from the selected companies with corresponding multiples for WellPoint based on the closing price of WellPoint common stock on October 17, 2001. Multiples for the selected companies also were based on closing stock prices on October 17, 2001. Financial data for the selected companies and WellPoint were based on public filings, company reports, publicly available research analysts' estimates and First Call estimates. This analysis indicated the following implied high, low, mean and median enterprise and equity value multiples for the selected companies, as compared to the multiples implied for
WellPoint:

                                                                                     IMPLIED MULTIPLES
                                                    IMPLIED MULTIPLES OF SELECTED      OF WELLPOINT
CALIFORNIA COMPANIES                                 HEALTH INSURANCE COMPANIES      BASED ON CLOSING
--------------------                               -------------------------------    STOCK PRICE ON
ENTERPRISE VALUES AS MULTIPLES OF:                 HIGH     LOW    MEAN    MEDIAN        10/17/01
----------------------------------                 -----   -----   -----   -------   -----------------
Revenue
  Latest 12 months...............................  0.32x   0.08x   0.20x    0.20x          0.59x
EBITDA
  Latest 12 months...............................   6.8     2.8     4.8      4.8            7.8
  Estimated calendar year 2001...................   6.4     2.7     4.6      4.6            7.2
EBIT
  Latest 12 months...............................   8.9     5.0     7.0      7.0            8.8
  Estimated calendar year 2001...................   8.2     4.5     6.4      6.4            7.9

STOCK PRICES AS MULTIPLE OF:                       HIGH   LOW    MEAN   MEDIAN
----------------------------                       ----   ----   ----   ------
EPS
  Latest 12 months...............................  15.3x  10.5x  12.9x  12.9x         17.6x
  Estimated calendar year 2001...................  13.1    9.8   11.4    11.4          17.4
  Estimated calendar year 2002...................  11.3    8.0   9.7      9.7          15.1

EQUITY VALUES AS MULTIPLE OF:                      HIGH   LOW    MEAN   MEDIAN
-----------------------------                      ----   ----   ----   ------
Latest quarterly book value......................   2.4x   0.2x  1.3x     1.3x          3.7x

                                                                                     IMPLIED MULTIPLES
                                                    IMPLIED MULTIPLES OF SELECTED      OF WELLPOINT
MULTI-MARKET COMPANIES                               HEALTH INSURANCE COMPANIES      BASED ON CLOSING
----------------------                             -------------------------------    STOCK PRICE ON
ENTERPRISE VALUES AS MULTIPLES OF:                 HIGH     LOW    MEAN    MEDIAN        10/17/01
----------------------------------                 -----   -----   -----   -------   -----------------
Revenue
  Latest 12 months...............................  1.11x   0.19x   0.61x    0.37x          0.59x
EBITDA
  Latest 12 months...............................  15.0     5.9    10.5     10.7            7.8
  Estimated calendar year 2001...................  13.7     5.3     9.7     11.0            7.2
EBIT
  Latest 12 months...............................  33.5     9.5    17.0     14.9            8.8
  Estimated calendar year 2001...................  16.0     8.3    12.1     12.4            7.9

STOCK PRICES AS MULTIPLE OF:                       HIGH   LOW    MEAN   MEDIAN
----------------------------                       ----   ----   ----   ------
EPS
  Latest 12 months...............................  28.6x  13.4x  21.6x   20.1x         17.6x
  Estimated calendar year 2001...................  26.1   12.1   19.5    17.5          17.4
  Estimated calendar year 2002...................  21.6   10.6   16.3    14.8          15.1

EQUITY VALUES AS MULTIPLE OF:                      HIGH   LOW    MEAN   MEDIAN
-----------------------------                      ----   ----   ----   ------
Latest quarterly book value......................   9.8x   0.4x  3.8x     2.3x          3.7x

                                                                                     IMPLIED MULTIPLES
                                                    IMPLIED MULTIPLES OF SELECTED      OF WELLPOINT
SMALL CAP/REGIONAL COMPANIES                         HEALTH INSURANCE COMPANIES      BASED ON CLOSING
----------------------------                       -------------------------------    STOCK PRICE ON
ENTERPRISE VALUES AS MULTIPLES OF:                 HIGH     LOW    MEAN    MEDIAN        10/17/01
----------------------------------                 -----   -----   -----   -------   -----------------
Revenue
  Latest 12 months...............................  0.76x   0.29x   0.52x   0.53x          0.59x
EBITDA
  Latest 12 months...............................  12.8     3.6     8.3      8.5            7.8
  Estimated calendar year 2001...................  10.5     4.1     7.3      7.2            7.2
EBIT
  Latest 12 months...............................  21.7     3.7    10.9      9.0            8.8
  Estimated calendar year 2001...................  17.8     4.2     9.4      8.2            7.9

STOCK PRICES AS MULTIPLE OF:                       HIGH   LOW    MEAN   MEDIAN
----------------------------                       ----   ----   ----   ------
EPS
  Latest 12 months...............................  29.3x  8.8x   18.3x  17.9x         17.6x
  Estimated calendar year 2001...................  15.9    9.1   13.9    15.4          17.4
  Estimated calendar year 2002...................  21.0    8.0   13.5    13.2          15.1

EQUITY VALUES AS MULTIPLE OF:                      HIGH   LOW    MEAN   MEDIAN
-----------------------------                      ----   ----   ----   ------
Latest quarterly book value......................   4.3x   0.8x  2.6x     2.5x          3.7x

  ANALYSIS OF SELECTED PRECEDENT TRANSACTION

     UBS Warburg reviewed the implied enterprise and equity values in WellPoint's acquisition of Cerulean Companies Inc. UBS Warburg reviewed enterprise values as multiples of latest 12 months revenue, EBITDA and EBIT, stock prices as a multiple of latest 12 months and 12-month forward EPS, and equity values as a multiple of latest quarterly book value. Revenue, EBITDA and EBIT metrics include investment income. UBS Warburg then compared the implied multiples derived from the selected transaction with corresponding multiples for RightCHOICE based on the closing price of RightCHOICE common stock on October 17, 2001 as well as the merger consideration. Multiples for the selected transaction were based on publicly available information at the time of announcement of the transaction. This analysis indicated the following implied enterprise and equity value multiples for the selected transaction, as compared to the multiples implied for RightCHOICE:

                                                                  IMPLIED MULTIPLES OF   IMPLIED MULTIPLES OF
                                                                      RIGHTCHOICE            RIGHTCHOICE
                                                                        BASED ON               BASED ON
                                           IMPLIED MULTIPLES OF   CLOSING STOCK PRICE         THE MERGER
   ENTERPRISE VALUES AS MULTIPLES OF:      SELECTED TRANSACTION       ON 10/17/01           CONSIDERATION
   ----------------------------------      --------------------   --------------------   --------------------
Latest 12 months
  Revenue................................  0        .28x          0        .76x          1        .14x
  EBITDA.................................  7        .3            8        .5            12       .7
  EBIT...................................  8        .7            10       .8            16       .1
STOCK PRICES AS MULTIPLE OF:
-----------------------------------------
EPS
  Latest 12 months.......................  14       .0x           17       .9x           26       .2x
  12-month forward.......................  11       .3            14       .1            20       .6

      EQUITY VALUES AS MULTIPLE OF:
      -----------------------------
Latest quarterly book value..............          2.7x                   2.5x                   3.7x

  PREMIUMS PAID ANALYSIS

     UBS Warburg reviewed the premiums paid in 15 selected transactions announced between January 1, 2001 and October 17, 2001 and 30 selected transactions announced between January 1, 2000 and December 31, 2000 for a total of 45 selected transactions announced between January 1, 2000 and October 17, 2001. UBS Warburg reviewed the purchase prices paid in the selected transactions relative to the target company's closing stock prices one day, one week and four weeks prior to public announcement of the transaction. UBS Warburg then compared the premiums implied in the selected transactions over these specified periods with the premiums implied in the merger for RightCHOICE based on the merger consideration and the closing prices of RightCHOICE common stock one day, one week and four weeks prior to October 18, 2001. This analysis indicated the following implied high, low, mean and median premiums in the selected transactions, as compared to the premiums implied in the merger:

                                                                                 PREMIUM IMPLIED
TRANSACTIONS ANNOUNCED                                                              IN MERGER
JAN. 1, 2001 - OCT. 17, 2001                         PERCENTAGE PREMIUM PAID     ---------------
----------------------------                       ---------------------------     OCTOBER 18,
SPECIFIED PERIOD:                                  HIGH   LOW    MEAN   MEDIAN        2001
-----------------                                  ----   ----   ----   ------   ---------------
One day prior....................................  54.1%  (4.4)% 21.0%   20.9%        46.3%
One week prior...................................  61.2%   2.9%  24.3%   22.7%        46.2%
Four weeks prior.................................  89.1%   9.3%  35.4%   33.3%        56.5%

                                                                                 PREMIUM IMPLIED
TRANSACTIONS ANNOUNCED                                                              IN MERGER
JAN. 1, 2000 - DEC. 31, 2000                         PERCENTAGE PREMIUM PAID     ---------------
----------------------------                        --------------------------     OCTOBER 18,
SPECIFIED PERIOD:                                   HIGH   LOW   MEAN   MEDIAN        2001
-----------------                                   ----   ---   ----   ------   ---------------
One day prior.....................................  74.7%  3.2%  29.0%   25.5%        46.3%
One week prior....................................  85.8%  5.3%  37.2%   32.7%        46.2%
Four weeks prior..................................  92.4%  8.1%  40.3%   28.8%        56.5%

                                                                                 PREMIUM IMPLIED
TRANSACTIONS ANNOUNCED                                                              IN MERGER
JAN. 1, 2000 - OCT. 17, 2001                         PERCENTAGE PREMIUM PAID     ---------------
----------------------------                       ---------------------------     OCTOBER 18,
SPECIFIED PERIOD:                                  HIGH   LOW    MEAN   MEDIAN        2001
-----------------                                  ----   ----   ----   ------   ---------------
One day prior....................................  74.7%  (4.4)% 26.4%   23.9%        46.3%
One week prior...................................  85.8%   2.9%  32.9%   28.2%        46.2%
Four weeks prior.................................  92.4%   8.1%  38.6%   29.2%        56.5%

  DISCOUNTED CASH FLOW ANALYSIS

     UBS Warburg performed an analysis of the present value of the estimated unlevered, after-tax free cash flows that RightCHOICE could generate over calendar years 2002 through 2005 based on internal estimates of the management of RightCHOICE. UBS Warburg applied terminal value multiples ranging from 5.0x to 8.0x to RightCHOICE's estimated calendar year 2005 EBITDA including investment income. The cash flows and terminal values were then discounted to present value using discount rates ranging from 11.0% to 15.0%. This analysis indicated an implied equity range for RightCHOICE of approximately $53.16 to $84.77 per share, as compared to the merger consideration of $66.00.

  EXCHANGE RATIO ANALYSIS

     UBS Warburg performed an exchange ratio analysis comparing the closing prices for RightCHOICE common stock and WellPoint common stock on October 17, 2001 and the average daily closing prices of

     RightCHOICE common stock and WellPoint common stock for the 10, 20, 30, 60, 180 days, and 52 weeks, and the 52 week low and high, preceding October 17, 2001. This analysis yielded an implied exchange ratio range of 0.2162x to 0.5412x, as compared to the exchange ratio provided for in the merger of 0.6161x.

PERIOD                                                         IMPLIED EXCHANGE RATIO
------                                                         ----------------------
10 Days.....................................................           0.4311x
20 Days.....................................................           0.4365
30 Days.....................................................           0.4312
60 Days.....................................................           0.4513
180 Days....................................................           0.4345
52 Weeks....................................................           0.3918
52 Week Low.................................................           0.2162
52 Week High................................................           0.5412

  ACCRETION/DILUTION ANALYSIS

     UBS Warburg analyzed the potential pro forma financial effect of the merger on WellPoint's estimated EPS for calendar years 2002 and 2003. Estimated data for RightCHOICE were based on internal estimates of RightCHOICE and estimated data for WellPoint were based on internal estimates of WellPoint, public filings, publicly available research analysts' estimates and First Call estimates. Estimated data for this analysis did not take into account any potential cost savings or other synergies that could result from the merger. Based on the merger consideration, this analysis suggested that the merger could be dilutive to WellPoint's estimated EPS in calendar years 2002 and 2003. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  OTHER FACTORS

     In rendering its opinion, UBS Warburg also reviewed and considered other factors, including:

     - the historical price performance and trading volumes for RightCHOICE common stock and WellPoint common stock;

     - the relationship between movements in RightCHOICE common stock, movements in WellPoint common stock, movements in a composite index comprised of selected health insurance companies and movements in the Standard and Poor's 500 Index; and

     - selected published equity research analysts' reports for WellPoint.

  MISCELLANEOUS

     Under the terms of its engagement, RightCHOICE has agreed to pay UBS Warburg customary fees for its financial advisory services upon completion of the merger. In addition, RightCHOICE has agreed to reimburse UBS Warburg for its reasonable expenses, including fees and disbursements of counsel, and to indemnify UBS Warburg and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS Warburg and its affiliates in the past have provided services to RightCHOICE and WellPoint unrelated to the proposed merger, for which services UBS Warburg and its affiliates have received customary compensation.

     RightCHOICE selected UBS Warburg as its financial advisor in connection with the merger because UBS Warburg is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with RightCHOICE and its business. UBS Warburg is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

     In the ordinary course of business, UBS Warburg, its successors and affiliates may actively trade the securities of RightCHOICE and WellPoint for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

CLOSING; EFFECTIVE TIME OF THE MERGER

     The closing will take place on the second business day after the satisfaction or waiver of the conditions to be fulfilled at or prior to the effective time set forth in the merger agreement, unless another date is agreed to by WellPoint and RightCHOICE. On the closing date, WellPoint and RightCHOICE will file a Certificate of Merger with the Secretary of State of Delaware. The effective time will occur at the time of filing of the Certificate of Merger, or at such subsequent date or time as WellPoint and RightCHOICE will agree and specify in the Certificate of Merger. It is anticipated that, assuming all conditions are met, the merger will occur prior to March 31, 2002. See "The Merger Agreement -- Conditions to the Consummation of the Merger."

CASH ELECTION

     Each person who, on or prior to           , 2002, which date we refer to as
the election deadline, is a record holder of shares of RightCHOICE common stock (other than WellPoint and its affiliates) shall be entitled, with respect to all or any portion of such person's shares, other than treasury shares of RightCHOICE and shares of RightCHOICE common stock for which such person has exercised appraisal rights under Delaware law, to make an unconditional election on or prior to the election deadline to receive cash for all or a portion of such holder's shares of RightCHOICE common stock. Unless the nominee advises the exchange agent otherwise in writing, each of the beneficial owners of shares held of record by a bank, trust company, broker, dealer or other recognized nominee (including, for these purposes, shares allocated to participants' accounts under any benefit plans of RightCHOICE), shall be treated as a separate record holder and either directly or through such nominee may submit a separate form of election for shares that are beneficially owned by such beneficial owner.

     All elections must be made on the form of election furnished to you, or on a facsimile of the form of election. Elections may be made by holders of RightCHOICE common stock in a separate mailing by delivering the form of election to the exchange agent, which is Mellon Investor Services, along with the stock certificates representing the shares of RightCHOICE common stock to which the form of election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of RightCHOICE (or by guaranty of delivery). To be effective, a form of election must be properly completed, signed and submitted in the return envelope and received by Mellon Investor
Services no later than 5:00 p.m. Eastern time on           , 2002, which date we
refer to as the election deadline. The exchange agent has the discretion, which it may delegate in whole or in part to WellPoint and RightCHOICE, to determine whether any form of election has been properly completed, signed and submitted or revoked and to disregard immaterial defects in the form of election. The good faith decision of the exchange agent, or if so delegated, WellPoint and RightCHOICE, in such matters will be conclusive and binding. Neither WellPoint, RightCHOICE nor the exchange agent is under any obligation to notify any person of any defect in a form of election submitted to the exchange agent. The exchange agent, or WellPoint and RightCHOICE if the exchange agent declines to do so, will also be making any computations required by the merger agreement, and all such computations will be conclusive and binding on the holders of RightCHOICE common stock in the absence of manifest error. A FORM OF ELECTION MAY BE CHANGED IF THE RECORD HOLDER EFFECTIVELY REVOKES SUCH HOLDER'S FORM OF ELECTION IN ACCORDANCE WITH THE PROCEDURES DESCRIBED ON THE FORM OF ELECTION AND A NEW FORM OF ELECTION FOR SUCH HOLDER IS RECEIVED BY THE EXCHANGE AGENT PRIOR TO THE ELECTION DEADLINE. A RIGHTCHOICE STOCKHOLDER WHO DOES NOT SUBMIT A FORM OF ELECTION TO THE EXCHANGE AGENT PRIOR TO THE ELECTION DEADLINE, INCLUDING A HOLDER WHO SUBMITS AND THEN REVOKES SUCH HOLDER'S FORM OF ELECTION AND DOES NOT RE-SUBMIT A FORM OF ELECTION THAT IS TIMELY RECEIVED BY THE EXCHANGE AGENT, WILL BE DEEMED NOT TO HAVE MADE AN ELECTION AND WILL BE DEEMED TO HAVE ELECTED TO RECEIVE WELLPOINT COMMON STOCK FOR ALL OF SUCH PERSON'S SHARES OF RIGHTCHOICE COMMON STOCK, SUBJECT TO THE PRORATION PROVISIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

     If WellPoint and RightCHOICE do not expect to consummate the merger within three to five business days after the special meeting, they will extend the election deadline and publicly announce the extension. RightCHOICE will use its reasonable efforts to make a form of election available to all persons who have become RightCHOICE stockholders following the record date.

MANNER AND BASIS OF CONVERTING SHARES; PROCEDURE; NO FRACTIONAL SHARES; EFFECT ON CERTIFICATES

     Within five business days after the effective time of the merger, transmittal forms and exchange instructions will be mailed to each holder of RightCHOICE common stock who did not previously submit an election form to receive cash for all of such person's shares of RightCHOICE common stock to be used to surrender and exchange certificates formerly evidencing shares of RightCHOICE common stock for certificates representing shares of WellPoint common stock and cash to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing RightCHOICE common stock will be able to surrender such certificates to the exchange agent, and each such holder will receive in exchange therefor cash to which such holder is entitled, certificates evidencing the number of whole shares of WellPoint common stock to which such holder is entitled, any cash which may be payable in lieu of a fractional share of WellPoint common stock, and any dividends or other distributions with respect to WellPoint common stock with a record date after the effective time of the merger. EXCEPT AS DESCRIBED ABOVE WITH RESPECT TO CASH ELECTIONS, RIGHTCHOICE STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

     After the effective time of the merger, each certificate formerly representing RightCHOICE common stock other than certificates held by stockholders seeking appraisal, until so surrendered and exchanged, shall evidence only the right to receive, pursuant to an election to which such holder is entitled to make, the cash and the number of whole shares of WellPoint common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of WellPoint common stock and any dividend or other distribution with respect to WellPoint common stock with a record date prior to the effective time of the merger. The holder of such unexchanged certificate will not be entitled to receive any dividends or distributions payable by WellPoint until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of WellPoint common stock, will be paid without interest.

     Each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of WellPoint common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of WellPoint common stock multiplied by (ii) the closing price for a share of WellPoint common stock on the NYSE on the date of the effective time.

EFFECTS ON EMPLOYEE BENEFIT PLANS

     Continuation and Comparability of Benefits. From the effective time of the merger until December 31, 2002, the surviving corporation will provide compensation and employee benefits to the current employees of RightCHOICE and its subsidiaries that are in the aggregate no less favorable than the lesser of
(i) those provided to the employees of RightCHOICE and its subsidiaries as of the date of the merger agreement and (ii) those provided to WellPoint's similarly situated employees. On or prior to January 1, 2003, the compensation and employee benefits of employees of the surviving corporation will be in the aggregate comparable to those received by other similarly situated employees of WellPoint.

     Pre-Existing Limitations; Service Credit. WellPoint will waive all pre-existing conditions, exclusions and waiting periods with respect to any health and welfare plans in which RightCHOICE employees may be eligible to participate after the effective time of the merger and give credit for any deductibles, coinsurance or maximum out-of-pocket payments made by RightCHOICE employees during the calendar year in which the effective time of the merger occurs under any new RightCHOICE plans. WellPoint will also recognize service of the RightCHOICE employees accrued prior to the effective time of the merger for purposes of eligibility to participate and vesting credit in any new RightCHOICE plan, so long as such credit does not result in the duplication of benefits for the same period of service. Service with RightCHOICE will also be recognized under any new RightCHOICE defined benefit pension plan with a benefit formula based upon final average compensation, with an offset for any benefit payable for the same period of service with RightCHOICE under any defined benefit plan of RightCHOICE. WellPoint will

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

credit each of the RightCHOICE employees with accrued sick leave and vacation as of the effective time of the merger. WellPoint will either (i) maintain RightCHOICE's Code Section 125 plans for the remainder of the calendar year in which the effective time of the merger occurs or (ii) terminate the RightCHOICE Code Section 125 Plans after the effective time of the merger and adopt new RightCHOICE Code Section 125 Plans for RightCHOICE employees and transfer the account balances of the RightCHOICE employees under the RightCHOICE Code 125 Plans to the new RightCHOICE Code 125 Plans as soon as practicable after such new RightCHOICE Code 125 Plans are established.

     Retention Plan. As soon as reasonably practicable after the date of the merger agreement, WellPoint and RightCHOICE will use commercially reasonable efforts to develop a targeted retention plan for key non-executive employees of RightCHOICE and its subsidiaries with such terms and conditions (including the payment dates and payment amounts) as are mutually acceptable to WellPoint and RightCHOICE.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the RightCHOICE board of directors, you should be aware that the members of RightCHOICE's management and its board of directors may have interests in the merger that are different from or in addition to the interests of RightCHOICE stockholders generally.

  CONTINUED POSITIONS OF MANAGEMENT AND DIRECTORS

     The merger agreement provides that at the effective time of the merger John
A. O'Rourke, RightCHOICE's chairman and chief executive officer, will be named president of WellPoint's central business region, which will consist of the states of Arkansas, Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Missouri, Ohio, West Virginia and Wisconsin, with overall responsibility for Blue Cross and Blue Shield of Missouri, HealthLink and all of the business operations of the surviving company in the central business region. The merger agreement also provides that other senior executives of RightCHOICE and its subsidiaries will be assigned significant responsibilities with respect to the business of the surviving company, including David T. Ott, president of RightCHOICE's HealthLink subsidiary, who will be responsible for HealthLink, and Sandra A. Van Trease, RightCHOICE's president and chief operating officer, who will be responsible for Blue Cross and Blue Shield of Missouri. In addition, one of the current non-employee directors of RightCHOICE will be appointed to the WellPoint board of directors and each of the current directors of RightCHOICE will be invited to serve on an advisory council to be established by WellPoint to offer advice on the development and operation of the WellPoint central business region.

  CEO EMPLOYMENT AGREEMENT

     RightCHOICE has an employment agreement with John A. O'Rourke, its chairman and chief executive officer. The employment agreement provides that Mr. O'Rourke will serve as chairman and chief executive officer of RightCHOICE until RightCHOICE terminates his employment or until he resigns. The agreement provides Mr. O'Rourke with a base salary of no less than $615,000, participation in RightCHOICE's management incentive plan, eligibility in RightCHOICE's other employee benefit plans and benefits provided in the same manner and to the same extent as its other senior executives.

     Mr. O'Rourke's employment agreement provides that he will receive severance benefits if RightCHOICE terminates his employment for any reason other than cause, if he terminates his employment for good reason or if he terminates his employment for any reason during the one-year period beginning on the first anniversary of a change of control of RightCHOICE and ending on the second anniversary of the change of control. Severance benefits will include payments equal to three times his annual base salary payable in 36 equal monthly installments (which would equal $1,845,000 in the aggregate based upon his current base salary of $615,000), participation by Mr. O'Rourke and his spouse in RightCHOICE's retiree medical plan with benefits no less than those provided to actively-employed senior executives and payments no greater than those paid by actively-employed senior executives, a pro-rated bonus for that portion of the year he is employed, amounts RightCHOICE generally pays for dental and vision insurance for 36 months, continued participation in RightCHOICE's life insurance plan and

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outplacement services. Mr. O'Rourke also will be entitled to receive an additional "gross-up" amount necessary to compensate him for any excise taxes imposed under Section 4999 of the Internal Revenue Code and any additional taxes imposed as a result of the gross-up payment. The merger will constitute a change of control of RightCHOICE under Mr. O'Rourke's employment agreement.

     Mr. O'Rourke must execute a complete release of all claims against RightCHOICE, except for claims against RightCHOICE for severance benefits, for amounts accrued but unpaid under the agreement, for benefits under RightCHOICE's employee benefit plans or for indemnification under RightCHOICE's certificate of incorporation, bylaws or indemnification agreement with Mr. O'Rourke, prior to his receipt of any severance benefits. The employment agreement also contains a confidentiality agreement and a covenant not to compete and provides for reimbursement of legal fees and other fees and expenses incurred by Mr. O'Rourke to protect his benefits under the agreement.

  PRESIDENT AND COO EMPLOYMENT AGREEMENT

     RightCHOICE has an employment agreement with Sandra A. Van Trease, its president and chief operating officer. The employment agreement provides that Ms. Van Trease will serve as president and chief operating officer of RightCHOICE until RightCHOICE terminates her employment or until she resigns. The agreement provides Ms. Van Trease with a base salary of no less than $415,000, participation in RightCHOICE's management incentive plan, eligibility in RightCHOICE's other employee benefit plans and benefits provided in the same manner and to the same extent as its other senior executives.

     Ms. Van Trease's employment agreement provides that she will receive severance benefits if RightCHOICE terminates her employment for any reason other than cause, if she terminates her employment for good reason or if she terminates her employment for any reason during the one-year period beginning on the first anniversary of a change of control of RightCHOICE and ending on the second anniversary of the change of control. Severance benefits will include payments equal to three times her annual base salary payable in 36 equal monthly installments (which would equal $1,245,000 in the aggregate based upon her current base salary of $415,000), participation by Ms. Van Trease, her spouse and dependents in RightCHOICE's retiree medical plan with benefits no less than those provided to actively-employed senior executives and payments no greater than those paid by actively-employed senior executives, a pro-rated bonus for that portion of the year she is employed, amounts RightCHOICE generally pays for dental and vision insurance for actively-employed senior executives for 36 months, continued participation in RightCHOICE's life insurance plan and outplacement services. Ms. Van Trease also will be entitled to receive an additional "gross-up" amount necessary to compensate her for any excise taxes imposed under Section 4999 of the Internal Revenue Code and any additional taxes imposed as a result of the gross-up payment. The merger will constitute a change of control of RightCHOICE under Ms. Van Trease's employment agreement.

     Ms. Van Trease must execute a complete release of all claims against RightCHOICE, except for claims against our company for severance benefits, for amounts accrued but unpaid under the agreement, for benefits under our employee benefit plans or for indemnification under the RightCHOICE certificate of incorporation, bylaws or indemnification agreement with Ms. Van Trease, prior to her receipt of any severance benefits. The employment agreement also contains a confidentiality agreement and a covenant not to compete and provides for reimbursement of legal fees and other fees and expenses incurred by Ms. Van Trease to protect her benefits under the agreement.

  HEALTHLINK CEO EMPLOYMENT AGREEMENT

     RightCHOICE's wholly-owned subsidiary, HealthLink, has an employment agreement with David T. Ott, its president and chief executive officer. The employment agreement provides that Mr. Ott will serve as president and chief executive officer of HealthLink until at least February 28, 2003 unless HealthLink terminates his employment or he resigns. The agreement provides Mr. Ott with a base salary of no less than $240,000, participation in HealthLink's executive incentive compensation plan, eligibility in other

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

HealthLink employee benefit plans and benefits provided in the same manner and to the same extent as HealthLink's other senior executives.

     Mr. Ott's employment agreement provides that he will receive severance benefits if HealthLink terminates his employment for any reason other than cause, if he terminates his employment for proper reason or if after a change of control of HealthLink or RightCHOICE he terminates his employment for good reason within the earlier of the 24-month period commencing upon a change in control of HealthLink or RightCHOICE or the three month period commencing upon first being notified of or becoming aware of the occurrence of good reason. Severance benefits will include payments equal to three times his annual base salary payable in 36 equal monthly installments (which would, subject to the limitations described below, equal $1,009,500 in the aggregate based upon his current base salary of $336,500), amounts HealthLink generally pays for health, dental, vision and life insurance for actively-employed senior executives for 12 months, and outplacement services. If the severance benefits, along with other benefits payable to Mr. Ott under other plans or agreements with HealthLink or RightCHOICE, become payable in an amount that would constitute "excess parachute payments" subject to excise taxes under the Internal Revenue Code, the amounts payable under his employment agreement will be reduced to the extent necessary to eliminate any excess parachute payments. In making such calculation, the severance benefits will first be allocated as consideration received for the covenant not to compete set forth in the employment agreement. If, notwithstanding the foregoing, it is subsequently determined that any amount has been paid to Mr. Ott that would constitute an excess parachute payment, the excess amount so paid will, to the extent necessary to avoid imposition of the excise taxes under the Internal Revenue Code, be deemed to constitute a loan by HealthLink to Mr. Ott, payable to HealthLink upon demand with interest at the rate provided by the Internal Revenue Code. The merger will constitute a change of control of RightCHOICE under Mr. Ott's employment agreement.

     Mr. Ott must execute a complete release of all claims against HealthLink and its affiliates, except for claims to enforce the agreement or for indemnification under HealthLink's certificate of incorporation, bylaws or any indemnification agreement between HealthLink and Mr. Ott, prior to his receipt of any severance benefits. The employment agreement also contains a confidentiality agreement and a covenant not to compete.

  EXECUTIVE SEVERANCE AGREEMENTS

     RightCHOICE has entered into executive severance agreements with each of its executive and senior vice presidents and senior executives, including Angela
F. Braly, John J. Seidenfeld, M.D. and Michael Fulk. RightCHOICE and its subsidiary HealthLink have 14 executive severance agreements in total. The executive severance agreements provide that an executive officer will receive severance benefits (1) if the executive officer's employment is terminated without cause within two years after RightCHOICE experiences a change of control, or (2) if within two years following a change of control, the executive officer terminates his or her employment following an event constituting good reason. Termination of employment for good reason will occur only if (i) the executive officer provides a notice of termination within 180 days after being notified of, or becoming aware of, an event constituting good reason, (ii) RightCHOICE or HealthLink, as the case may be, fails to correct, remedy or otherwise reverse the event within 10 days after receipt of such notice, and
(iii) the executive officer terminates employment within 210 days after being notified of, or becoming aware of, such event. The merger will constitute a change of control under the executive severance agreements. The executive severance agreements to which RightCHOICE is a party were entered into after RightCHOICE's reorganization in 2000 and replaced similar agreements that were in place with its predecessor prior to the reorganization. These agreements acknowledge that the 2000 reorganization was a change of control under the prior executive severance agreements and also constitutes a change of control under these new agreements.

     The benefits include outplacement services and cash payments equal to the greater of (1) three times the executive officer's base pay plus an amount equal to the premiums for health, dental and vision insurance for 30 months, or (2) two times the executive officer's annual compensation. If the severance benefits, along with other benefits payable to the executive officer under other plans or agreements with
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

RightCHOICE, become payable in an amount that would constitute "excess parachute payments" subject to excise taxes under the Internal Revenue Code, the amounts payable under the executive severance agreement will be reduced to the extent necessary to eliminate any excess parachute payments. In making such calculation, the severance benefits will first be allocated as consideration received for the covenant not to compete set forth in the executive severance agreement. If, notwithstanding the foregoing, it is subsequently determined that any amount has been paid to the executive officer that would constitute an excess parachute payment, the excess amount so paid will, to the extent necessary to avoid imposition of the excise taxes under the Internal Revenue Code, be deemed to constitute a loan by RightCHOICE to the named executive, payable to RightCHOICE upon demand with interest at the rate provided by the Internal Revenue Code. In the event of the death or disability of an executive officer, amounts payable are reduced by any benefits paid to the executive officer or the executive officer's representatives under the life insurance program or long-term disability plan RightCHOICE maintains.

     The executive severance agreements pay benefits in 24 monthly installments or 36 monthly installments, depending on the applicable multiple of base pay or annual compensation. If an executive officer finds other employment prior to the payment of the last monthly installment, the remaining severance benefits may be paid in a lump-sum, and benefits for outplacement services and insurance premiums will cease. Each executive severance agreement contains a confidentiality agreement, a covenant not to compete and a binding arbitration provision and provides for reimbursement of legal fees and other fees and expenses incurred by an executive officer to protect his or her benefits under the executive severance agreement as well as payments for additional taxes incurred with respect to the reimbursement of fees and expenses. RightCHOICE may not terminate an executive agreement within 24 months after a change of control.

     If payments are required to be made to Ms. Braly and Messrs. Seidenfeld and Fulk under their respective executive severance agreements, the estimated amount of payments to them based on their current base salaries would be $917,610, $873,818 and $795,818, respectively, subject to the limitations described above. If payments are required to be made to the other 11 executive officers as a group under their respective executive severance agreements, the estimated payments to them based on their current base salaries would be $6,330,857 in the aggregate, subject to the limitations described above.

  STOCK OPTIONS

     Upon completion of the merger, WellPoint will assume all options to purchase RightCHOICE common stock outstanding under RightCHOICE's existing stock options. Each option that is unvested at the effective time of the merger will become vested and exercisable at the effective time of the merger, and all options will become exercisable for shares of WellPoint common stock rather than shares of RightCHOICE common stock, in a number and at an exercise price adjusted to reflect the exchange ratio in the merger.

  INDEMNIFICATION AND LIABILITY INSURANCE

     The surviving company will indemnify RightCHOICE's and its subsidiaries' past and present directors, officers and employees for acts or omissions occurring at or prior to the effective time of the merger to the same extent they are indemnified under RightCHOICE's certificate of incorporation and bylaws and the indemnification agreements it has entered into with them.

     The surviving company will also purchase at the effective time of the merger a tail policy to RightCHOICE's current directors' and officers' insurance which will be in effect for six years after completion of the merger and will insure against facts or events that occurred on or prior to the effective time of the merger.

     In addition, for a period of six years following completion of the merger, the certificate of incorporation and bylaws of the surviving company will contain provisions concerning indemnification and exculpation from liability at least as favorable as those set forth in RightCHOICE's certificate of incorporation and bylaws.
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

  MANAGEMENT INCENTIVE PLAN

     RightCHOICE has a management incentive plan under which participants receive bonuses as a result of the achievement of pre-defined individual performance goals and pre-defined annual corporate operational goals. All of RightCHOICE's senior executives, as well as some of its other employees, are participants under the plan. In the event that a participant's employment is involuntarily terminated in conjunction with a change of control of RightCHOICE, the participant will receive a pro-rated incentive payment under the plan. The merger will constitute a change of control under the management incentive plan. RightCHOICE has determined to pay the bonuses attributable to corporate performance for 2001 on or before December 31, 2001. These bonuses would otherwise have been paid in early 2002.

  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     All of RightCHOICE's senior executives may participate in RightCHOICE's supplemental executive retirement plan. RightCHOICE's supplemental executive retirement plan provides its officers who are at the level of vice-president or higher the benefits they otherwise would have received under RightCHOICE's pension plan but for the limitations set forth in the Internal Revenue Code. In addition, RightCHOICE's officers who are at the level of senior vice-president or higher receive supplemental benefits equal to 2.5% of final average earnings, multiplied by years of service up to 20, offset by benefits provided under RightCHOICE's pension plan and various other qualified pension plans and annuities. In the event of a change of control of RightCHOICE, all benefits vest immediately, all active participants may elect to receive a lump sum payment for the amount they are entitled to receive under the plan and John A. O'Rourke will be granted an additional three years of credited service or such service necessary to credit him with 20 years of service under the plan. The merger will constitute a change of control under RightCHOICE's supplemental executive retirement plan.

  RABBI TRUST COVERING EXECUTIVE DEFERRED COMPENSATION PLAN, SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AND NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN

     RightCHOICE has a rabbi trust which it uses to fund its obligations under its executive deferred compensation plan, supplemental executive retirement plan and non-employee directors' deferred compensation plan. Upon a change of control of RightCHOICE, the rabbi trust must be immediately funded to cover all amounts owed under these plans, and the trust must be funded on an annual basis each year thereafter. In addition, the trustee of the trust may not be removed by the company within five years after a change of control unless such removal is approved by two-thirds of the senior executives. Upon a change of control, all amendments to the trust and the appointment of a successor trustee for a trustee who resigns or is removed after the change of control will also be subject to the approval of two-thirds of the senior executives. The merger will constitute a change of control of RightCHOICE for purposes of the rabbi trust.

  SEPARATE RABBI TRUST FOR JOHN O'ROURKE

     If the merger is completed, a separate rabbi trust will be established for John A. O'Rourke which will fund his benefits under RightCHOICE's supplemental executive retirement plan and its executive deferred compensation plan and under the executive compensation plan for HealthLink, Inc. The terms of the trust will prohibit any amendment that will have adverse consequences to John A. O'Rourke without his consent. Funds will be transferred from RightCHOICE's existing rabbi trust to the new rabbi trust.

  POST-CLOSING EMPLOYMENT ARRANGEMENTS; REIMBURSEMENT OF LEGAL FEES

     WellPoint has indicated that, after the merger is completed, it may offer to enter into employment arrangements with some or all of RightCHOICE's senior executives, although no formal or binding offers have been made. Any such employment arrangements with WellPoint may be in lieu of severance payments and other benefits these executives would otherwise have been entitled to receive under their existing employment or executive severance agreements with RightCHOICE.

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

     Seventeen executives will be reimbursed for the legal fees they may incur in negotiating their employment arrangements with WellPoint up to the following amounts:

John A. O'Rourke............................................  $25,000
Sandra A. Van Trease........................................  $20,000
David T. Ott................................................  $20,000
All other executives as a group.............................  $40,000

RESTRICTIONS ON SALES OF WELLPOINT COMMON STOCK

     The shares of WellPoint common stock to be issued to RightCHOICE stockholders in the merger will be registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of RightCHOICE as that term is defined under the Securities Act. An affiliate of RightCHOICE, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, RightCHOICE, and will usually include directors, executive officers and 10% or more stockholders of RightCHOICE. Any subsequent transfer by an affiliate of RightCHOICE must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

     WellPoint and the Foundation, as an affiliate of RightCHOICE, have entered into a registration rights agreement in order to afford the Foundation additional opportunity to sell any or all of its WellPoint common stock after consummation of the merger. See "Related Agreements -- Registration Rights Agreement."

GOVERNMENTAL AND REGULATORY APPROVALS

     It is a condition to the parties' respective obligations to consummate the merger that any waiting period applicable to the merger under the HSR Act will have expired or earlier termination thereof will have been granted, the approval of the Missouri Director of Insurance, together with any other material governmental regulatory consents and approvals, will have been obtained, and the approval of the Blue Cross and Blue Shield Association of the consummation of the transactions contemplated by the merger agreement will have been obtained. See "The Merger Agreement -- Conditions to the Consummation of the Merger."

     U.S. Antitrust Filing. Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. On November 9, 2001 each of WellPoint and RightCHOICE filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Justice Department and the FTC. Under the HSR Act, the merger may not be consummated until 30 days after the initial filing (unless early termination of this waiting period is granted) or, if the Justice Department or the FTC issues a Request for Documents and Other Additional Information, 20 days after WellPoint and RightCHOICE have substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of early termination). At any time before the effective time of the merger, the FTC, the Justice Department or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger, or to require the divestiture of certain assets of WellPoint or RightCHOICE. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     Missouri Insurance Regulations. Pursuant to the Missouri insurance laws, and in order to consummate the merger, the Missouri Director of Insurance must approve the change of control of RightCHOICE. To accomplish this, WellPoint must file a Form A, as required by the Missouri insurance laws, with the Missouri Department of Insurance. The Missouri insurance laws require that a public hearing be held within 30 days after the Form A "Statement Regarding the Acquisition of Control of or

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

Merger with a Domestic Insurer" filing is deemed complete by the Missouri Director of Insurance. WellPoint is required to give notice of the public hearing to RightCHOICE and to other persons and in the same manner as may be designated by the Missouri Department of Insurance at least seven days prior to the public hearing. The Missouri Director of Insurance is obligated to make a determination with respect to the proposed change of control within 30 days after the conclusion of the public hearing. The Missouri insurance laws provide that the Missouri Director of Insurance shall approve the change of control unless the Missouri Director of Insurance finds that (i) following the transaction, RightCHOICE's regulated subsidiaries would be unable to satisfy requirements for the issuance of insurance licenses; (ii) the merger would substantially lessen competition or create a monopoly; (iii) the financial condition of WellPoint might jeopardize the financial condition of RightCHOICE or its subsidiaries or prejudice the interest of policyholders of RightCHOICE's insurance subsidiaries; (iv) plans of WellPoint regarding the business, assets, structure or management of RightCHOICE are unfair and unreasonable to policyholders of insurance subsidiaries of RightCHOICE and not in the public interest; (v) permitting the merger would not be in the interest of policyholders of insurance subsidiaries of RightCHOICE and the public because of the competence, experience and integrity of the persons who would control the operations of RightCHOICE after the merger; or (vi) the merger is likely to be hazardous or prejudicial to the insurance buying public. WellPoint and
RightCHOICE anticipate that the Form A will be filed on or about           ,
2001; no time for the public hearing has been set and it is not possible to estimate when such hearing will be held.

     In addition to the filings described above, RightCHOICE will file notifications of the merger with the insurance departments of various states in which it or its subsidiaries conduct business.

     Blue Cross and Blue Shield Association. Pursuant to the bylaws of the Blue Cross and Blue Shield Association, a change of control of any Blue Cross Blue Shield licensee, such as the change of control of RightCHOICE, which will be effected by the merger, requires the approval of the Blue Cross and Blue Shield Association. The process for obtaining approval is initiated by the entity seeking a license. Thereafter, the Blue Cross and Blue Shield Association considers the application and action is taken by its board of directors within 90 days of the filing of the application. Representatives of WellPoint and RightCHOICE have discussed the application with representatives of the Blue Cross and Blue Shield Association. At the present time, WellPoint and RightCHOICE anticipate that required approvals will be obtained.

     Upon completion of the merger, The Missouri Foundation For Health may beneficially own greater than 5% of WellPoint's outstanding voting securities. As part of the Blue Cross and Blue Shield Association approval process, WellPoint intends to request an amendment to WellPoint's license agreement with the Blue Cross and Blue Shield Association in order to allow the Foundation to own shares of WellPoint common stock in excess of the ownership limit set forth in WellPoint's certificate of incorporation. As part of the Blue Cross and Blue Shield Association approval process, WellPoint expects to enter into a voting trust agreement with the Foundation with respect to shares of WellPoint common stock that the Foundation may acquire in the merger that would otherwise be subject to being placed in an escrow arrangement under WellPoint's certificate of incorporation. See "Comparison of Rights of RightCHOICE Stockholders and WellPoint Stockholders -- Certain Restrictions on Ownership of Securities" on page 86.

MERGER EXPENSES, FEES AND COSTS

     The merger agreement provides that RightCHOICE and WellPoint each must bear their own expenses in connection with the merger which include all out-of-pocket expenses including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to RightCHOICE and WellPoint, and their affiliates. WellPoint and RightCHOICE agreed, however, that each shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of WellPoint's Form S-4 and this Proxy Statement/Prospectus.

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ACCOUNTING TREATMENT

     It is expected that the merger will be treated as a purchase for accounting and financial reporting purposes.

APPRAISAL RIGHTS

     If the merger is approved and consummated, appraisal rights will be available to holders of RightCHOICE stock who exercise such rights in accordance with Section 262 of the DGCL. The information set forth below is a general summary of appraisal rights and as a summary is qualified and is not a substitute for the provisions of Section 262 of the DGCL, a copy of which is attached hereto as Appendix D. Stockholders should read Appendix D in its entirety for more complete information concerning appraisal rights under Delaware law.

     Under the DGCL, stockholders entitled to vote on a merger or consolidation have the right to serve upon the corporation a written demand for appraisal of their shares when the stockholders receive any form of consideration for their shares other than (i) shares of the surviving corporation; (ii) shares of any other corporation listed on a national securities exchange or held of record by more than 2,000 stockholders; or (iii) cash (or stock and cash) in lieu of fractional shares or any combination thereof. In order to be entitled to exercise appraisal rights, a stockholder of RightCHOICE must neither vote in favor of the merger, nor consent to it in writing pursuant to Section 228. A stockholder of RightCHOICE must also make a written demand for appraisal of his or her shares before the taking of the vote on the merger; a proxy or vote against the merger shall not constitute such a demand.

     The DGCL provides that a corporation may provide in its certificate of incorporation for appraisal rights in connection with an amendment to the corporation's certificate of incorporation, any merger or consolidation regardless of the stockholder's right to vote on such transaction, or the sale of all or substantially all of the assets of the corporation. RightCHOICE has not made provisions for such rights in its certificate of incorporation.

     As a condition to WellPoint's obligation to consummate the merger, the number of shares of RightCHOICE common stock whose holders have made a demand for appraisal rights under Section 262 of the DGCL must constitute less than 30% of the outstanding shares of RightCHOICE common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of RightCHOICE common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this Proxy Statement/Prospectus, any of which may change, possibly retroactively. A change could affect the continuing validity of this discussion.

     For purposes of this discussion, we use the term "U.S. holder" to mean:

     - an individual who is a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized under the laws of the United States or any of its political subdivisions;

     - a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

     - an estate that is subject to United States federal income tax on its income regardless of its source.

     This discussion assumes that you hold your shares of RightCHOICE common stock as a capital asset within the meaning of the Code. Further, this discussion does not address all aspects of U.S. federal
                                        65
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income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

     - a financial institution;

     - a tax-exempt organization;

     - an S corporation or other pass-through entity;

     - an insurance company;

     - a mutual fund;

     - a dealer in stocks and securities, or foreign currencies;

     - a trader in securities who elects the mark-to-market method of accounting for your securities;

     - a RightCHOICE stockholder subject to the alternative minimum tax provisions of the Code;

     - a RightCHOICE stockholder who received your RightCHOICE common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

     - a foreign holder or a person that has a functional currency other than the U.S. dollar;

     - a holder of options granted under any RightCHOICE benefit plan; or

     - a RightCHOICE stockholder who holds RightCHOICE common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction.

     Based on representations contained in representation letters provided by WellPoint and RightCHOICE and on certain customary factual assumptions, all of which must continue to be true, accurate and complete in all material respects as of the effective time of the merger, it is the opinion of Simpson Thacher & Bartlett, counsel to WellPoint, and Lewis, Rice & Fingersh, L.C., counsel to RightCHOICE, that the material United States federal income tax consequences of the merger are as follows:

     - the merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Code;

     - if you exchange your RightCHOICE common stock solely for WellPoint common stock in the merger, you will not recognize gain or loss except to the extent of any cash received in lieu of a fractional share of WellPoint common stock;

     - if you exchange your RightCHOICE common stock solely for cash in the merger, you will recognize gain or loss in an amount equal to the difference between the amount of cash you receive and the tax basis in your shares of RightCHOICE common stock;

     - subject to the paragraph captioned "Additional
       Considerations -- Recharacterization of Gain as a Dividend," if you exchange your RightCHOICE common stock for a combination of WellPoint common stock and cash in the merger, you will recognize gain (but not loss) in an amount equal to the lesser of:

      - the excess, if any, of:

        - the sum of the cash (excluding any cash received in lieu of a fractional share of WellPoint common stock) and the fair market value of the WellPoint common stock you receive (including any fractional share of WellPoint you are deemed to receive and exchange for cash), over

        - your tax basis in the RightCHOICE common stock surrendered in the merger, and

      - the cash that you receive in the merger.

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     - your tax basis in the WellPoint common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash), will equal your tax basis in the RightCHOICE common stock you surrendered, increased by the amount of taxable gain, if any, you recognize on the exchange and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of WellPoint common stock); and

     - your holding period for the WellPoint common stock that you receive in the merger will include your holding period for the shares of RightCHOICE common stock that you surrender in the exchange.

If you acquired different blocks of RightCHOICE common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of RightCHOICE common stock, and the cash and WellPoint common stock you receive will be allocated pro rata to each such block of stock. In addition, your basis and holding period in your WellPoint common stock may be determined with reference to each block of RightCHOICE common stock.

     Taxation of Capital Gain. Gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your RightCHOICE common stock is greater than one year as of the date of the merger. If you are a non-corporate holder of RightCHOICE common stock, long-term capital gain generally will be taxed at a maximum United States federal income tax rate of 20%. The deductibility of capital losses is subject to limitation.

     Additional Considerations -- Recharacterization of Gain as a Dividend. All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if (i) you are a significant stockholder of WellPoint or (ii) if taking into account constructive ownership rules, your percentage ownership in WellPoint after the merger is not less than what your percentage ownership would have been if you had received WellPoint common stock rather than cash in the merger. This could happen, for example, because of a purchase of additional WellPoint common stock by you, a purchase of WellPoint common stock by a person related to you or a share repurchase by WellPoint from other WellPoint stockholders. Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you. Under the constructive ownership rules, a stockholder may be deemed to own stock that is owned by other persons, such as a family member, trust, corporation or other entities.

     Cash in lieu of Fractional Shares. You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of WellPoint common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share.

     Dissenting Stockholders. Holders of RightCHOICE common stock who dissent with respect to the merger as discussed in "The Merger -- Appraisal Rights" beginning on page 65, and who receive cash in respect of their shares of RightCHOICE common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

     It is a condition to the closing of the merger that each of WellPoint and RightCHOICE receive an opinion from Simpson Thacher & Bartlett and Lewis, Rice & Fingersh, L.C., respectively, that (i) the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and (ii) RightCHOICE, WellPoint and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code. These opinions will be based on updated representation letters provided by WellPoint and RightCHOICE to be delivered at the time of closing, and on customary factual assumptions and will assume that the merger will be completed according to the terms of the merger agreement. Although the merger agreement allows either WellPoint or RightCHOICE to waive this condition to closing, neither currently anticipates doing so. If either of us does waive this condition, we will inform you of this decision and ask you to vote on the merger taking this into consideration.

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     WellPoint and RightCHOICE have not and will not seek any ruling from the
Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

     Backup Withholding. If you are a non-corporate holder of RightCHOICE common stock you may be subject to information reporting and backup withholding on any cash payments you receive. You will not be subject to backup withholding, however, if you:

     - furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the form of election or letter of transmittal you will receive; or

     - are otherwise exempt from backup withholding.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

     Reporting Requirements. If you receive WellPoint common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. Such facts will include, but not be limited to, the cost or other basis in the shares of RightCHOICE common stock exchanged in the merger and the WellPoint common stock and other consideration received in the merger.

     THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, IT DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

DELISTING AND DEREGISTRATION OF RIGHTCHOICE COMMON STOCK

     If the merger is completed, RightCHOICE common stock will be delisted from the NYSE and will no longer be registered under the Securities Exchange Act of 1934.

REASONS FOR THE AMENDMENT TO THE RIGHTCHOICE CERTIFICATE OF INCORPORATION

     In connection with RightCHOICE's reorganization in 2000, RightCHOICE entered into new license agreements with the Blue Cross and Blue Shield Association which granted RightCHOICE the exclusive license to use the Blue Cross and Blue Shield name in its Blue Cross and Blue Shield service area in Missouri. The license agreements required as a condition to RightCHOICE's retention of the license following the reorganization that RightCHOICE have restrictions on the ownership and transfer of its shares of RightCHOICE common stock.

     The RightCHOICE certificate of incorporation provides, as required by the license agreements, that no person or entity may beneficially own shares of voting capital stock of RightCHOICE in excess of the applicable ownership limitations. The ownership limitations, which are included in Article VII of the RightCHOICE certificate of incorporation, are as follows:

     - No "institutional investor" (as defined in the RightCHOICE certificate of incorporation) may beneficially own 10% or more of the combined voting power of all of RightCHOICE's outstanding securities;

     - No "noninstitutional investor" (as defined in the RightCHOICE certificate of incorporation) may beneficially own 5% or more of the combined voting power of all of RightCHOICE's outstanding securities; and

     - No "person or entity" may own 20% or more of all RightCHOICE's outstanding equity securities

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     WellPoint is a "noninstitutional investor" for purpose of the RightCHOICE ownership limitation and, although its execution of the merger agreement with RightCHOICE whereby it will acquire all of the outstanding shares of RightCHOICE common stock will not violate the ownership limitations in the RightCHOICE certificate of incorporation provided certain conditions described therein are met, WellPoint may not actually consummate the merger pursuant to the merger agreement unless the applicable ownership limitations described in the RightCHOICE certificate of incorporation are amended or repealed. The proposed amendment to the RightCHOICE certificate of incorporation, to be voted upon at the special meeting, will exclude WellPoint and Merger Sub from the ownership limitations of Article VII. The amendment, however, will become effective only if the merger is consummated. The form of Amendment is attached as Appendix B to this Proxy Statement/Prospectus. The full text of the RightCHOICE certificate of incorporation as currently in effect is available upon request to RightCHOICE and also from the SEC.

                              THE MERGER AGREEMENT

     The merger agreement contemplates the merger of RightCHOICE into a subsidiary of WellPoint, with the subsidiary continuing as the surviving corporation. This section of the Proxy Statement/ Prospectus describes material provisions of the merger agreement. Because the description of the merger agreement contained in this Proxy Statement/Prospectus is a summary, it does not contain all the information that may be important to you. You should carefully read the entire copy of the merger agreement attached as Appendix A to this Proxy Statement/Prospectus before you decide how to vote.

MERGER CONSIDERATION; PRORATION PROCEDURES

     Merger Consideration. The merger agreement provides that each share of RightCHOICE common stock outstanding immediately prior to the effective time of the merger (other than treasury stock of RightCHOICE, any shares for which the holders have exercised their appraisal rights under Delaware law and shares of RightCHOICE common stock owned by WellPoint) shall be converted at the effective time of the merger into the right to receive (subject to the proration described below):

          (i) for each share of RightCHOICE common stock for which a cash election has been effectively made, the right to receive $66 in cash; or

          (ii) for each share of RightCHOICE common stock for which no cash election has been effectively made, the right to receive 0.6161 of a fully paid and nonassessable share of WellPoint common stock.

     The number of shares of RightCHOICE common stock to be converted into the right to receive cash in the merger (when added to the number of shares of RightCHOICE common stock for which the holders have exercised their appraisal rights under Delaware law) shall be equal to 30% of the number of shares of RightCHOICE common stock outstanding immediately prior to the effective time of the merger. The remaining 70% of the number of shares of RightCHOICE common stock outstanding immediately prior to the effective time of the merger shall be converted into the right to receive WellPoint common stock in the merger. WellPoint expects to issue 8.2 million shares of WellPoint common stock and expects to pay $377.4 million in cash in the aggregate to the holders of RightCHOICE common stock (assuming 19.1 million shares of RightCHOICE common stock outstanding (other than those held by WellPoint) at the effective time of the merger and assuming no RightCHOICE options are exercised prior to the closing).

     Proration Procedures. If the aggregate number of shares of RightCHOICE common stock in respect of which cash elections have been made (when added to the number of shares of RightCHOICE common stock for which the holders have exercised their appraisal rights under Delaware law) exceeds 30% of the number of shares of RightCHOICE common stock outstanding immediately prior to the effective time of the merger, then the number of shares of RightCHOICE common stock for which each holder has made an election to receive cash and otherwise would have been entitled to receive cash will be reduced

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proportionately for each such holder (based on the number of shares as to which an election was made by such holder as compared to the number of shares as to which an election was made by all holders) to the extent necessary so that the aggregate number of shares entitled to receive cash (when added to the number of those shares of RightCHOICE common stock for which the holders have exercised their appraisal rights under Delaware law) shall equal 30% of the number of shares of RightCHOICE common stock outstanding immediately prior to the effective time of the merger. Each share of RightCHOICE common stock that is not converted into cash will be converted into the right to receive 0.6161 of a share of WellPoint common stock.

     If the aggregate number of shares of RightCHOICE common stock in respect of which cash elections have not been made (nor appraisal rights exercised under Delaware law) exceeds 70% of the number of shares of RightCHOICE common stock outstanding immediately prior to the effective time of the merger, then the number of shares of RightCHOICE common stock for which each holder has not made an election to receive cash (nor exercised appraisal rights under Delaware law) and otherwise would have been entitled to receive shares of WellPoint common stock will be reduced proportionately for each such holder (based on the number of shares as to which a cash election was not made nor appraisal rights exercised by such holder as compared to the number of shares as to which a cash election was not made nor appraisal rights exercised by all holders) to the extent necessary so that the aggregate number of shares entitled to receive WellPoint common stock shall equal 70% of the number of shares of RightCHOICE common stock outstanding immediately prior to the effective time of the merger. Each share of RightCHOICE common stock that is not converted into WellPoint common stock will be converted into the right to receive $66 in cash.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     Closing. Unless the parties agree otherwise, the closing of the merger will take place on the second business day after the date on which all closing conditions have been satisfied or waived or such other time as agreed to in writing by WellPoint and RightCHOICE. The closing is expected to take place shortly after the approval of the merger by the RightCHOICE stockholders.

     Effective Time. The merger will be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. Such filing of the Certificate of Merger shall be made simultaneously with the closing of the transactions contemplated by the merger agreement. See "The Merger Agreement -- Conditions to the Merger."

CONVERSION OF RIGHTCHOICE STOCK OPTIONS

     RightCHOICE and WellPoint shall take all actions reasonably necessary so that immediately prior to the effective time of the merger, automatically and without any action on the part of the holder thereof, each outstanding RightCHOICE stock option shall become vested and exercisable as of the effective time and shall be converted into an option to acquire that number of shares of WellPoint common stock obtained by multiplying the number of shares of RightCHOICE common stock issuable upon the exercise of such option by the 0.6161 rounded down, if necessary, to the nearest whole share of WellPoint common stock at an exercise price per share equal to the per share exercise price of such option divided by 0.6161 rounded up, if necessary, to the nearest whole cent, and otherwise upon the same terms and conditions as the outstanding RightCHOICE stock options.

     WellPoint will take all corporate actions necessary to reserve for issuance a sufficient number of shares of WellPoint common stock for delivery upon exercise of the converted RightCHOICE stock options. WellPoint shall use its reasonable best efforts to cause the registration of the shares subject to such converted RightCHOICE stock options to become effective as part of WellPoint's Form S-4 (of which this Proxy Statement/Prospectus is a part) or a registration statement on Form S-8, on the same date as the Form S-4 is declared effective. WellPoint shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such converted RightCHOICE stock options remain outstanding.

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HEADQUARTERS

     From and after the effective time, the headquarters of Blue Cross and Blue Shield of Missouri shall be located in Missouri. For a period of two years from the effective time (or, if earlier, a change of control of WellPoint) the headquarters and principal executive offices of WellPoint's central U.S. business region will be located in Missouri. WellPoint's central business region shall consist of the states of Arkansas, Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Missouri, Ohio, West Virginia and Wisconsin.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations to Consummate the Merger. The respective obligations of RightCHOICE and WellPoint to effect the merger are subject to the fulfillment, at or prior to the effective time, of the following conditions, unless waived by the parties:

     - No Injunctions or Restraints. No statute, rule, regulation, governmental order, judgment, injunction or decree shall be in effect, and no governmental proceeding or action shall have been instituted before any governmental body that would make the merger illegal or otherwise would prohibit the consummation of the merger.

     - HSR Act. The waiting period applicable to consummation of the merger under the HSR Act shall have expired or been terminated.

     - Stock Exchange Listing. The shares of WellPoint common stock issuable in the merger and those to be reserved for issuance upon exercise of stock options shall have been authorized for listing on the NYSE.

     - Effective Registration Statement. The Registration Statement on Form S-4 filed by WellPoint shall have become effective, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities.

     - Stockholder Approval. The merger agreement and the transactions contemplated thereby and the amendment to the certificate of incorporation of RightCHOICE shall have been approved and adopted by the requisite vote of the stockholders of RightCHOICE under applicable law and applicable listing requirements.

     - Required Governmental Consents. Any material governmental consents or approvals required to consummate the transactions contemplated by the merger agreement shall have been obtained.

     - BCBSA. Any required approval of the Blue Cross and Blue Shield Association shall have been obtained.

     Additional Conditions to the Obligations of WellPoint. The obligation of WellPoint and Merger Sub to effect the merger is further subject to the fulfillment, at or prior to the effective time, of the following additional conditions, unless waived by WellPoint:

     - Representations and Warranties. RightCHOICE's representations and warranties contained in the merger agreement shall be true and correct on and as of the closing date as if made at and as of such date, except for any inaccuracies or failures to perform that in the aggregate would not reasonably be expected to have a material adverse effect on RightCHOICE's and its subsidiaries' business, assets or financial condition taken as a whole.

     - Performance of Obligations. RightCHOICE shall have performed and complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to closing.

     - Tax Opinion. WellPoint shall have received a written opinion of Simpson Thacher & Bartlett that: (i) the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and
       (ii) RightCHOICE, WellPoint and Merger Sub will each be a party to the

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       reorganization within the meaning of Section 368(b) of the Internal
       Revenue Code. See "The Merger -- Material Federal Income Tax
       Consequences."

     - No Material Adverse Effect. At any time on or after the date of the merger agreement, no change, circumstance or event shall have occurred that has had or would reasonably be expected to have a material adverse effect on RightCHOICE's and its subsidiaries' business, assets or financial condition taken as a whole.

     - Exercise of Appraisal Rights. Holders of less than 30% of all shares of RightCHOICE common stock outstanding as of the date of the special meeting shall have demanded appraisal rights under Section 262 of the DGCL.

     Additional Conditions to the Obligations of RightCHOICE. The obligation of RightCHOICE to effect the merger is further subject to the fulfillment, at or prior to the effective time, of the following additional conditions, unless waived by RightCHOICE:

     - Representations and Warranties. WellPoint's and Merger Sub's representations and warranties contained in the merger agreement shall be true and correct on and as of the closing date as if made at and as of such date, except for any inaccuracies or failures to perform that in the aggregate would not reasonably be expected to have a material adverse effect on WellPoint's and its subsidiaries' business, assets or financial condition taken as a whole.

     - Performance of Obligations. WellPoint and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to closing.

     - Tax Opinion. RightCHOICE shall have received a written opinion of Lewis, Rice & Fingersh, L.C. that: (i) the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) RightCHOICE, WellPoint and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. See "The Merger -- Material Federal Income Tax Consequences".

     - Price of WellPoint Common Stock. The average closing price of WellPoint common stock on the NYSE for the 20 full trading days ending on the business day immediately following the day on which all other conditions to the merger have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the closing date) shall be at least $91.05.

     - Representation on WellPoint Board. One of RightCHOICE's current directors (who is not currently an employee of RightCHOICE) shall have been appointed to the board of directors of WellPoint to serve until at least the 2004 annual meeting of RightCHOICE stockholders.

     - No Material Adverse Effect. At any time on or after the date of the merger agreement, no change, circumstance or event shall have occurred that has had or would reasonably be expected to have a material adverse effect on WellPoint's and its subsidiaries' business, assets or financial condition taken as a whole.

REPRESENTATIONS AND WARRANTIES OF WELLPOINT AND RIGHTCHOICE

     The merger agreement contains various customary representations and warranties of RightCHOICE and WellPoint relating to, among other things:

     - proper organization and good standing of RightCHOICE, WellPoint and their respective subsidiaries;

     - the capitalization of RightCHOICE and WellPoint;

     - the corporate authorization and enforceability of the merger agreement;

     - the filing of SEC reports and the preparation of financial statements;

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     - information supplied in this Proxy Statement/Prospectus;

     - board approval;

     - vote required;

     - brokers and finders;

     - litigation and compliance with laws; and

     - absence of certain changes or events.

     The merger agreement contains additional customary representations and warranties of RightCHOICE relating to:

     - reserves;

     - environmental matters;

     - intellectual property matters;

     - taxes;

     - certain contracts;

     - employee benefit matters;

     - labor matters;

     - affiliate transactions;

     - statutory financial statements;

     - insurance; and

     - the opinion of RightCHOICE's financial advisor.

CONDUCT OF THE BUSINESS OF WELLPOINT AND RIGHTCHOICE PRIOR TO THE MERGER

     Pursuant to the merger agreement, RightCHOICE has agreed that, prior to the effective time of the merger or earlier termination of the merger agreement, it shall, and shall cause each of its subsidiaries to:

     - conduct their respective businesses in the ordinary course of business and consistent with past practice;

     - use commercially reasonable efforts to preserve intact their respective business organizations, keep available the service of their respective present officers, employees and consultants, preserve the present relationships with customers and others having significant business relationships with them;

     - not amend or propose to amend their respective organizational documents, except for the amendment to the RightCHOICE certificate of incorporation described in this Proxy Statement/ Prospectus;

     - not issue, deliver, sell, pledge, dispose of or encumber any shares of any class of capital stock, any options, other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of RightCHOICE or any of its subsidiaries, except for the issuance of options to officers and employees (which issuance shall be in the ordinary course of business in accordance with past practices) to purchase up to 160,000 shares of RightCHOICE stock issuable in accordance with the terms of RightCHOICE stock option plans;

     - not declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

     - not split, combine or reclassify, redeem, purchase or otherwise acquire their outstanding capital stock;
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     - not acquire any corporation, partnership or other business organization or division or line of business;

     - not modify their current investment policies or investment practices in any material respect;

     - not transfer, lease, mortgage or otherwise dispose of or subject to any lien any of its assets with a fair market value in excess of $5,000,000 individually or $10,000,000 in the aggregate;

     - not incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse any loans, advances or capital contributions to, or investments in, any other person in excess of $5,000,000 individually or $10,000,000 in the aggregate;

     - not enter into or amend any material contract or agreements with an affiliate of RightCHOICE other than (i) contracts or amendments issued or entered into in the ordinary course of business with customers or providers of RightCHOICE or its subsidiaries using RightCHOICE's or any of its subsidiary's standard templates or for purposes of compliance with laws or accreditation requirements and (ii) customer agreements that are not terminable within one year solely as a result of statutory or regulatory requirements;

     - not increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary and wages of officers and employees in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

     - not make any change to its accounting practices or principles or reserving or underwriting practices or principles;

     - not take any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - not settle or compromise any pending or threatened suit, action or claim in excess of $500,000;

     - not adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

     - not effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee;

     - not fail to maintain in full force and effect their existing insurance policies or comparable replacement policies to the extent available for a cost not exceeding 150% of the current cost of such policy;

     - not authorize or make capital expenditures which are, in the aggregate, in excess of $10 million;

     - not expand their marketing efforts beyond those states in which their products are offered as of the date of the merger agreement;

     - not make any tax election or settle or compromise any material federal, state, local or foreign tax liability, change any annual tax accounting period, change any method of tax accounting, enter into any closing agreement relating to any tax, surrender any right to claim a tax refund, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment; and

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

     - not take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described above or any action which would result in any of the closing conditions not being satisfied or materially delay the closing.

     Pursuant to the merger agreement, WellPoint has agreed that prior to the effective time or earlier termination of the merger agreement, it shall, and shall cause each of its subsidiaries to:

     - not amend or propose to amend their respective certificate of incorporation or bylaws;

     - not take any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

     - not declare, set aside, make or pay any dividend or other distribution (other than share repurchases in accordance with WellPoint's share repurchase program) with respect to any of its capital stock;

     - not adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; and

     - not take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described above or any action which would result in any of the closing conditions not being satisfied or materially delay the closing.

NO SOLICITATION OF TRANSACTIONS

     The merger agreement provides that prior to the effective time of the merger or earlier termination of the merger agreement, RightCHOICE shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage, facilitate or provide confidential information to facilitate any offer or proposal with respect to an alternative transaction consisting of:

     - the acquisition of RightCHOICE by means of a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, or

     - any purchase by a third party of 20% or more of the assets of RightCHOICE and its subsidiaries taken as a whole or 20% or more of the common stock of RightCHOICE or any purchase by RightCHOICE or its subsidiaries of 20% or more of the common stock of RightCHOICE.

     Notwithstanding the foregoing, the board of directors of RightCHOICE may provide information or engage in any discussions or negotiations with any person in response to an unsolicited bona fide written proposal or offer for an alternative transaction if the board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to provide such information or to engage in such negotiations or discussions is or is reasonably likely to be inconsistent with the directors' fiduciary duties in accordance with Delaware law. RightCHOICE's board of directors may also, to the extent applicable, comply with Rules 14d-9 and 14e-2(a) of the Securities Exchange Act of 1934 concerning a third party tender offer.

     The merger agreement requires that, prior to providing any information or data to any person or entering into discussions or negotiations with any person, RightCHOICE will notify WellPoint promptly of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating the name of such person and providing to WellPoint a copy of such written proposal or offer for an alternative transaction. RightCHOICE agrees under the merger agreement that it will keep WellPoint informed, on a prompt basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations and that it will deliver to WellPoint copies of (or, if oral, summaries of) any changes to any proposals or offers.

CONDUCT OF THE BUSINESS OF THE COMBINED COMPANIES FOLLOWING THE MERGER

     Following the merger, RightCHOICE will be a wholly owned subsidiary of WellPoint. Pursuant to the merger agreement, the certificate of incorporation of Merger Sub as in effect immediately prior to the
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

effective time, shall be the certificate of incorporation of the surviving corporation and thereafter may be amended in accordance with its terms as provided in the DGCL. Pursuant to the merger agreement, the bylaws of Merger Sub as in effect immediately prior to the effective time shall be the bylaws of the surviving corporation.

AFFILIATE AGREEMENTS

     RightCHOICE has agreed to provide to WellPoint a letter identifying all persons who, in the opinion of RightCHOICE, may be deemed affiliates of such party for purposes of Rule 145 under the Securities Act. RightCHOICE has further agreed to use its reasonable best efforts to deliver to WellPoint, not less than 30 days prior to the effective time of the merger, a letter from each such affiliate agreeing, among other things, to abide by certain transfer restrictions pursuant to Rule 145 under the Securities Act.

TERMINATION

     The merger agreement may be terminated at any time prior to the closing date, whether before or after the approval by the stockholders of RightCHOICE:

     - by the mutual written consent of RightCHOICE and WellPoint;

     - by either WellPoint or RightCHOICE if the merger shall not have been consummated on or before June 30, 2002 (other than due principally to the failure of the party seeking to terminate the merger agreement to perform its obligations under the merger agreement);

     - by WellPoint or RightCHOICE if any required approval of the stockholders of RightCHOICE for the merger or the amendment to the RightCHOICE certificate of incorporation shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

     - by WellPoint or RightCHOICE if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and nonappealable (but the party seeking to terminate the merger agreement in this regard must have used its reasonable best efforts to prevent the entry of such order, decree, ruling or other action);

     - by RightCHOICE if prior to the closing date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of WellPoint or Merger Sub which breach would give rise to the failure of one of RightCHOICE's additional conditions to the merger (see "The Merger Agreement -- Conditions to the Merger") and is incapable of being cured by WellPoint or is not cured within 30 days of notice of such breach, or any of the conditions to each party's obligations (see "The Merger Agreement -- Conditions to the Merger") shall have become incapable of fulfillment;

     - by WellPoint if prior to the closing date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of RightCHOICE which breach would give rise to the failure of one of WellPoint's additional conditions to the merger (see "The Merger Agreement -- Conditions to the Merger") and is incapable of being cured by RightCHOICE or is not cured within 30 days of notice of such breach, or any of the conditions to each party's obligations (see "The Merger Agreement -- Conditions to the Merger") shall have become incapable of fulfillment;

     - by either party if, prior to the receipt of the approval of RightCHOICE's stockholders of the merger, (i) the board of directors of RightCHOICE authorizes RightCHOICE to execute a binding written agreement with respect to a proposal for a merger, consolidation, other business combination involving, or any purchase or acquisition of more than, 50% of the voting power of RightCHOICE's capital stock, or all or substantially all of the consolidated assets of

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

       RightCHOICE and its subsidiaries, which proposal the board of directors of RightCHOICE determines in good faith after consultation with its advisors would result in a transaction that, if consummated, is more favorable to the RightCHOICE stockholders from a financial point of view than the merger with WellPoint, (ii) RightCHOICE notifies WellPoint in writing that it intends to enter into such an agreement and provides WellPoint with the proposed definitive documentation for such proposal and (iii) WellPoint does not, within five days after the receipt of such written notice and documentation, provide a written offer that is at least as favorable as the proposal to the stockholders of RightCHOICE; or

     - by RightCHOICE on or prior to the tenth business day after the business day immediately following the day on which all other conditions to the merger have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the closing date) if the average closing price of WellPoint common stock on the NYSE for the 20 full trading days ending on such date is less than $91.05.

TERMINATION FEE

     RightCHOICE has agreed to pay a termination fee to WellPoint equal to $40.24 million if:

     - WellPoint terminates the merger agreement because there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of RightCHOICE which breach would give rise to the failure of a condition to the merger, and the board of directors of RightCHOICE was aware of the existence of an alternative acquisition transaction between RightCHOICE and a third party or the intention to propose such an alternative transaction and such alternative transaction has not been withdrawn prior to the breach, and within 12 months after the termination of the merger agreement RightCHOICE enters into an agreement with respect to such a transaction or such a transaction is consummated; or

     - RightCHOICE or WellPoint terminates the merger agreement because:

      - any required approval of the stockholders of RightCHOICE for the merger or the amendment to the RightCHOICE certificate of incorporation shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof, and an alternative acquisition transaction between RightCHOICE and a third party or the intention to propose such an alternative transaction shall have been publicly announced and not withdrawn prior to the date of such meeting, and within 12 months after the termination of the merger agreement RightCHOICE enters into an agreement with respect to such an alternative acquisition transaction or such an alternative acquisition transaction is consummated; or

      - prior to the receipt of the approval of RightCHOICE's stockholders of the merger, (i) the board of directors of RightCHOICE authorizes RightCHOICE to execute a binding written agreement with respect to a proposal for a merger, consolidation, other business combination involving, or any purchase or acquisition of more than, 50% of the voting power of RightCHOICE's capital stock, or all or substantially all of the consolidated assets of RightCHOICE and its subsidiaries, which proposal the board of directors of RightCHOICE determines in good faith after consultation with its advisors would result in a transaction that, if consummated, is more favorable to the RightCHOICE stockholders from a financial point of view than the merger with WellPoint, (ii) RightCHOICE notifies WellPoint in writing that it intends to enter into such an agreement and provides WellPoint with the proposed definitive documentation for such proposal and (iii) WellPoint does not, within five days after the receipt of such written notice and documentation, provide a written offer that is at least as favorable as the proposal.

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

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that the surviving corporation shall, and WellPoint shall cause the surviving corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of RightCHOICE and its subsidiaries to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement for acts or omissions occurring at or prior to the merger (including for acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated thereby), and (ii) purchase as of the effective time of the merger a tail policy to the current policy of directors' and officers' liability insurance and fiduciary liability insurance maintained by RightCHOICE which tail policy shall be effective for a period from the closing of the merger through and including the date six years after the closing date with respect to claims arising from facts or events that occurred on or before the effective time of the merger. In no event, however, shall the surviving corporation be required to expend an amount for such tail policy in excess of 900% of the annual premium currently paid by RightCHOICE for its current policy of directors' and officers' liability insurance and fiduciary liability insurance. If the premium for such insurance exceeds that amount, then the surviving corporation must purchase a tail policy with the greatest coverage available for a cost not exceeding such amount.

                               RELATED AGREEMENTS

VOTING AND LOCKUP AGREEMENT

     Concurrently with the execution of the merger agreement, WellPoint has entered into a voting and lockup agreement with the Foundation in order to facilitate the merger of RightCHOICE and WellPoint.

     Voting of Shares. Pursuant to the voting and lockup agreement, and subject to the terms and conditions contained therein, the Foundation has agreed that from October 17, 2001 until the termination of the voting and lockup agreement, the Foundation will vote, or cause to be voted, the shares of RightCHOICE common stock over which the Foundation has voting power in favor of approval of the merger and the amendment to RightCHOICE's certificate of incorporation. Further, the Foundation shall vote against (i) the approval of any other acquisition proposal; or (ii) any amendment of RightCHOICE's certificate of incorporation or bylaws or other proposal or transaction involving RightCHOICE or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the merger, the merger agreement or any other transaction contemplated by the merger agreement.

     Transfer Restrictions. Following the execution of the voting and lockup agreement, and until its expiration date, the Foundation will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any of its shares of RightCHOICE common stock or any securities convertible into or exercisable or exchangeable for shares of RightCHOICE common stock or file any registration statement under the Securities Act, with respect to any of the foregoing; (b) enter into a swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of its shares of RightCHOICE common stock; or (c) create or permit to exist any liens, claims, options, charges or other encumbrances on or otherwise affecting any of its shares of RightCHOICE common stock.

     Voting Trust Agreement. The Foundation has agreed upon closing of the merger to enter into a voting trust agreement with WellPoint and a qualified trustee providing for the deposit with the voting trustee of the number of shares of WellPoint common stock received by the Foundation in the merger which are in excess of applicable ownership limitations included in WellPoint's certificate of incorporation.

     Termination. The Foundation has agreed to comply with the voting and lockup agreement and vote in favor of the merger except if (i) the merger agreement is terminated; (ii) the merger agreement is

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

amended in any manner materially adverse to the Foundation without the consent of the Foundation; or (iii) at the time of the meeting of stockholders of RightCHOICE, there shall have occurred or exist any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on WellPoint.

     Expenses and Indemnification. All costs and expenses incurred in connection with the voting and lockup agreement shall be paid by the party incurring such expenses. WellPoint has agreed to indemnify the Foundation and its directors, officers and employees against certain liabilities arising out of WellPoint's Form S-4 or this Proxy Statement/Prospectus.

REGISTRATION RIGHTS AGREEMENT

     WellPoint also entered into a registration rights agreement with the Foundation concurrently with execution of the merger agreement. As an affiliate of RightCHOICE, the Foundation's resales of the shares of WellPoint common stock that it receives in the merger will be subject to the resale restrictions of Rule 145 promulgated under the Securities Act as described at "The
Merger -- Restrictions on Sales of WellPoint Common Stock." In order to partly address these restrictions, which are not applicable to most other RightCHOICE stockholders receiving WellPoint common stock in the merger, the registration rights agreement grants certain rights to the Foundation to cause WellPoint to register the Foundation's shares of WellPoint common stock under the Securities Act as described below.

     Resale Registration. The registration rights agreement provides that at the effective time of the merger, WellPoint will register for resale on WellPoint's Form S-4 or, at the option of WellPoint, another registration form effective as of the effective time of the merger, referred to as the resale registration statement, the shares of WellPoint common stock received by the Foundation in the merger. This resale registration statement will remain effective for a period ending on the 180th day after the effective time of the merger.

     Piggyback Registration Rights. Subject to certain limitations set forth in the registration rights agreement, if, at any time during the term of the registration rights agreement, WellPoint proposes to register any of its WellPoint common stock or any other of its common equity securities under the Securities Act (other than a registration on Form S-4 or Form S-8), the Foundation will have certain rights to include in such registration statement such number of its shares of WellPoint common stock as the Foundation may request.

     Term. The registration rights agreement will expire upon the earliest to occur of (i) the termination of the merger agreement, (ii) one year from the date of the merger, and (iii) the date on which the Foundation no longer owns any shares of WellPoint common stock or other securities into which shares of WellPoint common stock may be converted or changed, the disposition of which requires registration under the Securities Act.

     Expenses and Indemnification. The Foundation will pay certain registration expenses in connection with any registration made under the piggyback registration rights under the registration rights agreement. WellPoint has agreed to indemnify the Foundation and its directors, officers and employees against certain liabilities in connection with any registration statement pursuant to the registration rights agreement.

AGREEMENT BETWEEN RIGHTCHOICE AND THE FOUNDATION

     In conjunction with the execution of the voting and lockup agreement, RightCHOICE and the Foundation entered into an agreement under which RightCHOICE agreed to consult with the Foundation prior to RightCHOICE's exercise of various termination rights or the waiver of various conditions under the merger agreement. Specifically, RightCHOICE agreed to consult with the Foundation prior to exercising its right under the merger agreement to waive any of RightCHOICE's additional conditions to the merger (see "The Merger Agreement -- Conditions to the Merger") or to terminate the merger agreement based upon the failure of the merger to occur on or before June 30, 2002, or as a result of the RightCHOICE board's authorization of RightCHOICE to execute a binding written agreement with

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respect to a superior acquisition proposal, or as a result of the average closing price of WellPoint's common stock for the 20 trading days immediately preceding the closing of the merger being less than $91.05 (see "The Merger Agreement -- Termination").

PHARMACY BENEFIT MANAGEMENT SERVICES

     In connection with the merger agreement, WellPoint and RightCHOICE agreed that WellPoint, through one of its subsidiaries, would use its reasonable best efforts to enter into, on or before November 30, 2001 and at the option of RightCHOICE, a written agreement under which it will provide pharmacy benefit management and data processing and related services to RightCHOICE upon terms no less favorable than those currently offered to RightCHOICE under its current contract with a third party for such services. If WellPoint and RightCHOICE fail to enter into either the pharmacy benefit management agreement or the data agreement on or before November 30, 2001, RightCHOICE may enter into similar agreements with one or more persons other than WellPoint.

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

                            MARKET PRICE INFORMATION

     WellPoint. WellPoint common stock has been traded on the NYSE under the symbol "WLP" since WellPoint's initial public offering in 1993. The shares of WellPoint common stock to be issued in the merger will be listed on the NYSE. The following table shows the high and low sale prices for WellPoint common stock for the periods presented.

                                                               HIGH       LOW
                                                              ------     ------
Year Ended December 31, 1999
  First Quarter.............................................  $87.81     $69.38
  Second Quarter............................................   97.00      66.81
  Third Quarter.............................................   86.69      54.75
  Fourth Quarter............................................   67.63      48.25
Year Ended December 31, 2000
  First Quarter.............................................   78.50      56.94
  Second Quarter............................................   79.88      66.75
  Third Quarter.............................................   96.38      70.38
  Fourth Quarter............................................  121.50      91.56
Year Ending December 31, 2001
  First Quarter.............................................  115.75      84.75
  Second Quarter............................................  100.18      81.65
  Third Quarter.............................................  109.94      92.80
  Fourth Quarter (through November 7, 2001).................  115.46      99.50

     On October 17, 2001, the last trading day immediately preceding the public
announcement of the proposed merger, and on           , 2001, the most recent
practicable date prior to the mailing of this Proxy Statement/Prospectus, the closing sale prices of WellPoint common stock as reported on the NYSE Composite
Transactions Tape were $107.12 and $     , respectively. We urge you to obtain a
current market quotation for shares of WellPoint common stock.

     RightCHOICE. RightCHOICE common stock has been traded on the NYSE under the symbol "RIT" since RightCHOICE's initial public offering in 1994. The following table shows the high and low sale prices for RightCHOICE common stock for the periods presented.

                                                               HIGH     LOW
                                                              ------   ------
Year Ended December 31, 1999
  First Quarter.............................................  $13.00   $10.25
  Second Quarter............................................   12.13    10.75
  Third Quarter.............................................   11.63    10.38
  Fourth Quarter............................................   12.00     9.50
Year Ended December 31, 2000
  First Quarter.............................................   15.50    11.50
  Second Quarter............................................   18.44    12.13
  Third Quarter.............................................   24.25    15.88
  Fourth Quarter............................................   35.75    22.19
Year Ending December 31, 2001
  First Quarter.............................................   42.56    29.50
  Second Quarter............................................   46.15    33.95
  Third Quarter.............................................   57.00    39.75
  Fourth Quarter (through November 7, 2001).................   68.60    42.51

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

     On October 17, 2001, the last trading day immediately preceding the public
announcement of the proposed merger, and on           , 2001, the most recent
practicable date prior to the mailing of this Proxy Statement/Prospectus, the closing sale prices of RightCHOICE common stock as reported on the NYSE
Composite Transactions Tape were $45.11 and $   , respectively. We urge you to
obtain a current market quotation for shares of RightCHOICE common stock.

                            COMPARISON OF RIGHTS OF
              RIGHTCHOICE STOCKHOLDERS AND WELLPOINT STOCKHOLDERS

     The rights of RightCHOICE stockholders are presently governed by the Delaware General Corporation Law ("DGCL"), the certificate of incorporation of RightCHOICE (the "RightCHOICE Certificate") and the bylaws of RightCHOICE (the "RightCHOICE Bylaws"). Upon completion of the merger, the rights of RightCHOICE stockholders who become stockholders of WellPoint in the merger will be governed by the DGCL, the restated certificate of incorporation of WellPoint (the "WellPoint Certificate"), and the bylaws of WellPoint (the "WellPoint Bylaws"). The following is a summary of the principal differences between the current rights of RightCHOICE stockholders and those of WellPoint stockholders following the merger.

     The following is not intended to be a complete discussion of the differences in the rights of RightCHOICE and WellPoint stockholders, and is qualified by reference to Delaware law, the WellPoint Certificate, the RightCHOICE Certificate, the WellPoint Bylaws and the RightCHOICE Bylaws. The RightCHOICE Certificate and the RightCHOICE Bylaws, which are presently available from RightCHOICE, as well as from the Commission, will be sent to stockholders of RightCHOICE upon request. See "Available Information" and "Incorporation of Certain Documents by Reference."

BOARD OF DIRECTORS

     RightCHOICE. The board of directors of RightCHOICE consists of no less than three or more than 21 directors, the exact number of directors to be determined in accordance with the RightCHOICE Bylaws. The DGCL permits a classified board of directors, divided into as many as three classes, but with no requirement that the classes be as even in size as possible. The RightCHOICE Certificate provides for the RightCHOICE board of directors to be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. At each annual meeting of stockholders successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. The RightCHOICE Certificate does not provide for cumulative voting.

     WellPoint. The board of directors of WellPoint consists of no less than nine or more than 17 directors, the exact number of directors to be determined in accordance with the WellPoint Bylaws. The DGCL permits a classified board of directors, divided into as many as three classes, but with no requirement that the classes be as even in size as possible. The WellPoint Certificate provides for the WellPoint board of directors to be divided into three classes with any change in the number of directors to be apportioned among the classes so the number of directors in each class is as nearly equal as possible. The board of directors of WellPoint is elected by a plurality of the votes cast by stockholders, up to the number of directors to be elected in such election, without cumulative voting. At each annual meeting of stockholders successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

COMMITTEES OF THE BOARD

     RightCHOICE. The RightCHOICE Bylaws provide that RightCHOICE shall have an Audit Committee, which shall consist of three directors. Membership on the Audit Committee is restricted to those directors who are independent of the management of RightCHOICE and are free from any relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment as a member of the committee. Members of the Audit Committee must be financially literate, or must become financially literate within a reasonable time after their appointment thereto. The board of
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

directors at the annual or any regular or special meeting of the directors designates members of the Audit Committee by resolution adopted by a majority of the whole board of directors.

     The RightCHOICE Bylaws further provide that the board of directors at the annual or any regular or special meeting shall, by resolution adopted by a majority of the whole board of directors designate two or more directors to constitute a Compensation Committee. Membership on the Compensation Committee is restricted to disinterested persons which for this purpose shall mean any director who, during the time such director is a member of the Compensation Committee is not eligible, and has not at any time within one year prior thereto been eligible, for selection to participate (other than in a manner as to which the Compensation Committee has no discretion) in any of the compensation plans administered by the Compensation Committee. The Compensation Committee recommends to the board of directors the compensation and benefits of the executive officers of RightCHOICE.

     The RightCHOICE Bylaws further provide for a Nominating Committee, which consists of two or more directors. The Nominating Committee is responsible for recommending to the board of directors a slate of directors to be presented for election by stockholders at each annual meeting of the stockholders and other duties or functions deemed appropriate by the board of directors.

     WellPoint. The WellPoint Bylaws provide that the board may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees, each consisting of two or more directors, to serve at the pleasure of the board. Any committee to the extent allowed by law and provided in the WellPoint Bylaws or the resolution establishing the committee, shall have all the authority of the board in the management and of the business and affairs of WellPoint.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING; SPECIAL MEETINGS

     Delaware Law. Under the DGCL, unless a corporation's certification of incorporation provides otherwise, any action which may be taken at a meeting of the stockholders of a corporation may be taken without a meeting by the execution of a written consent by the holders of outstanding stock having not less than the minimum amount of votes necessary to take such action at a meeting where all stockholders entitled to vote on such action are present.

     RightCHOICE. The RightCHOICE Certificate prohibits the taking of stockholder action by written consent without a meeting. The RightCHOICE Certificate provides that a special meeting of the stockholders of RightCHOICE may be called at any time only by the chairman of the board, the chief executive officer, the president, or an independent board majority. Special meetings of the stockholders of RightCHOICE may not be called by any other person or persons or in any other manner.

     WellPoint. The WellPoint Certificate and the WellPoint Bylaws also prohibit the taking of stockholder action by written consent without a meeting. The WellPoint Certificate provides that a special meeting of the stockholders of WellPoint may be called at any time only by the chairman of the board, the president, a majority of the members of the board of directors or holders of shares entitled to cast not less than 10% of the votes at the meeting.

AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION

     Delaware Law. Pursuant to the DGCL, amendment of a corporation's certificate of incorporation may be adopted if approved by the board of directors and the majority of the outstanding shares entitled to vote.

     RightCHOICE. The RightCHOICE Certificate reserves to RightCHOICE the right to change any provision contained in the RightCHOICE Certificate provided that the approval of an "independent board majority" is required for the board of the directors to approve and authorize any change to certain provisions of the RightCHOICE Certificate, including the provisions concerning:

     - RightCHOICE's classified board of directors;

     - the number of directors;
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     - the qualifications necessary for board membership;

     - the election of directors;

     - the filling of vacancies on the board of directors;

     - the requirement that stockholders only remove directors for cause;

     - the prohibition on stockholder action by written consent;

     - the requirement that only select individuals may call special meetings;

     - indemnification;

     - liability for breach of fiduciary duty;

     - restriction on transfer of shares;

     - amendment or replacement of certain bylaws which require the approval of an independent board majority;

     - the prohibition of cumulative voting by stockholders; and

     - the power of directors to amend the RightCHOICE Certificate.

     For these purposes "independent board majority" means a group of directors comprised of (i) a majority of all directors who qualify as independent directors at the time of such determination, and (ii) a majority of all directors at the time of such determination.

     Furthermore, the affirmative vote of the holders of at least 75% of the then issued and outstanding shares of RightCHOICE common stock entitled to vote thereon shall be required to change certain provisions of the RightCHOICE Certificate including the provisions concerning:

     - RightCHOICE's classified board of directors;

     - the number of directors;

     - the qualifications necessary for board membership;

     - the election of directors;

     - the filling of vacancies on the board of directors;

     - the requirement that stockholders only remove directors for cause;

     - the prohibition on stockholder action by written consent;

     - the requirement that only select individuals may call special meetings;

     - indemnification;

     - liability for breach of fiduciary duty;

     - restriction on transfer of shares;

     - amendment or replacement of certain bylaws which require the approval of an independent board majority;

     - the prohibition on cumulative voting by stockholders; and

     - the power of directors to amend the RightCHOICE Certificate.

     Such supermajority vote shall not be applicable for an amendment to the provision dealing with restriction on transfer of shares in the event that the Blue Cross and Blue Shield Association licenses have been terminated or in order to conform such provision to a change in the terms of the license agreements which change is required or permitted by Blue Cross and Blue Shield Association. Such supermajority vote shall also not be required to amend such provision if such amendment is approved by an independent
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board majority in connection with a proposal to acquire (by means of a merger, consolidation or otherwise) all of the outstanding capital stock of RightCHOICE. The affirmative vote of the holders of at least the percentage of the issued and outstanding capital stock entitled to vote thereon required by the DGCL or other applicable law shall be required to change any provisions of the Certificate that shall not require the supermajority stockholder vote.

     WellPoint.  The WellPoint Certificate requires approval of the greater of
(i) two-thirds of the directors, or (ii) seven directors for any amendment of the WellPoint Certificate. The WellPoint Certificate further requires the affirmative vote of the holders of at least 75% of each class of the shares of voting stock represented and voting at a duly held meeting of stockholders at which a quorum is present, voting by class, to amend certain provisions of the WellPoint Certificate, including the provisions concerning:

     - the number of directors;

     - certain provisions of the WellPoint Certificate dealing with WellPoint's classified board of directors;

     - the filling of vacancies on the board of directors;

     - the power of directors to amend the WellPoint Certificate;

     - the prohibition on stockholder action by written consent;

     - the ownership and transfer restrictions;

     - the prohibition on cumulative voting by stockholders; and

     - the requirement for supermajority stockholder approval to amend such provisions.

     However, no amendment of the WellPoint Certificate will be effective unless approved by the affirmative vote of a majority of the outstanding shares of voting stock entitled to vote. In addition, the requirement for supermajority stockholder approval will not apply to any amendment to the restrictions on ownership and transfer to conform such provision to a change to the terms of the agreement through which WellPoint licenses the Blue Cross Blue Shield name from the Blue Cross and Blue Shield Association, or to any amendment to the restrictions on ownership and transfer required or permitted by the Blue Cross and Blue Shield Association. Furthermore, the circumstances described above will become ineffective and of no further force and effect in the event that the agreement between WellPoint and the Blue Cross and Blue Shield Association regarding the licensing of the Blue Cross Blue Shield name is terminated, and the parties do not enter into a replacement license agreement.

AMENDMENTS TO BYLAWS

     Delaware Law. Pursuant to the DGCL, bylaws may generally be adopted, amended or repealed either by approval of the majority of the outstanding shares entitled to vote or, if provided in a corporation's certificate of incorporation, by approval of the board of directors.

     RightCHOICE. The RightCHOICE Certificate requires that the board of directors have the power to amend or replace the RightCHOICE Bylaws by the vote of a majority of the whole board of directors, except that the approval of an independent board majority is required to amend or replace certain provisions of the RightCHOICE Bylaws. Moreover, the stockholders of RightCHOICE do not have the power to change the RightCHOICE Bylaws unless such change is approved by the holders of at least 75% of the then issued and outstanding shares of common stock entitled to vote thereon.

     WellPoint.  The WellPoint Certificate requires approval of the greater of
(i) two-thirds of the directors, or (ii) seven directors for (1) the amendment of certain bylaws, including the bylaws concerning (a) the number, qualification and election of directors, (b) the filling of vacancies on the board of directors, and (c) the committees of the board of directors, including the Nominating Committee; and (2) the amendment of a bylaw concerning the adoption by the board of directors of rules and regulations not inconsistent with the WellPoint Certificate.

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GENERAL VOTING REQUIREMENTS

     Delaware Law. The DGCL provides that unless the DGCL, the certificate of incorporation or bylaws provide otherwise, the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting at which a quorum is present will constitute approval by such voting group, except that directors will be elected by a plurality of the votes of the shares entitled to vote.

     RightCHOICE. Because RightCHOICE presently has only one class of shares outstanding, votes on all matters other than the election of directors will be by vote of a majority of a single voting group present in person or represented by proxy at a meeting unless a different vote is required by the DGCL.

     WellPoint. Presently WellPoint also has only one class of shares outstanding. Therefore the voting requirements are identical to those of RightCHOICE.

VOTE REQUIRED FOR CERTAIN TRANSACTIONS

     Delaware. Under the DGCL, a merger or consolidation generally must be approved by the stockholders of each constituent corporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the transaction, unless a greater number is provided in a corporation's certificate of incorporation. The DGCL does not recognize share exchanges. Stockholders of the surviving corporation need not approve a merger if: (i) the corporation's certificate of incorporation will not be amended as a result of the merger; (ii) each share of the corporation's stock outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of the surviving corporation's common stock and no securities convertible into such stock will be issued pursuant to the merger or the authorized unissued shares or treasury shares of the surviving corporation's common stock to be issued pursuant to the merger plus those initially issuable upon conversion of any other securities to be issued pursuant to the merger do not exceed 20% of the shares of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger.

     RightCHOICE. Neither the RightCHOICE Certificate nor the RightCHOICE Bylaws change the voting requirements provided for by the DGCL for mergers or consolidations.

     WellPoint. Neither the WellPoint Certificate nor the WellPoint Bylaws change the voting requirements provided for by the DGCL for mergers or consolidations.

CERTAIN RESTRICTIONS ON OWNERSHIP OF SECURITIES

     RightCHOICE. The RightCHOICE Certificate provides for certain restrictions on the ownership of securities in order to accommodate Blue Cross and Blue Shield Association licensing restrictions. Generally, the ownership limitations provide that no person may "Beneficially Own" (as defined in the RightCHOICE Certificate) shares of capital stock in excess of the applicable "Ownership Limit." The "Ownership Limit" is the following: (i) for any "Institutional Investor," one share less than 10% of RightCHOICE's outstanding voting securities; and (ii) for any "Noninstitutional Investor," one share less than 5% of RightCHOICE's outstanding voting securities. Furthermore, no person may beneficially own shares of capital stock in excess of the "General Ownership Limit." For these purposes, "General Ownership Limit" means (i) the number of shares of common stock one share lower than the number of shares of common stock which would represent 20% of all shares of common stock issued and outstanding at the time of determination, or (ii) any combination of shares of capital stock in any series or class that represents 20% of the ownership interest in RightCHOICE at the time of determination, provided, however, that the "Ownership Limit" may be revised from time to time pursuant to Section 15 of Article VII of the RightCHOICE Certificate. For these purposes, "Institutional Investor" means any person if (but only if) such person is (1) a broker or dealer registered under Section 15 of the Exchange Act, (2) a bank as defined in Section 3(a)(6) of the Exchange Act, (3) an insurance company as defined in Section 3(a)(19) of the Exchange Act, (4) an investment company registered under Section 8 of the Investment Company Act of 1940, (5) an investment adviser registered under
Section 203 of the

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Investment Advisers Act of 1940, (6) an employee benefit plan, or pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or an endowment fund, (7) a parent holding company, provided the aggregate amount held directly by the parent and directly and indirectly by its subsidiaries which are not persons specified in paragraphs (1) through (6), does not exceed one percent of the securities of the subject class, or (8) a group provided that all the members are persons specified in paragraphs (1) through
(7). In addition, every filing made by such person with the SEC under Regulations 13 D-G (or any successor Regulations) under the Exchange Act with respect to such person's beneficial ownership must contain a certification (or a substantially similar one) that the RightCHOICE common stock acquired by such person was acquired in the ordinary course of business and was not acquired for the purpose of and does not have the effect of changing or influencing the control of RightCHOICE and was not acquired in connection with or as a participant in any transaction having such purpose or effect. For such purposes, "Noninstitutional Investor" means any person that is not an Institutional Investor. The RightCHOICE Certificate provides a specific exception to the applicable Ownership Limit for The Missouri Foundation for Health's shares of RightCHOICE common stock which exceed such Ownership Limit and were received by the Foundation in connection with the reorganization of RightCHOICE. As part of the reorganization of RightCHOICE, the Foundation, RightCHOICE and a trustee entered into a voting trust agreement requiring the Foundation to divest itself of RightCHOICE shares so that it owns less than 20% of the outstanding shares of RightCHOICE common stock by 2005, subject to a possible extension, and generally limiting the Foundation's ability to vote the shares held by the trustee, with the exception of voting in transactions such as the merger.

     The RightCHOICE Certificate provides that any "Transfer" (as defined in the RightCHOICE Certificate) that, if effective, would result in a person "Beneficially Owning" more than the Ownership Limit will have the following legal consequences: (i) such person shall receive no rights with respect to any shares in excess of the Ownership Limit (the "Excess Shares") (other than as specified in Article VII of the RightCHOICE Certificate); and (ii) any Transfer or event resulting in a person purporting to hold Excess Shares being automatically deemed transferred to an escrow agent (the "Escrow Agent"). The Escrow Agent would have the power to administer the excess shares in the manner provided for by an escrow agreement between RightCHOICE and the Escrow Agent, having such terms as RightCHOICE deems appropriate. The Escrow Agent shall also be entitled to vote, consent, assent, or sell the Excess Shares in the manner provided for as fully explained in the RightCHOICE Certificate.

     WellPoint. The WellPoint Certificate (and WellPoint's license agreement with the Blue Cross and Blue Shield Association) also has an ownership limit to accommodate Blue Cross and Blue Shield Association licensing restrictions. Generally, the ownership limitations provide that no person may "Beneficially Own" (as defined in the WellPoint Certificate) more than the number of shares of voting stock which is one share lower than the number of shares of voting stock representing the "Ownership Limit." The "Ownership Limit" is the following: (i) for any "Institutional Investor," one share less than 10% of WellPoint's outstanding voting securities; and (ii) for any "Noninstitutional Investor," one share less than 5% of WellPoint's outstanding voting securities. The terms "Institutional Investor" and "Noninstitutional Investor" have the same meanings as under the RightCHOICE Certificate.

     The WellPoint Certificate provides that any "Transfer" (as defined in the WellPoint Certificate) that, if effective, would result in a person "Beneficially Owning" more than the Ownership Limit will be void with respect to any shares in excess of the Ownership Limit (the "Excess Shares"), and that any Transfer or event resulting in a person purporting to hold Excess Shares will result in such Excess Shares being automatically deemed transferred to an escrow agent (the "Escrow Agent"). The Escrow Agent would have the power to vote the Excess Shares at the direction of WellPoint, and would be obligated to sell the Excess Shares for the benefit of the purported owner (net of costs and expenses of the Escrow Agent and WellPoint) at a time that the Escrow Agent deems appropriate so as not to negatively impact the market price of WellPoint common stock. Upon completion of the merger, The Missouri Foundation for Health may beneficially own greater than 5% of WellPoint's outstanding voting securities. As part of the Blue Cross and Blue Shield Association approval process, WellPoint intends to request an amendment to WellPoint's license agreement with the Blue Cross and Blue Shield Association in order to allow the

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Foundation to own shares of WellPoint common stock in excess of the "Ownership
Limit." As part of the Blue Cross and Blue Shield Association approval process, WellPoint expects to enter into a voting trust agreement with the Foundation with respect to shares of WellPoint common stock that would otherwise be considered "Excess Shares" (as discussed in the following paragraph) that the Foundation may acquire in the merger.

     Pursuant to the WellPoint Certificate, WellPoint has the power to interpret the provisions of the WellPoint Certificate described above and, in the absence of manifest error, any interpretation of the Board of Directors of WellPoint will be binding. In making any such interpretation, the Board of Directors of WellPoint is required to consider its obligations to the Blue Cross and Blue Shield Association, wherever relevant. The ownership limitations are more fully described in the WellPoint Certificate, which is incorporated in its entirety by this reference, and in WellPoint's license agreement with the Blue Cross and Blue Shield Association.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Delaware Law. Section 203 of the DGCL prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with any interested stockholder for a period of three years from the time such stockholder becomes an interested stockholder unless certain super-majority votes are obtained. The prohibition will not apply if:

     - the board of directors has approved either the proposed business combination or the transaction resulting in interested stockholder status prior to the date that the stockholder became an interested stockholder;

     - upon consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - after the date that the stockholder became an interested stockholder, the interested stockholder obtains the approval of the Board of Directors and the approval at an annual or special meeting (and not by written consent) of two-thirds of the shares outstanding that are not held by the interested stockholder.

     RightCHOICE.  A Delaware corporation may "opt out" of the requirements of
Section 203 of the DGCL if a majority of the outstanding shares entitled to vote to adopt an amendment to the corporation's certificate of incorporation or bylaws expressly electing not to be governed by Section 203. RightCHOICE has not "opted out" of Section 203.

     WellPoint.  WellPoint has also not "opted out" of Section 203.

CONFLICTING INTEREST TRANSACTIONS

     Delaware Law. The DGCL states that contracts and transactions between a Delaware corporation and one or more of its directors or officers, or organizations in which they serve in such capacities or have a financial interest, will not be void or voidable solely for such reason or solely because such director or officer acts or participates in a board or committee meeting authorizing the contract or transaction if:

     - the material facts of the relationship or interest as to the contract or transaction are disclosed or known to the board or committee and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors (even if the disinterested directors are less than a quorum); or

     - the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by the stockholders;

     - the contract or transaction is fair to the corporation as of the time that it is authorized by the Board, a committee thereof or the stockholders.
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     RightCHOICE.  Neither the RightCHOICE Certificate nor the RightCHOICE
Bylaws change the default conflicting interest transaction requirements provided for by the DGCL.

     WellPoint. Neither the WellPoint Certificate nor the WellPoint Bylaws change the default conflicting interest transaction requirements provided for by the DGCL.

APPRAISAL RIGHTS

     Delaware Law. Under the DGCL, stockholders entitled to vote on a merger or consolidation have the right to serve upon the corporation a written demand for appraisal of their shares when the stockholders receive any form of consideration for their shares other than (i) shares of the surviving corporation, (ii) shares of any other corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, or (iii) cash (or stock and cash) in lieu of fractional shares or any combination thereof.

     RightCHOICE. The DGCL provides that a corporation may provide in its certificate of incorporation for appraisal rights in connection with an amendment to the corporation's certification of incorporation, any merger or consolidation regardless of the stockholder's right to vote on such transaction, or the sale of all or substantially all of the assets of the corporation. RightCHOICE has not made provision for such rights in the RightCHOICE Certificate.

     WellPoint. WellPoint has also not made provision for such rights in the WellPoint Certificate.

PAR VALUE; DIVIDENDS AND REPURCHASES OF SHARES

     Delaware Law. The concepts of par value, capital and surplus are retained under the DGCL. The DGCL permits a corporation to declare and pay dividends out of statutory surplus (defined as the excess of paid in par value of shares or stated capital) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

     RightCHOICE. The RightCHOICE Certificate provides that shares of RightCHOICE common stock carry a par value per share of $0.01.

     WellPoint. The WellPoint Certificate provides that shares of WellPoint common stock carry a par value per share of $0.01.

                              SELLING STOCKHOLDER

     Upon the merger and depending upon whether or not it elects to receive cash for all or any portion of its shares of RightCHOICE common stock and the number of other stockholders who elect to receive cash for all or a portion of their shares, the Foundation could acquire as a result of the merger up to a maximum of 6,846,411 shares of WellPoint common stock, or approximately 9.5% of WellPoint common stock, and this Proxy Statement/Prospectus, as it may be amended or supplemented, will cover the reoffer and resale by the Foundation of all such shares. However, the Foundation has not made any determination with respect to whether or not it intends to elect to receive cash in the merger for all or any portion of its shares. The full name and address of the Foundation is The Missouri Foundation For Health, 211 North Broadway, 22nd Floor, St. Louis, Missouri 63102.

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                              PLAN OF DISTRIBUTION

     The WellPoint common stock received in the merger by the Foundation may be resold by the Foundation, or its pledgees, donees, transferees or other successors in interest from time to time:

     - in transactions (which may include block sales) on the NYSE;

     - in privately negotiated transactions;

     - in connection with short sales of shares of WellPoint common stock;

     - by pledge to secure debts and other obligations;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     - through a combination of such methods of sale, at fixed prices or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     The WellPoint common stock may be sold directly to purchasers through underwriters, agents or broker-dealers by one or more of the following means:

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account; or

     - a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     Any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Foundation and/or the purchasers of the shares of WellPoint common stock.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Should there be an Annual Meeting of RightCHOICE stockholders in 2002, stockholder proposals and director nominations intended to be presented at the 2002 Annual Meeting of Stockholders of RightCHOICE must be submitted to RightCHOICE in accordance with the procedures set forth in Article II, Section
2.13 of the Bylaws of RightCHOICE. The effect of these provisions is that stockholders must submit such proposals and nominations in writing to RightCHOICE on or before April 10, 2002 in order for such matters to be included in RightCHOICE's proxy materials for, and voted upon at, the 2002 Annual Meeting. All such proposals and nominations should be submitted on or before such date by certified mail, return receipt requested, to Angela F. Braly, Secretary.

                                    EXPERTS

     The consolidated financial statements of WellPoint incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of RightCHOICE incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                 LEGAL MATTERS

     The validity and legality of the shares of WellPoint common stock to be issued in the merger will be passed upon for WellPoint by Simpson Thacher & Bartlett. Simpson Thacher & Bartlett and Lewis, Rice & Fingersh, L.C. will deliver their opinions to WellPoint and RightCHOICE, respectively, as to certain federal income tax consequences of the merger. See "The Merger -- Material United States Federal Income Tax Consequences of the Merger."

                             AVAILABLE INFORMATION

     WellPoint has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the WellPoint common stock to be issued pursuant to the merger agreement. This Proxy Statement/Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to WellPoint and the shares of WellPoint common stock to be issued pursuant to the merger agreement, reference is hereby made to the Registration Statement and the related exhibits thereto. Statements contained or incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete. In each instance, each statement is qualified in all respects by reference to the copy of such contract or other document filed as an exhibit to or incorporated by reference in the Registration Statement. Such information is available for inspection without charge at, and copies can be obtained at prescribed rates from, the Public Reference Room of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at:
1-800-SEC-0330.

     WellPoint and RightCHOICE are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Such reports, proxy and information statements and other information concerning WellPoint and RightCHOICE also can be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WELLPOINT OR RIGHTCHOICE. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WELLPOINT, RIGHTCHOICE OR ANY SUBSIDIARY THEREOF SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

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               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Proxy Statement/Prospectus incorporates by reference certain documents that are not presented herein or delivered herewith. The Commission allows WellPoint and RightCHOICE to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that WellPoint and RightCHOICE can disclose important information to you by referring you to another document filed separately with the Commission by WellPoint or RightCHOICE. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that each of WellPoint and RightCHOICE have previously filed with the Commission. These documents contain important information about WellPoint, RightCHOICE and their respective finances.

     The following documents filed by WellPoint with the Commission (Commission File No. 001-13083) are incorporated by reference in and made a part of this Proxy Statement/Prospectus:

          (i) WellPoint's Annual Report on Form 10-K for the year ended December 31, 2000;

          (ii) WellPoint's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

          (iii) WellPoint's Current Reports on Form 8-K filed on June 12, 2001, June 14, 2001 and July 11, 2001.

     WellPoint is also incorporating by reference additional documents that WellPoint files with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement/Prospectus and the date the reoffering is terminated, currently expected to be 180 days after the closing of the merger.

     The following documents filed by RightCHOICE with the Commission (Commission File No. 001-15907) are incorporated by reference in and made a part of this Proxy Statement/Prospectus:

          (i) RightCHOICE's Annual Report on Form 10-K for the year ended December 31, 2000;

          (ii) RightCHOICE's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

          (iii) RightCHOICE's Current Reports on Form 8-K filed on January 29, 2001 and October 23, 2001.

     RightCHOICE is also incorporating by reference additional documents that RightCHOICE files with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement/Prospectus and the date the reoffering is terminated, currently expected to be 180 days after the closing of the merger.

     WellPoint has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to WellPoint, and RightCHOICE has supplied all such information contained in this Proxy Statement/Prospectus relating to RightCHOICE.

     A RightCHOICE stockholder can obtain any of the documents incorporated by reference through RightCHOICE, WellPoint or the Commission. Documents incorporated by reference are available from RightCHOICE or WellPoint without charge, excluding all exhibits unless RightCHOICE or WellPoint specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from:

              Investor Relations                             Investor Relations
        RightCHOICE Managed Care, Inc.                 WellPoint Health Networks Inc.
             1831 Chestnut Street                             1 WellPoint Way
          St. Louis, Missouri 63103                   Thousand Oaks, California 91362
          Telephone: (314) 923-4831                            (818) 234-4000

                                                                      APPENDIX A
                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                                OCTOBER 17, 2001
                                     AMONG
                         WELLPOINT HEALTH NETWORKS INC.
                             RWP ACQUISITION CORP.
                                      AND
                         RIGHTCHOICE MANAGED CARE, INC.

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE I THE MERGER...................................................   A-1
  1.1.     The Merger..................................................   A-1
  1.2.     Closing.....................................................   A-1
  1.3.     Effective Time..............................................   A-2
  1.4.     Effects of the Merger.......................................   A-2
  1.5.     Certificate of Incorporation................................   A-2
  1.6.     By-Laws.....................................................   A-2
  1.7.     Officers and Directors of Surviving Corporation.............   A-2
  1.8.     Effect on Capital Stock.....................................   A-2
  1.9.     Cash Elections..............................................   A-3
  1.10.    Proration...................................................   A-4
  1.11.    Company Stock Options.......................................   A-5
  1.12.    Certain Adjustments.........................................   A-6
  1.13.    Headquarters................................................   A-6

ARTICLE II EXCHANGE OF CERTIFICATES....................................   A-6
  2.1.     Exchange Fund...............................................   A-6
  2.2.     Exchange Procedures.........................................   A-6
  2.3.     Distributions with Respect to Unexchanged Shares............   A-7
  2.4.     No Further Ownership Rights in Company Common Stock.........   A-7
  2.5.     No Fractional Shares of Purchaser Common Stock..............   A-7
  2.6.     Termination of Exchange Fund................................   A-8
  2.7.     No Liability................................................   A-8
  2.8.     Investment of the Exchange Fund.............................   A-8
  2.9.     Lost Certificates...........................................   A-8
  2.10.    Withholding Rights..........................................   A-8
  2.11.    Further Assurances..........................................   A-9
  2.12.    Stock Transfer Books........................................   A-9

ARTICLE III REPRESENTATIONS AND WARRANTIES.............................   A-9
  3.1.     Representations and Warranties of Purchaser.................   A-9
  3.2.     Representations and Warranties of Company...................  A-13
  3.3.     Representations and Warranties of Purchaser and Merger
           Sub.........................................................  A-22

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS...................  A-23
  4.1.     Conduct of Business of Company Pending the Merger...........  A-23
  4.2.     Conduct of Business of Purchaser Pending the Merger.........  A-25
  4.3.     Governmental Filings........................................  A-25

ARTICLE V ADDITIONAL AGREEMENTS........................................  A-25
  5.1.     Preparation of Form S-4 and the Proxy Statement;
           Stockholders Meeting........................................  A-25
  5.2.     Accountant's Letters........................................  A-26
  5.3.     Access to Information.......................................  A-26
  5.4.     Reasonable Best Efforts.....................................  A-26
  5.5.     No Solicitation of Transactions.............................  A-27
  5.6.     Employee Benefits Matters...................................  A-28

                                                                         PAGE
                                                                         ----
  5.7.     Directors' and Officers' Indemnification and Insurance......  A-28
  5.8.     Notification of Certain Matters.............................  A-29
  5.9.     Public Announcements........................................  A-29
  5.10.    Listing of Shares of Purchaser Common Stock.................  A-30
  5.11.    Affiliates..................................................  A-30
  5.12.    Transition Team.............................................  A-30
  5.13.    Management Responsibilities.................................  A-30
  5.14.    Tax-Free Reorganization Treatment...........................  A-30

ARTICLE VI CONDITIONS PRECEDENT........................................  A-31
  6.1.     Conditions to Each Party's Obligation to Effect the
           Merger......................................................  A-31
  6.2.     Additional Conditions to Obligations of Purchaser and Merger
           Sub.........................................................  A-31
  6.3.     Additional Conditions to Obligations of Company.............  A-32

ARTICLE VII TERMINATION AND AMENDMENT..................................  A-33
  7.1.     Termination.................................................  A-33
  7.2.     Effect of Termination.......................................  A-33
  7.3.     Fees and Expenses...........................................  A-34
  7.4.     Amendment...................................................  A-34
  7.5.     Extension; Waiver...........................................  A-34

ARTICLE VIII GENERAL PROVISIONS........................................  A-35
  8.1.     Non-Survival of Representations, Warranties and
           Agreements..................................................  A-35
  8.2.     Notices.....................................................  A-35
  8.3.     Interpretation..............................................  A-35
  8.4.     Counterparts................................................  A-36
  8.5.     Entire Agreement; No Third Party Beneficiaries..............  A-36
  8.6.     Governing Law...............................................  A-36
  8.7.     Severability................................................  A-36
  8.8.     Assignment..................................................  A-36
  8.9.     Submission to Jurisdiction; Waivers.........................  A-36
  8.10.    Enforcement.................................................  A-37
  8.11.    Definitions.................................................  A-37

     AGREEMENT AND PLAN OF MERGER, dated as of October 17, 2001 (this "Agreement"), among WellPoint Health Networks Inc., a Delaware corporation ("Purchaser"), RWP Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Purchaser ("Merger Sub"), and RightCHOICE Managed Care, Inc., a Delaware corporation ("Company").

                                  WITNESSETH :

     WHEREAS, the Boards of Directors of Company and Purchaser deem it advisable and in the best interests of each corporation and its respective stockholders that Company and Purchaser engage in a business combination in order to advance the long-term strategic business interests of Company and Purchaser;

     WHEREAS, the combination of Company and Purchaser shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

     WHEREAS, in furtherance thereof, the respective Boards of Directors of Company and Purchaser have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, $0.01 par value, of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than Company Treasury Shares (as defined in Section 1.8(a)), Dissenting Shares (as defined in Section 1.8(d)) and shares of Company Common Stock owned by Purchaser or Merger Sub, will be converted into the right to receive, at the election of the holders thereof and subject to possible proration under Section
1.10 hereof, either (i) shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") or (ii) an amount of cash, as set forth in
Section 1.8;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder; and

     WHEREAS, Purchaser and The Missouri Foundation For Health (the "Foundation") have entered into a Voting and Lockup Agreement simultaneously herewith, which has been approved by the Board of Directors of Company for the purposes of Section 203 of the DGCL (as defined in Section 1.1).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Company shall be merged with and into Merger Sub at the Effective Time. Immediately following the Merger, the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") under the name RightChoice Managed Care, Inc.

     1.2. Closing. Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the

"Closing Date"). The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the parties hereto.

     1.3. Effective Time. At the Closing, the parties shall file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such subsequent time as Purchaser and Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

     1.4. Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

     1.5. Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     1.6. By-Laws. At the Effective Time and without any further action on the part of Company and Merger Sub, the by-laws of Merger Sub shall be the by-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the certificate of incorporation of the Surviving Corporation and as provided by law.

     1.7. Officers and Directors of Surviving Corporation. Subject to Section 5.13, the officers of Merger Sub as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall serve as directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

     1.8. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

          (a) All shares of Company Common Stock that are owned by Company as treasury stock or otherwise (the "Company Treasury Shares") or by Parent or Merger Sub shall be canceled and retired and shall cease to exist and no cash, Purchaser Common Stock or other consideration shall be delivered in exchange therefor.

          (b) Subject to Section 1.10, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Company Treasury Shares, the Dissenting Shares and shares of Company Common Stock owned by Purchaser or Merger Sub) shall be converted at the Effective Time into the following (the "Merger Consideration"):

             (i) for each such share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 1.9 (the "Electing Company Shares"), the right to receive $66 in cash (the "Cash Consideration"); and

             (ii) for each such share of Company Common Stock (other than Electing Company Shares), the right to receive 0.6161 (the "Exchange Ratio") of a fully paid and nonassessable share of Purchaser Common Stock (the "Stock Consideration").

Upon such conversion, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Company Certificate (as defined in Section 1.9(b)) shall thereafter represent the right to receive the Merger Consideration and cash for fractional shares in accordance with Section 2.5 upon the surrender of the Company Certificate in accordance with the terms hereof.

          (c) Each share of common stock, par value $0.01, of Merger Sub (the "Merger Sub Common Stock") outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as shares of the Surviving Corporation.

          (d) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Company Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger Consideration at the Effective Time in accordance with Section 1.8(b) (and, if no election is timely made by such holder pursuant to Section 1.9, into the Cash Consideration, subject to proration pursuant to Section 1.10). Company shall give Purchaser (A) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL. Company shall not, except with the prior written consent of Purchaser, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

     1.9. Cash Elections. (a) Each person who, on or prior to the Election Date (as defined in Section 1.9(c)), is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such person's shares, other than Company Treasury Shares and Dissenting Shares, to make an unconditional election (a "Cash Election") on or prior to such Election Date to receive cash for such holder's shares of Company Common Stock, on the basis hereinafter set forth; provided, however, that, unless the nominee advises the Exchange Agent (as defined in Section 1.9(b)) otherwise in writing, each of the beneficial owners of shares held of record by a bank, trust company, broker, dealer or other recognized nominee (including, for these purposes, shares allocated to participants' accounts under any Company Benefit Plans), shall be treated as a separate record holder and either directly or through such nominee may submit a separate Form of Election (as defined in Section 1.9(c)) for shares that are beneficially owned by such beneficial owner.

          (b) Prior to the Effective Time, Purchaser shall appoint, subject to the approval of Company (which approval shall not be unreasonably withheld or delayed), an exchange agent (the "Exchange Agent") for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of Company Common Stock (the "Company Certificates") for the Merger Consideration.

          (c) Purchaser shall prepare a form of election (the "Form of Election") which shall be subject to the approval of Company (which approval shall not be unreasonably withheld or delayed) to be mailed by Company to the record holders of shares of Company Common Stock not more than 60 Business Days nor less than 20 Business Days prior to the Election Date. The Form of Election may be included on the proxy solicited from stockholders of Company in connection with the approval of Company's stockholders of the Merger and the Certificate of Incorporation Amendment (as defined in Section 5.1(b)). The Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive cash for any or all shares of Company Common Stock held by such holder, subject to the proration provisions of Section 1.10. Company shall use its reasonable efforts to make the Form of Election available to all persons who become holders of shares of Company Common Stock during the period between the record date for the mailing of the Form of

     Election and the Election Date. Any holder's election to receive cash shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the Business Day specified by Company in the Form of Election (or a later Business Day specified by Company, reasonably acceptable to Purchaser, in a subsequent press release) (the "Election Date"), which Election Date shall be two Business Days prior to the date on which Purchaser reasonably believes the Effective Time will occur, a Form of Election properly completed and signed and accompanied by Company Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Company (or by an appropriate guarantee of delivery of such Company Certificates as set forth in such Form of Election from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")); provided that such Company Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Notwithstanding the foregoing, in order to make its election, the Foundation shall not be required to deliver with its Form of Election the Company Certificate representing the shares of Company Common Stock to which its Form of Election relates if such delivery would violate the Voting Trust and Divestiture Agreement to which it, Company and the trustee named therein are parties; provided that such Company Certificate shall be delivered to the Exchange Agent as soon as practicable thereafter and in any event prior to receipt of any consideration delivered in exchange therefor. Any Form of Election may be revoked by the stockholder submitting it only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. If a Form of Election is revoked, the Company Certificate or Company Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder of Company submitting the same.

          (d) The determination of the Exchange Agent (or the mutual determination of Company and Purchaser in the event that the Exchange Agent declines to make any such determination) shall be binding as to whether or not Cash Elections have been properly made or revoked pursuant to this
     Section 1.9 with respect to shares of Company Common Stock and as to when Cash Elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any Cash Election was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Company Shares at the Effective Time, and such shares shall be converted in the Merger into the right to receive the Stock Consideration pursuant to
     Section 1.8(b)(ii), subject to proration as provided in Section 1.10. The Exchange Agent (or Company and Purchaser by mutual agreement in the event that the Exchange Agent declines to make any such determination) shall also make all computations as to the allocation and the proration contemplated by Section 1.10, and any such computation shall be conclusive and binding on the stockholders of Company. The Exchange Agent may, with the mutual written agreement of Company and Purchaser, make such rules as are consistent with this Section 1.9 for the implementation of the Cash Elections provided for herein and as shall be necessary or desirable to fully effect such Cash Elections.

     1.10.  Proration.

     (a) Proration Requirements. Notwithstanding anything in this Agreement to the contrary, the number of shares of Company Common Stock (the "Maximum Cash Election Number") to be converted into the right to receive Cash Consideration in the Merger shall be equal to (i) 30 percent of the number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time less (ii) the number of Dissenting Shares, if any. The number of shares of Company Common Stock to be converted into the right to receive Stock Consideration in the Merger (the "Maximum Stock Number") shall be equal to (i) the number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time less (ii) the sum of (A) the Maximum Cash Election Number and (B) the number of Dissenting Shares, if any.

     (b) Procedures for Reducing Number of Electing Company Shares. If the aggregate number of shares of Company Common Stock in respect of which Cash Elections have been made (the "Electing Number") exceeds the Maximum Cash Election Number, each Electing Company Share shall be converted into the right to receive shares of Purchaser Common Stock or cash in accordance with the terms of Section 1.8 in the following manner:

          (i) a proration factor (the "Cash Proration Factor") shall be determined by dividing the Maximum Cash Election Number by the Electing Number;

          (ii) the number of Electing Company Shares covered by each Cash Election that will be converted into the right to receive Cash Consideration shall be determined by multiplying the Cash Proration Factor by the total number of Electing Company Shares covered by such Cash Election; and

          (iii) all Electing Company Shares, other than those shares converted into the right to receive Cash Consideration in accordance with Section 1.10(b)(ii), shall be converted into the right to receive shares of Purchaser Common Stock (on a consistent basis among stockholders of Company who made Cash Elections, pro rata to the respective numbers of shares of Company Common Stock as to which they made such Cash Elections) as if such shares were not Electing Company Shares, in accordance with the terms of
     Section 1.8(b)(ii).

     (c) Procedures for Increasing Number of Electing Company Shares. If the number of shares (the "Non-Electing Number") of Company Common Stock as to which no Cash Elections were made, other than Company Treasury Shares and Dissenting Shares (such shares, the "Non-Electing Shares"), exceeds the Maximum Stock Number, each Non-Electing Share shall be converted into the right to receive shares of Purchaser Common Stock or cash in accordance with the terms of Section
1.8 in the following manner:

          (i) a proration factor (the "Stock Proration Factor") shall be determined by dividing the Maximum Stock Number by the Non-Electing Number;

          (ii) the number of Non-Electing Shares to be converted into the right to receive the Stock Consideration shall be determined by multiplying the Stock Proration Factor by the total number of Non-Electing Shares; and

          (iii) all Non-Electing Shares, other than those converted into the right to receive Stock Consideration in accordance with Section 1.10(c)(ii), shall be converted into the right to receive Cash Consideration (on a consistent basis among stockholders of Company who held Non-Electing Shares, pro rata to the respective number of Non-Electing Shares) as if such shares were Electing Company Shares, in accordance with the terms of Section 1.8(b)(i).

     1.11. Company Stock Options. Company and Purchaser shall take all action reasonably necessary so that, immediately prior to the Effective Time, each stock option (the "Company Stock Options") heretofore granted or granted after the date hereof in compliance with the provisions hereof under any stock option or similar plan of Company (the "Company Stock Option Plans") and outstanding immediately prior to the Effective Time shall become vested and exercisable as of the Effective Time and shall be converted into an option to purchase a number of shares of Purchaser Common Stock (a "Converted Option") equal to the product of the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the Exchange Ratio (provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share). The terms and conditions of the Converted Option shall otherwise remain the same as the terms and conditions of the Company Stock Option, except that the exercise price per share of each Converted Option shall equal the exercise price per share of such Company Stock Option divided by the Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent). Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the Converted Options. Purchaser shall use its reasonable best efforts to cause the registration of the shares of Purchaser Common Stock subject to the Converted Options to become effective as part of the Form S-4 or a registration statement on Form S-8, on the same date as the

Form S-4 is declared effective; and, thereafter, Purchaser shall file one or more registration statements on appropriate forms with respect to shares of Purchaser Common Stock subject to the Converted Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Converted Options remain outstanding. Company and Purchaser shall take all such steps as may be required to cause the transactions contemplated by this Section 1.11 and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Purchaser equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Company or (ii) at the Effective Time will become a director or officer of Purchaser to become exempt under Rule 16b-3 promulgated under the Exchange Act. As soon as practicable after the Effective Time, Purchaser shall deliver or cause to be delivered to each holder of Converted Options an appropriate notice setting forth such holder's rights pursuant to the Company Stock Option Plan and agreements evidencing the grants of such Converted Options, after giving effect to the transactions hereunder.

     1.12. Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Purchaser Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     1.13. Headquarters. From and after the Effective Time, the headquarters of Blue Cross and Blue Shield of Missouri shall be located in the State of Missouri. From the Effective Time to the earlier of the date two years thereafter or a change of control of Purchaser or the Surviving Corporation, the headquarters and the principal executive offices of Purchaser's central U.S. business region (which consists of the states of Arkansas, Illinois, Iowa, Indiana, Kansas, Kentucky, Michigan, Missouri, Ohio, West Virginia and Wisconsin) (the "Central Business Region") shall be located in the state of Missouri. For the purposes of this Section 1.13, a "change of control" shall occur as a result of any transaction in which the stockholders of Purchaser or Surviving Corporation, as applicable, immediately prior to such transaction do not own, directly or indirectly, at least 80% of Purchaser or Surviving Corporation, as applicable, immediately after such transaction.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

     2.1. Exchange Fund. Purchaser shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, at or prior to the Effective Time, (i) certificates representing the Purchaser Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Company Common Stock and (ii) cash sufficient to pay the cash portion of the Merger Consideration. Purchaser agrees to make available to the Exchange Agent from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Purchaser Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

     2.2. Exchange Procedures. Within five Business Days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Company Certificate who has not surrendered the Company Certificate representing all of the shares of Company Common Stock owned by such holder pursuant to Section 1.9 (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for effecting the surrender of such Company Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Company Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Purchaser Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Sections 1.8 and 1.10 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check for the cash portion of the Merger Consideration (subject to the proration provisions of Section 1.10) and for the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Purchaser Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable for the cash portion of the Merger Consideration or pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, one or more shares of Purchaser Common Stock evidencing, in the aggregate, the proper number of shares of Purchaser Common Stock and a check for the cash portion of the Merger Consideration, the cash in lieu of any fractional shares of Purchaser Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Persons who have made an effective Cash Election as provided in Sections 1.9 and 1.10 and surrendered Company Certificates as provided therein shall be treated as if they have properly surrendered Company Certificates together with the letter of transmittal pursuant to this Section 2.2.

     2.3. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Purchaser Common Stock that such holder would be entitled to receive upon surrender of such Company Certificate until such holder shall surrender such Company Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to such holder of shares of Purchaser Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Purchaser Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Purchaser Common Stock.

     2.4. No Further Ownership Rights in Company Common Stock. All shares of Purchaser Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. Until surrendered as contemplated by this Article II, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

     2.5.  No Fractional Shares of Purchaser Common Stock.

     (a) No certificates or scrip or shares of Purchaser Common Stock representing fractional shares of Purchaser Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Purchaser or a holder of shares of Purchaser Common Stock.

     (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Purchaser Common Stock multiplied by (ii) the closing price for a share of Purchaser Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Purchaser, and Purchaser shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     2.6. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Certificates for six months after the Effective Time shall be delivered to Purchaser or otherwise on the instruction of Purchaser and any holders of the Company Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Purchaser for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Purchaser Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Purchaser Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

     2.7. No Liability. None of Purchaser, Merger Sub, Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.8. Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Purchaser.

     2.9. Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Purchaser Common Stock, and unpaid dividends and distributions on shares of Purchaser Common Stock deliverable in respect thereof, pursuant to this Agreement.

     2.10. Withholding Rights. Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be, and such amounts shall be delivered by the Surviving Corporation or Purchaser, as the case may be, to the applicable Taxing authority.

     2.11. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     2.12. Stock Transfer Books. The stock transfer books of Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. On or after the Effective Time, any Company Certificates presented to the Exchange Agent or Purchaser for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Purchaser Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of Purchaser. Except as set forth in the Purchaser Disclosure Schedule delivered by Purchaser to Company prior to the execution of this Agreement (the "Purchaser Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Purchaser represents and warrants to Company as follows:

          (a) Organization, Standing and Power; Subsidiaries.

          Each of Purchaser and each of its Subsidiaries (as defined in Section 8.11) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the Merger (a "Purchaser Material Adverse Effect"), and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect. The copies of the certificate of incorporation and by-laws of Purchaser which were previously furnished or made available to Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Capital Structure.

             (i) The authorized capital stock of Purchaser consists of (A) 300,000,000 shares of Purchaser Common Stock of which 63,722,810 shares were issued and outstanding as of the date hereof and (B) 50,000,000 shares of Preferred Stock, $.01 par value per share, none of which were outstanding. Since December 31, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of Purchaser or any other securities of Purchaser other than issuances of shares pursuant to options or rights outstanding as of December 31, 2000 under the Benefit Plans (as defined in Section 8.11) of Purchaser. All issued and outstanding shares of the capital stock of Purchaser are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of December 31, 2000 no options, warrants or other rights to acquire capital stock from Purchaser other than options, restricted stock and share equivalents representing in the aggregate the right to purchase no more than 6,841,078 shares of Purchaser Common Stock. All shares of Purchaser Common Stock to be issued in connection with the Merger and the other transactions contemplated hereby (including without limitation all shares of Purchaser Common Stock to be issued upon exercise of the Converted Options) will, when issued in accordance with the terms hereof, have been duly authorized, validly issued, full paid and non-assessable, free and clear of all Liens. As of the date hereof, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Purchaser is a party or by which it is bound relating to the voting of any shares of the capital stock of the Purchaser.

          (c) Authority, No Conflicts.

             (i) Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including, without limitation, the issuance of the shares of Purchaser Common Stock to be issued in the Merger and upon the exercise of Converted Options (the "Share Issuance"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming that this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

             (ii) The execution and delivery of this Agreement by Purchaser does not or will not, as the case may be, and the consummation by Purchaser of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a "Violation") pursuant to: (A) any provision of the certificate of incorporation or by-laws of Purchaser or any material Subsidiary of Purchaser or (B) except as would not reasonably be expected to have a Purchaser Material Adverse Effect, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any Subsidiary of Purchaser, or their respective properties or assets.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Purchaser or any Subsidiary of Purchaser in connection with the execution and delivery of this Agreement by Purchaser or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"),

        (D) the Exchange Act; (E) the DGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the NYSE, (G) the Missouri Department of Insurance and the insurance regulators in the state of Illinois and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Purchaser. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents."

          (d) Reports and Financial Statements.

             (i) Purchaser has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 (collectively, including all exhibits thereto, the "Purchaser SEC Reports"). No Subsidiary of Purchaser is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Purchaser SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser SEC Reports, and any public announcements in a news release made by Purchaser after the date hereof, as of the date of filing or announcement, as applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances, not misleading. Each of the financial statements (including the related notes) included in the Purchaser SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Purchaser and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure. All of such Purchaser SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Purchaser SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

             (ii) Except as disclosed in the Purchaser SEC Reports filed prior to the date hereof, Purchaser and its Subsidiaries have not incurred any liabilities or obligations (whether or not accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of Purchaser and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

          (e) Information Supplied.

             (i) None of the information supplied or to be supplied by Purchaser or Merger Sub for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Purchaser in connection with the issuance of shares of Purchaser Common Stock in connection with the Merger, or any of the amendments or supplements thereto (collectively, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the proxy statement for use relating to the adoption by the stockholders of Company of this Agreement or any of the amendments or supplements thereto (collectively, the "Proxy Statement") will, on the date it is first mailed to Company stockholders or at the time of the Company Stockholders Meeting (as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

             (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference in the Form S-4 based on information supplied by Company.

          (f) Board Approval. The Board of Directors of Purchaser, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Purchaser Board Approval"), has duly approved this Agreement, the Merger and the Share Issuance.

          (g) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Purchaser, except Merrill Lynch & Co. Incorporated (the "Purchaser Financial Advisor"), whose fees and expenses will be paid by Purchaser in accordance with Purchaser's agreement with such firm.

          (h) Company Stock. Neither Purchaser nor any of its Subsidiaries (including Merger Sub) is, nor at any time during the last three years has any of such been, an "interested stockholder" of Company as defined in
     Section 203 of the DGCL. Neither Purchaser nor any of its Subsidiaries (including Merger Sub) owns, (directly or indirectly, beneficially or of record) and none of them is, a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Company (other than as contemplated by this Agreement).

          (i) No Vote Required. No vote, consent or other action of the stockholders of Purchaser is required by law, Purchaser's certificate of incorporation or by-laws or otherwise in order for Purchaser and Merger Sub to consummate the Merger and the transactions contemplated hereby.

          (j) Litigation, Compliance with Laws.

             (i) Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser or any Subsidiary of Purchaser having, or which would reasonably be expected to have, a Material Adverse Effect on Purchaser, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Purchaser or any Subsidiary of Purchaser having, or which reasonably would be expected to have, a Material Adverse Effect on Purchaser.

             (ii) Except as disclosed in the Purchaser SEC Reports filed prior to the date of the Agreement and except as would not reasonably be expected to have a Material Adverse Effect on Purchaser, Purchaser and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Purchaser and its Subsidiaries, taken as a whole (the "Purchaser Permits"). Purchaser and its Subsidiaries are in compliance with the terms of the Purchaser Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Purchaser. Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, the businesses of Purchaser and its Subsidiaries are not being conducted in violation of, and Purchaser has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have a Material Adverse Effect on Purchaser.

             (iii) Purchaser is in compliance in all material respects with all rules and regulations of the BCBSA.

          (k) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, since December 31, 2000, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on Purchaser.

     3.2. Representations and Warranties of Company. Except as set forth in the Company Disclosure Schedule delivered by Company to Purchaser prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Company represents and warrants to Purchaser as follows:

          (a) Organization, Standing and Power; Subsidiaries.

             (i) Each of Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Company. The copies of the certificate of incorporation and by-laws of Company which were previously furnished or made available to Purchaser are true, complete and correct copies of such documents as in effect on the date of this Agreement.

             (ii) Section 3.2 of the Company Disclosure Schedule lists all the Subsidiaries of Company which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in the Company SEC Reports (as defined in Section 3.2(d)), neither Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, that is or would reasonably be expected to be material to Company and its Subsidiaries taken as a whole.

          (b) Capital Structure.

             (i) The authorized capital stock of Company consists of (A) 225,000,000 shares of Company Common Stock, of which 19,567,940 shares were outstanding as of the date hereof, and (B) 25,000,000 shares of Preferred Stock, $0.01 par value per share, of which no shares are outstanding. Since December 31, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of Company or any other securities of Company other than issuances of shares pursuant to Company Stock Options outstanding as of December 31, 2000 under the Company Stock Option Plans. All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no capital stock is entitled to preemptive rights. There were outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Company other than Company Stock Options representing in the aggregate the right to purchase no more than 980,405 shares of

        Company Common Stock under the Company Stock Option Plans. Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Stock Option Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from Company have been issued or granted since December 31, 2000 to the date of this Agreement.

             (ii) No bonds, debentures, notes or other indebtedness of Company having the right to vote on any matters on which stockholders may vote are issued or outstanding.

             (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries.

          (c) Authority; No Conflicts.

             (i) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement and the Certificate of Incorporation Amendment by the Required Company Vote (as defined in
        Section 3.2(h)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject in the case of the consummation of the Merger to the adoption of this Agreement and the Certificate of Incorporation Amendment by the Required Company Vote. This Agreement has been duly executed and delivered by Company and, assuming that this Agreement constitutes the valid and binding agreement of Purchaser and Merger Sub, constitutes a valid and binding agreement of Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

             (ii) The execution and delivery of this Agreement by Company does not or will not, as the case may be, and the consummation by Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws of Company or any Subsidiary of Company (except as provided herein with respect to the Certificate of Incorporation Amendment) or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any Subsidiary of Company or their respective properties or assets.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Company or any Subsidiary of Company in connection with the execution and delivery of this Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Company.

          (d) Reports and Financial Statements.

             (i) Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 (collectively, including all exhibits thereto, the "Company SEC Reports"). No Subsidiary of Company is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company SEC Reports and any public announcements made by Company after the date hereof as of the date of filing or announcement, as applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

             (ii) Except as disclosed in the Company SEC Reports filed prior to the date hereof, Company and its Subsidiaries have not incurred any liabilities or obligations (whether or not accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

          (e) Reserves. The loss reserves and other actuarial amounts of Company and its Subsidiaries recorded in their respective financial statements contained in the Company SEC Reports and all statutory reports as of December 31, 2000 and June 30, 2001 (i) were determined in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements), (ii) were fairly stated in all material respects in accordance with sound actuarial principles, (iii) satisfied all applicable Laws and the requirements of the BCBSA in all material respects and have been computed on the basis of methodologies consistent with those used in computing the corresponding reserves in the prior fiscal years and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and prudent insurance practices. Company is not aware of any facts or circumstances which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by the Company or its Subsidiaries). The capital and surplus for Company on a consolidated basis is now, and immediately prior to the Closing will be, not less than 200% of the authorized control level as defined in NAIC Risk-Based Capital Guidelines required by applicable law.

          (f) Information Supplied.

             (i) None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Proxy Statement will, on the date it is first mailed to Company stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

             (ii) Notwithstanding the foregoing provisions of this Section 3.2(f), no representation or warranty is made by Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by Purchaser or Merger Sub.

          (g) Board Approval. The Board of Directors of Company, by resolutions duly adopted by vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of Company and its stockholders, and (ii) approved this Agreement, the Merger, the Certificate of Incorporation Amendment and, for the purposes of Section 203 of the DGCL, the Voting and Lockup Agreement referred to in the fifth Whereas clause hereof. No state takeover statute or other similar statute is applicable to the Merger or the other transactions contemplated hereby.

          (h) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve the Merger and the affirmative vote of a majority of the outstanding shares of Company Common Stock to approve the Certificate of Incorporation Amendment (the "Required Company Vote") is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

          (i) Litigation, Compliance with Laws.

             (i) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Company, threatened, against or affecting Company or any Subsidiary of Company having, or which would reasonably be expected to have, a Material Adverse Effect on Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any Subsidiary of Company having, or which reasonably would be expected to have, a Material Adverse Effect on Company.

             (ii) Except as disclosed in the Company SEC Reports filed prior to the date of the Agreement and except as would not reasonably be expected to have a Material Adverse Effect on Company, Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Company and its Subsidiaries, taken as a whole (the "Company Permits"). Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the businesses of Company and its Subsidiaries are not being conducted in violation of, and Company has not received any notices of violations with respect to, any law, ordinance or regulation of any

        Governmental Entity, except for possible violations which would not reasonably be expected to have a Material Adverse Effect on Company.

             (iii) Company is in compliance in all material respects with all rules and regulations of the BCBSA.

          (j) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2000, Company and its Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on Company or (ii) any action taken by Company or any of its Subsidiaries during the period from December 31, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would have constituted a breach of Section 4.1.

          (k) Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Company, (i) the operations of Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws and with all Environmental Permits, (ii) there are no pending or, to the Knowledge of Company, threatened, actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Company or its Subsidiaries or, to the Knowledge of Company, involving any real property currently or formerly owned, operated or leased by Company or its Subsidiaries, (iii) Company and its Subsidiaries are not subject to any Environmental Liabilities and, to the Knowledge of Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Company or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and all real property operated or leased by Company or its Subsidiaries is free of Hazardous Materials in conditions and concentrations that would reasonably be expected to have an adverse effect on human health or the environment and none of Company or any of its Subsidiaries has disposed of any Hazardous Materials on or about such premises, (v) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred or is occurring in, from or on such premises the result of which would have a Material Adverse Effect on Company, and (vi) Company has provided to Purchaser all Environmental Reports prepared or dated since January 1, 1991, and any prior material Environmental Reports in the possession or control of Company or any of its Subsidiaries.

          As used in this Agreement, "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec.sec. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sec.sec. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sec.sec. 6901 et seq., the Clean Water Act, 33 U.S.C. sec.sec. 1251 et seq., the Clean Air Act, 42 U.S.C. sec.sec. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sec.sec. 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., sec.sec. 136 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. sec.sec. 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials, and
     (ii) relate to actions occurring or conditions existing, on or prior to the

     Closing Date. As used in this Agreement, "Environmental Permits" means any and all permits, consents, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law. As used in this Agreement, "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect Company or any of its Subsidiaries. As used in this Agreement, "Hazardous Materials" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any applicable Environmental Law.

          (l) Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Company, (a) Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the Knowledge of Company, the use of any Intellectual Property by Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Company or any Subsidiary acquired the right to use any Intellectual Property; (c) to the Knowledge of Company, no Person is challenging or infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Company or its Subsidiaries; and (d) neither Company nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Company and its Subsidiaries and to the Knowledge of Company no Intellectual Property owned or licensed by Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

          For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

          (m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Company, except UBS Warburg LLC (the "Company Financial Advisor"), whose fees and expenses will be paid by Company in accordance with Company's agreements with such firm, copies of which have been provided to Purchaser.

          (n) Taxes. Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due and payable on such filed Tax Returns or that Company or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) have paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in Company's Annual Report on Form 10-K for the year ended December 31, 2000; (iv) have withheld from amounts owing to any employee, creditor or other Person all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (vi) have never been members of any consolidated group for income tax purposes other than the consolidated group of which Company is the common parent (or in which Company's former parent corporation was the common parent); and
     (vii) are not parties to any tax sharing agreement or arrangement other than with each other. No liens for Taxes exist with respect to any of the assets or properties of Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith. Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by Company and its Subsidiaries for each of the years ended December 31, 1998 and 1999. There is no contract or agreement, plan or arrangement by Company or its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Company or its Subsidiaries by reason of Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code. There are not being conducted or, to the Knowledge of Company, threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Company or any Subsidiary. Company's former parent corporation received a letter ruling (200109039) (the "Letter Ruling") from the Internal Revenue Service (dated December 4, 2000) holding that no gain or loss would be recognized on its conversion to a for-profit stock corporation. The Company and its Subsidiaries have not taken, or failed to take, any actions that could adversely affect the holdings of the Letter Ruling or conflict with any representations made in connection therewith. Neither the Merger nor the other transactions contemplated hereby could adversely affect the holdings of the Letter Ruling or conflict with any representations made in connection therewith. None of Company or its Subsidiaries has been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code.

          As used in this Agreement, (1) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or governmental levies of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claim for refund, and amended returns) relating to Taxes.

          (o) Certain Contracts. (i) The Company Disclosure Schedule lists, as of the date hereof, each of the the following contracts, agreements or arrangements to which Company or any of its Subsidiaries is a party or by which it is bound: (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) the ten largest provider and the ten largest customer contracts measured in terms of payments to or receipts from Company and its Subsidiaries, (iii) any contract that involves annual premiums, premium equivalents or payments greater than $5 million and that, by its terms, does not terminate within one year after the date of such contract and is not cancelable during such period without penalty or without payment (other than customer agreements that are not terminable within one year solely as a result of Health Insurance Portability and Accountability Act of 1996 ("HIPAA") or other statutory or regulatory requirements), (iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor in amounts greater than $500,000 (excluding trade payables or receivables arising in the ordinary course of business), (v) any contract or other agreement restricting the payment of dividends or the repurchase of stock or other equity, (vi) employment agreements, (vii) change in control or similar arrangements with any officers, employees or agents of Company or any of its Subsidiaries that will result in any obligation (absolute or contingent) to make any payment to any officers, employees or agents of Company or any of its Subsidiaries following either the consummation of the transactions contemplated hereby, termination of employment, or both, (viii) labor contracts, (ix) joint venture, partnership agreements or other similar agreements, (x) any contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business, (xi) any contract, agreement or policy for reinsurance, (xii) any contract or agreement that is material to the business, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (xiii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts Company or any of its Subsidiaries or any successor thereto or that would, after the Effective Time, limit or restrict Purchaser or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area (other than exclusivity provisions or arrangements with providers of healthcare services) (collectively, the "Material Contracts").

          (ii) Neither Company nor any of its Subsidiaries is, or has received any notice or has any Knowledge that any other party is, in default (or would be in default but for the lapse of time or the giving of notice or both) in any respect under any such Material Contract, except for those defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

          (p) Employee Benefit Plans.

             (i) Section 3.2(p)(i) of the Company Disclosure Schedule contains a true and complete list of each Benefit Plan, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not under which any employee or former employee of Company or any of its Subsidiaries has any present or future right to benefits or under which Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans"; provided, however, that for purposes of this Section 3.2(p), the terms Benefit Plans and Company Plans shall not include any benefit plans, agreements, policies, programs or arrangements sold or marketed by Company or its Subsidiaries.

             (ii) With respect to each Company Plan, Company has delivered or made available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by Company or any of its Subsidiaries to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the three most recent years: (1) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney responses to auditors' requests for information.

             (iii)(A) Each Company Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and if intended to be qualified within the meaning of Section 401(a) of the Code is so qualified; (B) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Company threatened; (C) neither Company nor any other party has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or Section 406 of ERISA, which would subject Company, the Surviving Corporation or any of their Subsidiaries to any taxes, penalties or other liabilities under Section 4975 of the Code or Section 409 or 502(i) of ERISA and Company has no other liability under the Code with respect to any Company Plan, including liability under any other provision of Chapter 43 of the Code; (D) no Plan provides for an increase in benefits on or after the Closing Date; and (E) each Company Plan may be amended or terminated without additional obligation or liability as a result of such termination or amendment (other than those obligations and liabilities which have accrued as of the time immediately prior to such termination or amendment in accordance with the terms of such Company Plan).

             (iv) Neither Company nor any member of its Controlled Group has ever maintained, sponsored, administered or contributed to an employee benefit plan subject to Title IV of ERISA, a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or a welfare benefit plan that provide coverage or benefits to former employees (other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

             (v) No Company Plan exists which could result in the payment to any employee of Company or any of its Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement.

             (vi) To the Knowledge of Company, all individuals who are or have been eligible to participate in the Company Plans based upon the eligibility provisions set forth therein or under applicable law have been provided with a timely opportunity to participate.

          (q) Labor Matters. (1) Neither Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by Company or its Subsidiaries); (2) neither Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there are no current or threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Company or any Subsidiary, or labor strike and no such activities have occurred during the past 24 months; (4) no grievance, arbitration, complaint or investigation relating to labor or employment matters is pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Company; (5) Company and each Subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to Company; (6) Company has complied in all material respects with its payment obligations to all employees of Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any statute or other law; (7) Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of Company, nor will Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by Company of any persons employed by Company or any of its Subsidiaries on or prior to the Effective Time of the Merger except as required by Code Section 4980B; and (8) Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and part 6 and 7 of Title I of ERISA, to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

          (r) Affiliate Transactions. Except as disclosed in the Company SEC Reports, there are no contracts, commitments, agreements, arrangements or other transactions between Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of Company or (iii) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

          (s) Statutory Financial Statements. Except as otherwise set forth therein, the annual statements and the quarterly statements filed by Company or any of its Subsidiaries with the Missouri Department of Insurance ("DOI") for the years ended December 31, 1999 and 2000, for the quarterly period ended June 30, 2001 and for each quarterly period ending after June 30, 2001 and prior to the Closing Date (the "DOI Filings") and the statutory balance sheets and income statements included in such DOI Filings fairly present in all material respects the statutory financial condition and results of operations of Company or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected in the notes thereto and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

          (t) Insurance. Company has provided or made available to Purchaser true, correct and complete copies of all policies of insurance to which Company is a party or is a beneficiary or named insured. Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Company (taking into account the cost and availability of such insurance).

          (u) Opinion of Company Financial Advisor. The Board of Directors of Company has received the opinion of the Company Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Purchaser and its affiliates), a copy of which opinion will promptly be made available to Purchaser after receipt by Company.

     3.3.  Representations and Warranties of Purchaser and Merger
Sub.  Purchaser and Merger Sub represent and warrant to Company as follows:

          (a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and Merger Sub is a direct wholly-owned subsidiary of Purchaser.

          (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. Purchaser, in its capacity as sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger and the other transactions contemplated hereby as required by the DGCL. This Agreement has been duly executed and delivered by Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or by-laws of Merger Sub.

          (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1. Conduct of Business of Company Pending the Merger. Company covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by Purchaser, the businesses of Company and its Subsidiaries shall be conducted only in, and Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Company and its Subsidiaries shall each use its commercially reasonable efforts to preserve substantially intact the business organization of Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of Company and its Subsidiaries and to preserve the present relationships of Company and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, neither Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1 of the Company Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

          (a) Except for the Certificate of Incorporation Amendment, amend its certificate of incorporation or by-laws or, equivalent organizational documents;

          (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (A) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Company or any of its Subsidiaries (except for the issuance of securities issuable pursuant to options outstanding as of the date hereof under any Benefit Plans), except for the issuance of options to officers and employees (which issuance shall be in the ordinary course of business in accordance with past practices) to purchase up to 160,000 shares of Company Common Stock under the Company Stock Option Plans;

          (c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

          (f) Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

          (g) Transfer, lease, mortgage, or otherwise dispose of or subject to any lien any of its assets, including capital stock of Subsidiaries, with a fair market value in excess of $5 million individually or $10 million in the aggregate (except (i) by incurring Permitted Liens; (ii) in the ordinary course of business consistent with past practice; and (iii) equipment and property no longer used in the operation of Company's business);

          (h) Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person in excess of $5 million individually or $10 million in the aggregate;

          (i) Enter into or amend any Material Contract, any other contract or agreement (with "other contract or agreement" being defined for purposes of this subsection as a contract or agreement which involves Company incurring a liability in excess of $1 million individually or $10 million in the aggregate and which is not terminable by Company without penalty upon one year or less notice (other than (x) contracts or amendments issued or entered into in the ordinary course of business with customers or providers of Company or its Subsidiaries using Company's or any of its Subsidiary's standard templates, as the same may be amended with non-material changes made for other customers or providers or for purposes of compliance with laws or accreditation requirements and (y) customer agreements that are not terminable within one year solely as a result of HIPAA or other statutory or regulatory requirements)) or agreement with an affiliate of Company;

          (j) Except to the extent required under this Agreement or pursuant to applicable law, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of Company or its Subsidiaries in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of Company or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (k) Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

          (l) Take, or permit any of its Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (m) Settle or compromise any pending or threatened suit, action or claim in excess of $500,000;

          (n) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries;

          (o) Effectuate a "plant closing" or "mass layoff", as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of Company or any of its Subsidiaries;

          (p) Fail to maintain in full force and effect the existing insurance policies covering Company or its Subsidiaries or their respective properties, assets and businesses or comparable replacement policies to the extent available for a cost not exceeding 150% of the current cost of such policy;

          (q) Authorize or make capital expenditures which are, in the aggregate, in excess of $10 million for Company and its Subsidiaries taken as a whole;

          (r) Expand its marketing efforts beyond those states in which its products are offered as of the date of this Agreement;

          (s) Make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

          (t) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(s) or any action which would result in any of the conditions set forth in
     Article VI not being satisfied or materially delay the Closing.

     4.2. Conduct of Business of Purchaser Pending the Merger. Purchaser shall not, between the date of this Agreement and the Effective Time, except as set forth in Section 4.2 of the Purchaser Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

          (a) Amend its certificate of incorporation or by-laws or equivalent organizational documents in a manner adverse to Company or its stockholders;

          (b) Take, or permit any of its Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (c) Declare, set aside, make or pay any dividend or other distribution (other than a share repurchase in accordance with Purchaser's share repurchase program), payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Purchaser; or

          (e) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) through (d) or any action which would result in any of the conditions set forth in Article VI not being satisfied or materially delay the Closing.

     4.3. Governmental Filings. Each of Purchaser and Company shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Company and Purchaser shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and each of Purchaser (to the extent any report, announcement and publication relates to this Agreement and the Merger or materially impacts the Merger) and Company shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1. Preparation of Form S-4 and the Proxy Statement; Stockholders Meeting. (a) Promptly following the date of this Agreement, Company and Purchaser shall prepare and Company shall file with the SEC the Proxy Statement, and Purchaser shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Company and Purchaser shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Purchaser shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of Purchaser Common Stock in connection with the Merger, and Company shall furnish all information concerning Company and the holders of Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Option Plans as may be reasonably required in connection with any such action. Each of Purchaser and Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Proxy Statement. Company, Purchaser and Merger Sub each agree to correct any information provided by it for use in the Form S-4 or the Proxy Statement that shall have become false or misleading.

     (b) Company, acting through its Board of Directors, shall, subject to and in accordance with its certificate of incorporation and by-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of

Company Common Stock (the "Company Stockholders Meeting") for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby and an amendment or repeal of the ownership limitations included in its certificate of incorporation so as to permit the consummation of the transactions contemplated hereby (the "Certificate of Incorporation Amendment"), and (i) except as otherwise provided herein, recommend approval and adoption of this Agreement and the transactions contemplated hereby and the Certificate of Incorporation Amendment by the stockholders of Company and include in the Proxy Statement such recommendation and (ii) use its reasonable efforts to solicit and obtain such approval. The Board of Directors of Company shall not withhold, withdraw, amend or modify in a manner adverse to Purchaser its recommendation referred to in clause (i) of the preceding sentence (or announce publicly its intention to do so), except that such Board of Directors shall be permitted to withhold, withdraw, amend or modify its recommendation (or publicly announce its intention to do so) if such Board of Directors determines in good faith, after consultation with its outside legal counsel, that its failure to withhold, withdraw, amend or modify its recommendation is, or is reasonably likely to be, inconsistent with its fiduciary duties in accordance with Delaware law. The parties hereto understand and agree that, notwithstanding the foregoing, a communication by the Board of Directors of Company to Company's stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any similar type of communication to Company's stockholders in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute a breach of Company's obligations under this Section 5.1(b).

     (c) Company will cause its transfer agent to make stock transfer records relating to Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

     5.2. Accountant's Letters. (a) Purchaser shall use reasonable best efforts to cause to be delivered to Company a letter from Purchaser's independent public accountants, dated the date on which the Form S-4 shall become effective, addressed to Purchaser, in form and substance reasonably satisfactory to Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (a) Company shall use reasonable best efforts to cause to be delivered to Purchaser a letter from Company's independent public accountants, dated the date on which the Form S-4 shall become effective, addressed to Company and Purchaser, in form and substance reasonably satisfactory to Purchaser and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     5.3. Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers and employees as the other party may reasonably request and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated August 30, 2001 between Company and Purchaser (the "Confidentiality Agreement"). Any investigation by Purchaser or Company shall not affect the representations and warranties of Company or Purchaser, as the case may be.

     5.4. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each party will use its reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated hereby.

     (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Each of Purchaser and Company shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry.

     (c) In furtherance and not in limitation of the foregoing, the parties agree that Purchaser shall make such filings as are required in connection with this Agreement and the transactions contemplated hereby on its behalf, including the "Form A" regulatory filings to be made with the DOI and shall coordinate the conduct of the hearing or hearings before the DOI in connection with such filings. Company and Purchaser will reasonably cooperate with regard to the content of the filings referred to in the first sentence of this Section 5.4(c). Company and Purchaser, as the case may be, shall submit all such filings and hearing testimony, witness lists and other similar materials relating to hearing to the other for its review prior to filing.

     5.5. No Solicitation of Transactions. Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (A) initiate or solicit or knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to an Alternative Transaction (as defined in Section 8.11), (B) have any discussion with or provide any confidential information or data to any Person relating to an Alternative Transaction or engage in any negotiations concerning an Alternative Transaction. Notwithstanding the foregoing, Company or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to a proposal or offer for an Alternative Transaction; (B) make any disclosure required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange; or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written proposal or offer for an Alternative Transaction by any such Person, if and only to the extent that, in the case of the actions referred to in clause (C), (i) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that the failure to provide such information or engage in such negotiations or discussions is or is reasonably likely to be inconsistent with the directors' fiduciary duties in accordance with Delaware law, (ii) prior to providing any information or data to any Person in connection with a proposal or offer for an Alternative Transaction by any such Person, the Board of Directors of Company receives from such Person an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement (which shall not preclude discussions or negotiations relating to the proposal or offer from such Person) and (iii) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of Company notifies Purchaser promptly of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating the name of such Person and providing to Purchaser a copy of such written proposal or offer for an Alternative Transaction. Company agrees that it will keep Purchaser informed, on a prompt basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations and that it will deliver to Purchaser copies of (or, if oral, summaries of) any changes to any proposals or offers. Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Transaction or similar transaction or arrangement and will not waive any rights under any standstill or confidentiality agreements entered into with such parties. Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this
Section 5.5 of the obligations undertaken in this Section 5.5.

     5.6.  Employee Benefits Matters.

     (a) Continuation and Comparability of Benefits. From the Effective Time until December 31, 2002, the Surviving Corporation shall provide compensation and employee benefits to the employees of Company and its Subsidiaries (other than those employees whose terms and conditions of employment are subject to a collective bargaining agreement) employed as of the Effective Time that are in the aggregate no less favorable than the lesser of (i) those provided to the employees of Company and its Subsidiaries as of the date of this Agreement and
(ii) those provided to Purchaser's similarly situated employees. On or prior to January 1, 2003, the Purchaser shall have caused the compensation and employee benefits to the employees of Purchaser (other than employees of the Surviving Corporation and its Subsidiaries), on the one hand, and the employees of the Surviving Corporation and its Subsidiaries, on the other hand, to be in the aggregate comparable for similarly situated employees.

     (b) Pre-Existing Limitations; Service Credit. With respect to any Benefit Plans in which any Company Employees first become eligible to participate, on or after the Effective Time, and which are plans that the Company Employees did not participate in prior to the Effective Time (the "New Company Plans"), Purchaser shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any health and welfare New Company Plans in which such employees may be eligible to participate after the Effective Time, and deductibles, coinsurance or maximum out-of-pocket payments made by Company employees during the calendar year in which the Effective Time occurs shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans; provided that such Company Employee and covered family members were enrolled in comparable coverage under the Benefit Plans of Company on the Effective Time and continuously thereafter until the effective time of coverage in the New Company Plans, and (B) recognize service of the Company Employees with Company accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit in any New Company Plan in which such employees may be eligible to participate after the Effective Time, to the extent service is taken into account under the applicable New Company Plan; provided, however, in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service. Service with Company will also be recognized under any New Company Plan that is a defined benefit pension plan with a benefit formula based upon final average compensation, with an offset for any benefit payable for the same period of service with Company under any defined benefit plan of Company. Purchaser shall credit each of the Company employees with accrued sick leave and vacation as of the Effective Time. Purchaser shall, or shall cause the Surviving Corporation to, either (i) maintain Company's Code Section 125 plans (the "Company 125 Plans") for the remainder of the calendar year in which the Effective Time occurs or (ii) terminate the Company 125 Plans after the Effective Time and adopt new Code Section 125 plans (the "New 125 Plans") for Company employees who were participating in the Company 125 Plans and transfer the account balances of such employees under the Company 125 Plans to the New 125 Plans as soon as practicable after such New 125 Plans are established.

     (c) Retention Plan. As soon as reasonably practicable after the date hereof, Purchaser and Company shall use commercially reasonable efforts to develop a targeted retention plan for key non-executive employees of Company and its Subsidiaries with such terms and conditions (including the payment dates and payment amounts) as are mutually acceptable to Purchaser and Company.

     5.7. Directors' and Officers' Indemnification and Insurance. (a) The Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Company and its

Subsidiaries (the "Indemnified Personnel") to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any current or former directors, officers and employees of Company and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), and (ii) purchase as of the Effective Time a tail policy to the current policy of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in excess of 900% of the annual premium currently paid by Company for its current policy of directors' and officers' liability insurance and fiduciary liability insurance; and, provided, further, that if the premium of such insurance coverage exceeds such amount, the Surviving Corporation after consultation with Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and exculpation from liability at least as favorable to the Indemnified Personnel as those set forth in the current certificate of incorporation and by-laws of the Company, and for a period of six years from the Effective Time, those provisions shall not be repealed or amended or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Personnel, except to the extent, if any, that such modification is required by applicable law.

     (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Personnel, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

     (d) The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Personnel and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Personnel is entitled, whether pursuant to law, contract or otherwise.

     (e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

     5.8. Notification of Certain Matters. Company shall use reasonable commercial efforts to give prompt notice to Purchaser, and Purchaser shall use reasonable commercial efforts to give prompt notice to Company, to the extent that either acquires Knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Company, Purchaser or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.9. Public Announcements. Purchaser and Company shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements with respect to this Agreement or the transactions contemplated hereby shall be consistent with such joint communications plan, and
(ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1, neither Purchaser nor Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     5.10. Listing of Shares of Purchaser Common Stock. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     5.11. Affiliates. Promptly after execution and delivery of this Agreement, Company shall deliver to Purchaser a letter identifying all persons who, in the opinion of Company, may be deemed as of the date hereof "affiliates" of Company for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof. Company shall use reasonable efforts to cause each person identified on such list to deliver to Purchaser not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.11 hereto (an "Affiliate Agreement").

     5.12. Transition Team. Promptly following execution of this Agreement, the parties shall establish a transition planning team (the "Transition Team") comprised of an equal number of representatives of Company and Purchaser. The Transition Team shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Company with those of Purchaser. The Transition Team shall be responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses which, among other things, shall include an information systems action plan intended to facilitate the most effective combination of the information systems resources of Company and Purchaser. The Transition Team, or designated representatives thereof, shall meet monthly to review the financial performance of Company and its affiliates and at such meetings Company shall advise the Transition Team of the status of achieving Company's then current Operating Plan (as has been presented to Purchaser), including all of the material components thereof, such as sales, enrollment, revenues, investment income, quarterly claim trends, medical loss ratio, administrative expenses, net income, reserves and statutory capital (as indicated on the quarterly balance sheet). The Transition Team shall be informed at each quarterly meeting of the applicable trends and retention experience arising from Company's business planning and underwriting process.

     5.13. Management Responsibilities. At the Effective Time, the Chairman and Chief Executive Officer of Company shall be named the President of the Central Business Region with overall responsibility for HealthLink, Blue Cross and Blue Shield of Missouri, and all of the business operations of the Surviving Corporation in the Central Business Region. Other senior executives of Company and its Subsidiaries will be assigned significant responsibilities with respect to the business of the Surviving Corporation, including the current President of HealthLink who shall be responsible for HealthLink and the current President and Chief Operating Officer of Company who shall be responsible for Blue Cross and Blue Shield of Missouri.

     5.14. Tax-Free Reorganization Treatment. The parties hereto shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Unless required by law, each of Purchaser, Merger Sub, and Company shall not file any Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code. Prior to the Effective Time, the parties shall use their commercially reasonable efforts to obtain the opinion of its tax counsel in such form and upon such matters as described in Section 6.2(c) and Section 6.3(c).

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Company, Purchaser and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) No Injunctions or Restraints, Illegality. (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other governmental body of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) NYSE Listing. The shares of Purchaser Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (d) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) Stockholder Approval. The Merger and the Certificate of Incorporation Amendment shall have been approved by the Required Company Vote at the Company Stockholders Meeting.

          (f) Required Governmental Consents. Any material governmental consents or approvals required to consummate the transactions contemplated hereby shall have been obtained, and shall be in full force and effect.

          (g) BCBSA. Any required approval of the BCBSA shall have been obtained, and the license of Company to use the Blue Cross and Blue Shield name in Company's licensed service area shall remain in full force and effect.

     6.2.  Additional Conditions to Obligations of Purchaser and Merger
Sub. The obligations of Purchaser and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Purchaser, on or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Company set forth in this Agreement (read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date) other than such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect on Company. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of Company to such effect.

          (b) Performance of Obligations of Company. Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of Company to such effect.

          (c) Tax Opinion. Purchaser shall have received from Simpson Thacher & Bartlett, counsel to Purchaser, on the Closing Date, a written opinion dated as of such date, based on customary representations of Company and Purchaser that counsel to Purchaser deems relevant, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Company, Purchaser and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          (d) Required Governmental Consents. Any material governmental consents or approvals required to consummate the transactions contemplated hereby shall have been obtained, and shall be in full force and effect, without any conditions that are material and adverse to Company or Purchaser or any of their Subsidiaries and that differ materially in character, degree or scope from conditions commonly imposed by such consents or approvals.

          (e) Required Third Party Consents. Any material third party consents or approvals required to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

          (f) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company.

          (g) Appraisal Rights Exercise. The aggregate number of shares of Company Common Stock owned by Persons who have made a demand for appraisal rights under Section 262 of the DGCL shall constitute less than 30% of the outstanding shares of Company Common Stock outstanding as of the date of the Company Stockholders Meeting called for the purpose of voting on the Merger.

     6.3. Additional Conditions to Obligations of Company. The obligations of Company to effect the Merger are subject to the satisfaction of, or waiver by Company, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement (read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date) other than such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser. Company shall have received a certificate of the chief executive officer and the chief financial officer of Purchaser to such effect.

          (b) Performance of Obligations of Purchaser and Merger Sub. Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date. Company shall have received a certificate of the chief executive officer and the chief financial officer of Purchaser to such effect.

          (c) Tax Opinion. Company shall have received from Lewis, Rice & Fingersh, L.C., counsel to Company, on the Closing Date, a written opinion dated as of such date, based on customary representations of Company and Purchaser that counsel to Company deems relevant, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (ii) Company, Purchaser and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          (d) Price of Purchaser Common Stock. The Average Purchaser Price (as defined in Section 8.11) shall be at least $91.05; provided that this condition shall expire at the end of the tenth Business Days after the Determination Date.

          (e) Representation on Purchaser Board. One of Company's current directors (who is not currently an employee of Company) shall have been appointed to the board of directors of Purchaser to serve until at least the 2004 Annual Meeting of Stockholders of Purchaser.

          (f) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the stockholders of Company:

          (a) By mutual written consent of Purchaser and Company;

          (b) By either Purchaser or Company if the Merger shall not have been consummated on or before June 30, 2002 (other than due principally to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

          (c) By Purchaser or Company if any required approval of the stockholders of Company for this Agreement, the Merger or the Certificate of Incorporation Amendment shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

          (d) By Purchaser or Company if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(d) shall have used its reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary to prevent the entry of such order, decree, ruling or other action.

          (e) By Company if (i) prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Purchaser or Merger Sub contained in this Agreement, which breach would (1) give rise to the failure of a condition set forth in Section 6.3 and (2) is incapable of being cured by Purchaser or is not cured within 30 days of notice of such breach, or (ii) any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment;

          (f) By Purchaser if (i) prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement, which breach would (1) give rise to the failure of a condition set forth in Section 6.2 and (2) is incapable of being cured by Company or is not cured within 30 days of notice of such breach or (ii) any of the conditions set forth in
     Section 6.1 shall have become incapable of fulfillment;

          (g) By Purchaser or Company if, prior to the receipt of the approval of Company's stockholders of the Merger, (i) the Board of Directors of Company authorizes Company to execute a binding written agreement with respect to a transaction that constitutes a Superior Proposal, (ii) Company notifies Purchaser in writing that it intends to enter into such an agreement and provides Purchaser with the proposed definitive documentation for such Superior Proposal and (iii) Purchaser does not, within five days after the receipt of such written notice and documentation, provide a written offer that is at least as favorable as the Superior Proposal to the stockholders of Company; or

          (h) By Company on or prior to the tenth Business Day after the Determination Date if the Average Purchaser Price is less than $91.05.

     7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, the obligations of the parties under this Agreement shall terminate, except for the obligations in the confidentiality provisions of Section 5.3 and Sections 7.3 and 8.1, and there shall be no liability on the part of any party hereto; provided, however, that termination of this Agreement pursuant to Section 7.1(e) or 7.1(f) shall not relieve a defaulting or breaching party from liability to the other party hereto (unless the fee set forth in Section 7.3 is paid in connection with such termination).

     7.3. Fees and Expenses. (a) If (A) Purchaser or Company terminates this Agreement pursuant to Section 7.1(c) and an Alternative Transaction or the intention to propose an Alternative Transaction shall have been publicly announced and not withdrawn prior to the Company Stockholders Meeting and within 12 months thereafter Company enters into an agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated, (B) Purchaser terminates this Agreement pursuant to Section 7.1(f) as a result of a breach of a representation or covenant by Company and the Board of Directors of Company was aware of the existence of an Alternative Transaction or the intention to propose an Alternative Transaction and such Alternative Transaction had not been withdrawn prior to such breach and within 12 months thereafter Company enters into an agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated or (C) Purchaser or Company terminates this Agreement pursuant to Section 7.1(g), then Company shall pay to Purchaser, within one Business Day following the date Company enters into an agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated (in the cases of clauses (A) and (B) above) or within one Business Day following the date of such termination (in the case of clause (C) above), a fee, in cash, of $40.24 million, which the parties agree shall be the appropriate measure of liquidated damages and shall represent complete reimbursement of expenses incurred by Purchaser and Merger Sub up to the date of termination, and which amount shall be the total damages and sole remedy of Purchaser and Merger Sub upon the termination of this Agreement for any of the reasons described in this Section 7.3(a).

          (b) Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby, except that each Purchaser and Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Form S-4 and the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

     7.4. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1. Non-Survival of Representations, Warranties and Agreements. Subject to the proviso in Section 7.2, none of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time. Notwithstanding the foregoing, this Article VIII shall survive the Effective Time and the confidentiality provisions of Section 5.3 and
Section 7.3 shall survive the termination of this Agreement.

     8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a) if to Purchaser or Merger Sub, to

            WellPoint Health Networks Inc.
            1 WellPoint Way
            Thousand Oaks, California 91362
            Fax: (805) 557-6820
            Attention: General Counsel

            with a copy to

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, New York 10017
            Fax: (212) 455-2502
            Attention: Gary I. Horowitz

        (b) if to Company, to

            RightCHOICE Managed Care, Inc.
            1831 Chestnut Street
            St. Louis, Missouri 63103
            Fax: (314) 923-8958
            Attention: General Counsel

            with a copy to

            Lewis, Rice & Fingersh, L.C.
            500 North Broadway, Suite 2000
            St. Louis, Missouri 63102
            Fax: (314) 444-7788
            Attention: John J. Riffle

     8.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5. Entire Agreement; No Third Party Beneficiaries. (a) This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Sections 1.11 and 5.7 may be enforced against Purchaser or the Surviving Corporation, as the case may be, by the Persons identified or described therein.

     8.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

     8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Purchaser without the consent of Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9. Submission to Jurisdiction; Waivers. Each of Purchaser and Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the State of Missouri and each of Purchaser and Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Purchaser and Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.11.  Definitions.  As used in this Agreement.

          (a) "Alternative Transaction" means any of the following events: (i) the acquisition of Company by merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution or otherwise by any person other than Purchaser, Merger Sub or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 20% or more of the assets of Company and its Subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 20% or more of the outstanding shares of Company Common Stock; (iv) the adoption by Company of a plan of liquidation; or (v) the repurchase by Company or any of its Subsidiaries of 20% or more of the outstanding shares of Company Common Stock (other than, for the purposes of Section 7.3, repurchases of shares of Company Common Stock from the Foundation).

          (b) "Average Purchaser Price" means the average (rounded to the nearest thousandth) of the closing trading prices of Purchaser Common Stock on the NYSE, as reported in the Wall Street Journal, Eastern Edition (or such other source as the parties shall agree in writing), for the 20 full trading days ending on, and including, the Determination Date.

          (c) "BCBSA" means the Blue Cross Blue Shield Association.

          (d) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

          (e) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (f) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (g) "Controlled Group" means any trade or business (whether or not incorporated) under common control with Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

          (h) "Determination Date" means the Business Day immediately following the day on which all conditions set forth in Article VI (other than the condition set forth in Section 6.3(d)) have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing Date); provided that if after such Business Day (or after the establishment of a later Determination Date pursuant to this proviso) an event occurs which causes any condition set forth in Article VI (other than the condition set forth in Section 6.3(d)) to no longer be satisfied, then "Determination Date" means the Business Day immediately following the day on which all conditions set forth in Article VI (other than the conditions set forth in Section 6.3(d)) have again been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing Date), and, in such event, such later Determination Date shall be used to calculate the Average Purchaser Price and for purposes of Section 6.3(d) and Section 7.1(h).

          (i) "good standing" means, when used with respect to the status of any corporation domiciled or doing business in a particular state, that such corporation has filed its most recent required annual report and (i) if a domestic corporation, has not filed articles of dissolution, and (ii) if a foreign corporation, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

          (j) "Known" or "Knowledge" means, (i) with respect to Company, the actual knowledge of John A. O'Rourke, Sandra Van Trease, Angela F. Braly, Stuart Campbell and David Ott and (ii) with respect to Purchaser, the actual knowledge of Leonard D. Schaeffer, David C. Colby or Thomas C. Geiser.

          (k) "Liens" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any capital lease having substantially the same economic effect as any of the foregoing).

          (l) "Material Adverse Effect" means, with respect to Purchaser or Company, any effect that is material and adverse to the business, assets or financial condition of Purchaser and its Subsidiaries, taken as a whole, or Company and its Subsidiaries, taken as a whole, respectively.

          (m) "the other party" means, with respect to Company, Purchaser and means, with respect to Purchaser, Company.

          (n) "Permitted Liens" means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto.

          (o) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (p) "SEC" means the Securities and Exchange Commission.

          (q) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
     (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (r) "Superior Proposal" means a bona fide written proposal made by a Person other than Purchaser, Merger Sub or an affiliate thereof which is
     (A) for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase or acquisition of, (i) more than fifty percent (50%) of the voting power of Company's capital stock or (ii) all or substantially all of the consolidated assets of Company and its Subsidiaries, and (B) otherwise on terms which Company's Board of Directors determines in good faith after consultation with its advisors would result in a transaction that, if consummated, is more favorable to Company's stockholders, from a financial point of view (which determination of the Board of Directors shall take into account, among other things, the legal, financial, regulatory and other aspects of the proposal, including conditions to consummation and the likelihood of timely consummation), than the transactions contemplated hereby.

                             ---------------------

                           [INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Purchaser, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          WELLPOINT HEALTH NETWORKS INC.

                                          By:    /s/ THOMAS C. GEISER
                                          --------------------------------------

                                              Name: Thomas C. Geiser
                                                --------------------------------

                                              Title:   Secretary
                                                --------------------------------

                                          RWP ACQUISITION CORP.

                                          By:    /s/ THOMAS C. GEISER
                                          --------------------------------------

                                              Name: Thomas C. Geiser
                                                --------------------------------

                                              Title:   Secretary
                                                --------------------------------

                                          RIGHTCHOICE MANAGED CARE, INC.

                                          By:       /s/ JOHN O'ROURKE
                                            ------------------------------------

                                              Name: John O'Rourke
                                                --------------------------------

                                              Title:   Chairman and Chief
                                                       Executive Officer
                                                --------------------------------

                                                                      APPENDIX B

        FORM OF CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                         RIGHTCHOICE MANAGED CARE, INC.

It is hereby certified that:

     1. The name of the corporation (hereinafter called the "corporation") is RightCHOICE Managed Care, Inc.

     2. The certificate of incorporation of the corporation is hereby amended by adding a new Section 16 to Article VII thereof to read in its entirety as follows:

        "SECTION 16. Anything herein to the contrary notwithstanding, this
        Article VII shall not be applicable with respect to any shares of Capital Stock owned or hereafter acquired by WellPoint Health Networks Inc., a Delaware corporation, or RWP Acquisition Corp., a Delaware corporation."

     3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on                , 2002.

                                          --------------------------------------
                                          John A. O'Rourke, Chairman and Chief
                                          Executive Officer

                                                                      APPENDIX C

                        [LETTERHEAD OF UBS WARBURG LLC]

                                                                October 17, 2001

The Board of Directors
RightCHOICE Managed Care, Inc.
1831 Chestnut Street
St. Louis, Missouri 63103

Dear Members of the Board:

     We understand that RightCHOICE Managed Care, Inc. ("RightCHOICE") proposes to enter into an Agreement and Plan of Merger, dated as of October 17, 2001 (the "Agreement"), by and among WellPoint Health Networks Inc. ("WellPoint"), RWP Acquisition Corp., a wholly owned subsidiary of WellPoint ("Merger Sub"), and RightCHOICE pursuant to which (i) RightCHOICE will be merged with and into Merger Sub (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of RightCHOICE ("RightCHOICE Common Stock") will be converted into the right to receive, at the election of the holder thereof and subject to certain proration procedures (as to which we express no opinion) specified in the Agreement, either (A) $66.00 in cash (the "Cash Consideration") or (B) 0.6161 of a share (such number of shares, the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration") of the common stock, par value $0.01 per share, of WellPoint ("WellPoint Common Stock"). The Agreement provides that the maximum number of shares of RightCHOICE Common Stock to be converted into the right to receive the Cash Consideration will be equal to (i) 30% of the number of outstanding shares of RightCHOICE Common Stock immediately prior to the effective date of the Merger less (ii) the number of shares of RightCHOICE Common Stock outstanding immediately prior to the effective date of the Merger owned by stockholders that have properly perfected rights of appraisal, if any. The terms and conditions of the Merger are more fully set forth in the Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of RightCHOICE Common Stock (other than WellPoint and its affiliates).

     UBS Warburg LLC ("UBS Warburg") has acted as financial advisor to RightCHOICE in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Merger. UBS Warburg also will receive a fee upon delivery of this opinion. UBS Warburg and its affiliates in the past have provided services to RightCHOICE and WellPoint unrelated to the proposed Merger, for which services UBS Warburg and its affiliates have received customary compensation. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade securities of RightCHOICE and WellPoint for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address RightCHOICE's underlying business decision to effect the Merger or constitute a recommendation to any stockholder of RightCHOICE as to the form of Merger Consideration to be elected by such stockholder or how such stockholder should vote with respect to any matter relating to the Merger. We have not been asked to, nor do we, offer any opinion as to the terms of the Agreement and the obligations thereunder, or the form of the Merger. We express no opinion as to what the value of WellPoint Common Stock will be when issued pursuant to the Merger or the prices at which WellPoint Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that each of RightCHOICE, WellPoint and Merger Sub will comply with all material covenants and agreements set forth in, and other material terms of, the Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement.

The Board of Directors
RightCHOICE Managed Care, Inc.
October 17, 2001
Page 2

     In arriving at our opinion set forth below, we have, among other things:
(i) reviewed current and historical market prices and trading volumes of RightCHOICE Common Stock and WellPoint Common Stock; (ii) reviewed certain publicly available business and financial information relating to RightCHOICE and WellPoint, including publicly available financial forecasts relating to WellPoint that were reviewed and discussed with us by the management of WellPoint; (iii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of RightCHOICE and WellPoint, including estimates and financial forecasts prepared by the managements of RightCHOICE and WellPoint, that were provided to or discussed with us by the managements of RightCHOICE and WellPoint and are not publicly available; (iv) conducted discussions with members of the senior managements of RightCHOICE and WellPoint; (v) reviewed publicly available financial and stock market data with respect to certain companies in lines of businesses we believe to be generally comparable to those of RightCHOICE and WellPoint; (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant; (vii) considered the pro forma effects of the Merger on the financial statements of WellPoint; (viii) reviewed the Agreement; and (ix) considered such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of RightCHOICE or WellPoint, nor have we been furnished with any such evaluation or appraisal. With respect to the internal financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of RightCHOICE and WellPoint as to the matters covered thereby. With respect to the publicly available financial forecasts and estimates referred to above, we have assumed, with your consent, without independent verification or investigation, that such forecasts represent reasonable estimates and judgments as to the future financial performance of WellPoint. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of RightCHOICE. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of this letter.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of RightCHOICE Common Stock (other than WellPoint and its affiliates).

                                          Very truly yours,

                                          /s/ UBS WARBURG LLC
                                          UBS WARBURG LLC

                                                                      APPENDIX D

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262.  Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stocks, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98 eff. 7-1-98.).

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     WellPoint is a Delaware corporation. Section 145 of the General Corporation Law of the state of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     WellPoint's certificate of incorporation provides that the liability of WellPoint's directors to WellPoint or WellPoint's stockholders for monetary damages for breach of fiduciary duty will be eliminated to the fullest extent permissible under Delaware law except for (i) breaches of the duty of loyalty;
(ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which a director received an improper personal benefit.

     The effect of these provisions is to eliminate the rights of WellPoint and its stockholders (through stockholders' derivative suits on behalf of WellPoint) to recover monetary damages against a director for breach of fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. These provisions do not limit or eliminate the rights of WellPoint or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities law.

     WellPoint's bylaws provide that WellPoint will indemnify each present and former director and officer of WellPoint or a predecessor company and each of their respective subsidiaries, as such companies exist or have existed, and such agents of WellPoint as the Board of Directors shall determine, to the fullest extent provided by Delaware law.

     In addition, WellPoint has entered into indemnification agreements with its directors and certain officers that provide for the maximum indemnification permitted by law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

     (b) All of the financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the applicable instructions or are not applicable and therefore have been omitted.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form. The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding sentence, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Thousand Oaks, State of California, on November 14, 2001.

                                          WELLPOINT HEALTH NETWORKS INC.

                                          By:   /s/ LEONARD D. SCHAEFFER
                                            ------------------------------------
                                                    Leonard D. Schaeffer
                                             Chairman of the Board of Directors
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Leonard D. Schaeffer and Thomas C. Geiser, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----
             /s/ LEONARD D. SCHAEFFER                       Chairman of the          November 14, 2001
---------------------------------------------------       Board of Directors
               Leonard D. Schaeffer                   and Chief Executive Officer
                                                     (Principal Executive Officer)

                /s/ DAVID C. COLBY                   Executive Vice President and    November 14, 2001
---------------------------------------------------     Chief Financial Officer
                  David C. Colby                     (Principal Financial Officer)

               /s/ KENNETH C. ZUREK                     Senior Vice President,       November 14, 2001
---------------------------------------------------     Controller and Taxation
                 Kenneth C. Zurek                        (Principal Accounting
                                                               Officer)

               /s/ W. TOLIVER BESSON                           Director              November 14, 2001
---------------------------------------------------
                 W. Toliver Besson

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----

                 /s/ ROGER E. BIRK                             Director              November 14, 2001
---------------------------------------------------
                   Roger E. Birk

                /s/ SHEILA A. BURKE                            Director              November 14, 2001
---------------------------------------------------
                  Sheila A. Burke

             /s/ STEPHEN L. DAVENPORT                          Director              November 14, 2001
---------------------------------------------------
               Stephen L. Davenport

                 /s/ JULIE A. HILL                             Director              November 14, 2001
---------------------------------------------------
                   Julie A. Hill

                /s/ WARREN Y. JOBE                             Director              November 14, 2001
---------------------------------------------------
                  Warren Y. Jobe

             /s/ ELIZABETH A. SANDERS                          Director              November 14, 2001
---------------------------------------------------
               Elizabeth A. Sanders

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
  2.1      --   Agreement and Plan of Merger, dated as of October 17, 2001, among WellPoint Health Networks Inc., RWP Acquisition Corp.
                and RightCHOICE Managed Care, Inc. (included as Appendix A to the Proxy Statement/Prospectus which forms a part of this
                Registration Statement.
  3.1      --   Form of Amendment to RightCHOICE certificate of
                incorporation (included as Appendix B to the Proxy
                Statement/Prospectus which forms a part of this Registration
                Statement)
    5      --   Opinion of Simpson Thacher & Bartlett regarding the validity of the shares of WellPoint common stock registered hereunder
  8.1      --   Tax Opinion of Simpson Thacher & Bartlett
  8.2      --   Tax Opinion of Lewis, Rice & Fingersh, L.C.
 23.1      --   Consent of PricewaterhouseCoopers LLP
 23.2      --   Consent of PricewaterhouseCoopers LLP
 23.3      --   Consent of UBS Warburg LLC
 23.4      --   Consent of Simpson Thacher & Bartlett (contained in Exhibit
                8.1)
 23.5      --   Consent of Lewis, Rice & Fingersh, L.C. (contained in
                Exhibit 8.2)
 24.1      --   Power of Attorney (contained on the signature page of this
                Registration Statement)
 99.1      --   Form of Proxy Card of RightCHOICE Managed Care, Inc.

---------------